      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1997

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               MEDPARTNERS, INC.
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

             DELAWARE                             8099                            63-1151076
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

                             ---------------------
        3000 GALLERIA TOWER, SUITE 1000, BIRMINGHAM, ALABAMA 35244-2331
                                 (205) 733-8996
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                         J. BROOKE JOHNSTON, JR., ESQ.
                           SENIOR VICE PRESIDENT AND
                                GENERAL COUNSEL
                               MEDPARTNERS, INC.
                        3000 GALLERIA TOWER, SUITE 1000
                         BIRMINGHAM, ALABAMA 35244-2331
                                 (205) 733-8996
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                   COPIES TO:

               FREDERICK W. KANNER, ESQ.                                 ROBERT E. LEE GARNER, ESQ.
                    DEWEY BALLANTINE                                   F. HAMPTON MCFADDEN, JR., ESQ.
              1301 AVENUE OF THE AMERICAS                            HASKELL SLAUGHTER & YOUNG, L.L.C.
             NEW YORK, NEW YORK 10019-6092                               1200 AMSOUTH/HARBERT PLAZA
                     (212) 259-7300                                       1901 SIXTH AVENUE NORTH
                                                                         BIRMINGHAM, ALABAMA 35203
                                                                               (205) 251-1000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
                                ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                           PROPOSED            PROPOSED
                                                         AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
             TITLE OF EACH CLASS OF                      TO BE          OFFERING PRICE         AGGREGATE         REGISTRATION
           SECURITIES TO BE REGISTERED                 REGISTERED         PER UNIT(1)      OFFERING PRICE(1)          FEE
------------------------------------------------------------------------------------------------------------------------------
Stock Purchase Units(2)..........................
------------------------------------------------------------------------------------------------------------------------------
Stock Purchase Contracts(3)......................
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share
  (including the Common Stock Purchase
  Rights)(4).....................................
------------------------------------------------------------------------------------------------------------------------------
Total............................................                            100%           $402,500,000(5)        $121,970
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) There are being registered hereunder Stock Purchase Units having an aggregate initial offering price of $402,500,000 (including Stock Purchase Units subject to the underwriters' over-allotment option), representing ownership of Stock Purchase Contracts and U.S. Treasury Securities.
(3) There are being registered hereunder that number of Stock Purchase Contracts, representing rights to purchase Common Stock, forming a part of the Stock Purchase Units.
(4) There are being registered hereunder such number of shares of Common Stock as may be sold by the Registrant pursuant to the Stock Purchase Contracts.
(5) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $402,500,000.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 9, 1997

PROSPECTUS
                             15,000,000 SECURITIES

                                      LOGO

                                   % TAPS(SM)

                 (THRESHOLD APPRECIATION PRICE SECURITIES(SM))
                               ------------------

     The securities offered hereby are 15,000,000      % TAPS(SM) (Threshold
Appreciation Price Securities(SM)) (the "Securities") of MedPartners, Inc.
("MedPartners" or the "Company"). Each Security has a Stated Amount of $     .
Payments of      % of the Stated Amount per annum will be made on each Security on January 31 and July 31 of each year, commencing January 31, 1998 until the Final Settlement Date of July 31, 2000. These payments will consist of interest
on Treasury Notes payable by the United States Government at the rate of      %
per annum and unsecured, subordinated yield enhancement payments ("Yield
Enhancement Payments") payable by the Company at the rate of      % per annum.
On the Final Settlement Date, the Stated Amount will automatically be applied to
the purchase of between           of a share and one share of Common Stock of
the Company (depending on the Applicable Market Value of the Common Stock on the Final Settlement Date, as described herein), subject to adjustment under certain circumstances. The last reported per share sale price of the Common Stock on the
New York Stock Exchange ("NYSE") on             , 1997 was equal to the Stated
Amount. See "Price Range of Common Stock".

                                                        (continued on next page)
                               ------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===============================================================================================================================
                                                           UNDERWRITING
                                    PRICE TO                DISCOUNTS            PURCHASE PRICE OF      PROCEEDS (DEFICIT) TO
                                     PUBLIC             AND COMMISSIONS(1)         TREASURY NOTES             COMPANY(2)
-------------------------------------------------------------------------------------------------------------------------------
Per Security                           $                        $                        $                        $
------------------------------------------------------------------------------------------------------------------------------
Total(3)                               $                        $                        $                        $
==============================================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) Before deducting expenses payable by the Company estimated at $          .
    Does not include proceeds per Security and total proceeds of $          and
    $          , respectively ($          and $          , respectively, if the
    Underwriters' over-allotment option is exercised in full), receivable by the Company upon settlement of Purchase Contracts.
(3) The Company has granted to the Underwriters a 30-day option to purchase up
    to an additional        Securities to cover over-allotments, if any. If such
    option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds (Deficit) to the Company will be
    $          , $          and $          , respectively. See "Underwriting".
                               ------------------

     The Securities are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that delivery of the Securities offered hereby will be made at the offices of Smith Barney Inc., 333 West 34th Street, New York, New
York 10001 on or about           , 1997.
                               ------------------
SMITH BARNEY INC.                                     CREDIT SUISSE FIRST BOSTON
                    MERRILL LYNCH & CO.
                               MONTGOMERY SECURITIES
                                         MORGAN STANLEY DEAN WITTER
                                                        PIPER JAFFRAY INC.

               , 1997

(SM)Service Mark of Smith Barney Inc.

(continued from previous page)

     Each Security will consist of (a) a stock purchase contract ("Purchase Contract") under which (i) the holder will purchase from the Company on the Final Settlement Date, for an amount in cash equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate described herein and (ii) the Company will pay the holder the Yield Enhancement Payments
described herein, and (b)      % United States Treasury Notes having a principal
amount equal to the Stated Amount and maturing on the Final Settlement Date. The Treasury Notes will be pledged to the Collateral Agent to secure the holder's obligation to purchase Common Stock under the Purchase Contract. Unless a holder of Securities settles the underlying Purchase Contracts either through the early delivery of cash to the Purchase Contract Agent in the manner described herein or otherwise, or upon certain termination events, as described herein, principal of the Treasury Notes underlying such Securities, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase Common Stock under the Purchase Contracts. For so long as a Purchase Contract remains in effect, such Purchase Contract and the Treasury Notes securing it will not be separable and may be transferred only as an integrated Security. See "Description of the Securities".

     Prior to the offering made hereby, there has been no public market for the Securities. Application will be made to have the Securities approved for listing
on the NYSE under the symbol "                ", subject to official notice of
issuance. On July 7, 1997, the last reported sale price of the Common Stock on the NYSE was $23.31 per share.

     The Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Securities in certificated form will not be issued in exchange for global certificates. See "Description of the Purchase
Contracts -- Book-Entry System".

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus and in the documents incorporated herein by reference. Except as otherwise noted, all information in this Prospectus assumes that the over-allotment option granted to the Underwriters will not be exercised. Unless the context otherwise requires, references in this Prospectus to "MedPartners" or the "Company" include the Company and its subsidiaries and affiliates. Unless otherwise indicated, the information contained in this Prospectus gives retroactive effect to the acquisition of InPhyNet Medical Management Inc. ("InPhyNet") which was completed on June 26, 1997. See "Business -- Acquisition Program".

                                  THE COMPANY

     MedPartners is the largest physician practice management ("PPM") company in the United States, based on revenues. The Company develops, consolidates and manages comprehensive integrated healthcare delivery systems, consisting of primary care and specialty physicians, as well as the nation's largest group of physicians engaged in the delivery of emergency medicine and other hospital-based services. MedPartners provides services to prepaid managed care enrollees and fee-for-service patients in 34 states through its network of over 12,400 affiliated physicians. As an integral part of its PPM business, MedPartners operates one of the nation's largest independent pharmacy benefit management ("PBM") programs and provides disease management services and therapies for patients with certain chronic conditions. See "Business -- General".

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and advanced management information systems. In addition, the Company contracts with health maintenance organizations and other third-party payors that compensate the Company and its affiliated physicians on a prepaid basis (collectively, "HMOs"), as well as hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow. MedPartners also operates the largest hospital-based physician ("HBP") group in the country with over 2,200 physicians providing emergency medicine, radiology, anesthesiology, primary care and other hospital-based physician services. In addition, the Company provides comprehensive medical care for inmates at various correctional institutions and for military personnel and their dependents at facilities owned by the Department of Defense. See "Business -- Operations".

     The Company manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses over 44,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of retail pharmacies. The Company is in the process of integrating its PBM program with the PPM business by providing pharmaceutical services to affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis. See "Business -- Operations".

                         SIGNIFICANT HISTORICAL EVENTS

     The Company has experienced substantial growth through acquisitions since 1995. The Company's strategy is to develop locally prominent, integrated healthcare delivery networks that provide high quality, cost-effective healthcare in selected geographic markets. The Company implements this strategy through growth in its existing markets, expansion into new markets through acquisitions and affiliations and through the implementation of comprehensive healthcare solutions for patients, physicians and payors. In pursuing its acquisition strategy, the Company creates strategic alliances with hospital partners and HMOs. As an integral element of these alliances, the Company utilizes sophisticated information systems to improve the operational efficiency of, and to reduce the operating costs associated with, the Company's networks and the practices of affiliated physicians. The Company's principal methods of expansion are the acquisition of PPM businesses and affiliations with physician and medical groups, including the acquisition of HBP groups and contract management companies providing emergency department and other hospital-based services.

     The Company acquired Mullikin Medical Enterprises, L.P. ("MME") in November 1995 for $413 million in Common Stock, marking the Company's initial move towards global capitation. In February 1996, the Company acquired Pacific Physician Services, Inc. ("PPSI") for $342 million in Common Stock, which provided the Company with HBP operations through PPSI's previously acquired subsidiary, Team Health, Inc. ("Team Health"). In September 1996, the Company acquired Caremark International Inc. ("Caremark") for $1.8 billion in Common Stock, creating the largest PPM business in the United States and providing MedPartners with PBM operations. In May 1997, the Company acquired the assets and operations of Aetna Professional Management Corporation ("APMC"), a PPM company and an affiliate of Aetna Inc., and simultaneously entered into a nationwide 10-year master network agreement with Aetna U.S. Healthcare. In June 1997, the Company acquired InPhyNet for $413 million in Common Stock creating the largest HBP group in the country.

     The following table summarizes the significant acquisition and financing milestones of the Company since its initial public offering ("IPO") in February 1995.

                                              CUMULATIVE
THREE MONTHS                                   NUMBER OF
   ENDED        NET REVENUE(1)   EBITDA(2)   PHYSICIANS(3)             SIGNIFICANT EVENTS(4)
------------    --------------   ---------   -------------             ---------------------
                      (IN THOUSANDS)
12/31/94  (5)     $   31,467     $  1,169          190       *
03/31/95              45,667        2,164          248       - IPO of $66 million of Common Stock.
06/30/95              57,272        3,056          354       - Establishment of $150 million line of
                                                               credit
09/30/95              76,019        4,886          496       *
12/31/95             197,172       14,483        4,092       - Acquisition of Mullikin Medical
                                                             Enterprises, L.P.
03/31/96             332,549       24,529        5,077       - Acquisition of Pacific Physician
                                                               Services, Inc.
                                                             - Public offering of $250 million of
                                                             Common Stock.
06/30/96             360,398       24,040        5,777       *
09/30/96           1,182,015       82,691        7,975       - Acquisition of Caremark International
                                                               Inc.
                                                             - Establishment of $1 billion line of
                                                               credit.
12/31/96           1,267,782       90,734        8,875       - Public offering of $450 million of
                                                               senior notes.
03/31/97           1,332,271      100,431        9,538       *
06/30/97                  **           **           **       - Acquisition of assets and business of
                                                             Aetna Professional Management Corporation.
                                                             - Acquisition of InPhyNet Medical
                                                               Management Inc.

---------------

  * During these periods the Company continued its physician practice acquisition activities.
 ** Information not yet available.
(1) As originally reported, without restatement for subsequent acquisitions accounted for as pooling of interests.
(2) EBITDA is defined as earnings before net interest expense, taxes, non-recurring items, extraordinary items, depreciation and amortization and minority interest.
(3) At end of period.
(4) The acquisitions of MME, PPSI, Caremark and InPhyNet were accounted for as poolings of interests. The acquisition of APMC was accounted for as a purchase.
(5) Pro forma for initial acquisitions and service agreements.

                                  RISK FACTORS

     Certain factors to be considered in connection with an investment in the Securities offered hereby are set forth under "Risk Factors".

 SUMMARY PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND OPERATING DATA

     The following selected pro forma financial information and operating data for the Company is derived from the Pro Forma Condensed Combined Financial Statements found elsewhere in this Prospectus and gives effect to the acquisition of InPhyNet as a pooling of interests. All of the following selected pro forma financial information should be read in conjunction with the historical financial information, including the notes thereto, incorporated herein by reference and the pro forma financial information set forth elsewhere herein. The pro forma financial information set forth below is not necessarily indicative of the results that actually would have occurred had the acquisition of InPhyNet been consummated on the date indicated or that may be obtained in the future.

                                                                                                      THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                             ------------------------------------   -----------------------
                                                                1994         1995         1996         1996         1997
                                                             ----------   ----------   ----------   ----------   ----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue................................................  $2,909,024   $3,908,717   $5,222,019   $1,237,715   $1,454,778
Operating expenses:
  Clinic expenses..........................................   1,200,291    1,785,564    2,683,107      637,117      747,171
  Non-clinic goods and services............................   1,365,203    1,688,075    2,019,895      477,264      555,818
  General and administrative expenses......................     169,273      172,896      173,428       46,032       44,587
  Depreciation and amortization............................      44,384       62,394       86,579       20,651       26,610
  Net interest expense.....................................      16,214       19,114       24,715        7,030        9,781
  Merger expenses..........................................          --       69,064      308,945       34,448           --
  Loss on investments......................................          --       86,600           --           --           --
  Other, net...............................................        (143)        (192)      (1,075)        (107)         (39)
                                                             ----------   ----------   ----------   ----------   ----------
        Net operating expenses.............................   2,795,222    3,883,515    5,295,594    1,222,435    1,383,928
                                                             ----------   ----------   ----------   ----------   ----------
Income (loss) before pro forma income taxes and
  discontinued operations..................................     113,802       25,202      (73,575)      15,280       70,850
Pro forma income tax expense (benefit).....................      50,292       (6,987)       3,215        8,878       27,074
                                                             ----------   ----------   ----------   ----------   ----------
Income (loss) from continuing operations...................      63,510       32,189      (76,790)       6,402       43,776
Loss (income) from discontinued operations.................     (25,902)     136,528       68,698       68,698           --
                                                             ----------   ----------   ----------   ----------   ----------
Pro forma net income (loss)................................  $   89,412   $ (104,339)  $ (145,488)  $  (62,296)  $   43,776
                                                             ==========   ==========   ==========   ==========   ==========
Pro forma net income (loss) per share(1)...................  $     0.61   $    (0.66)  $    (0.83)  $    (0.37)  $     0.24
                                                             ==========   ==========   ==========   ==========   ==========
Number of shares used in pro forma net income (loss) per
  share calculations(1)(2).................................     146,773      158,109      174,269      169,381      184,579
                                                             ==========   ==========   ==========   ==========   ==========
OTHER FINANCIAL DATA:
EBITDA(3)..................................................  $  174,400   $  262,374   $  346,664   $   77,409   $  107,241
Capital expenditures(4)....................................     106,156      128,428      126,873       32,092       18,703
Income per share, excluding merger expense, loss on
  investment and discontinued operations...................  $     0.43   $     0.70   $     0.84   $     0.18   $     0.24
Ratio of earnings to fixed charges(5)......................        3.91x        4.21x        4.70x        3.78x        4.25x
CERTAIN OPERATING DATA (AT PERIOD END):
Group physicians...........................................         900        1,264        2,398        1,701        2,762
Total physicians...........................................       2,027        7,596       10,775        9,124       11,523
Prepaid enrollees..........................................   1,088,154    1,344,855    1,746,653    1,568,348    1,808,982

                                                                      MARCH 31, 1997
                                                              ------------------------------
                                                                               PRO FORMA
                                                              PRO FORMA     AS ADJUSTED(6)
                                                              ----------   -----------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 148,375       $  232,375
Working capital.............................................    257,173          341,173
Total assets................................................  2,515,376        2,599,376
Long-term debt, less current portion........................    764,202          848,202
Total stockholders' equity..................................    864,276          864,276(7)

---------------

(1) Pro forma net income (loss) per share is computed by dividing net income
    (loss) by the number of common equivalent shares outstanding during the periods in accordance with the applicable rules of the SEC. All stock options and warrants issued have been considered as outstanding common share equivalents for all the periods presented, even if anti-dilutive, under the treasury stock method. Shares of Common Stock issued in February 1995 upon conversion of the then outstanding MedPartners convertible preferred stock are assumed to be common share equivalents for all periods presented.

(2) Number of shares used in pro forma net income (loss) per share gives effect to the acquisition of InPhyNet by using the fixed Exchange Ratio of 1.18 shares of Common Stock for each share of common stock of InPhyNet.
(3) EBITDA is defined as earnings before net interest expense, non-recurring items, extraordinary items, taxes, depreciation and amortization and minority interest. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance. The Company believes EBITDA is helpful in understanding cash flow generated from operations that is available for debt service, taxes and capital expenditures. EBITDA should not be considered in isolation or as substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles ("GAAP") as a measure of the profitability or liquidity of the Company.
(4) Excludes capital expenditures related to acquisitions.
(5) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt issuance costs and the interest component of rent expense (approximately 1/3 of rental expense).
(6) Adjusted to reflect the offering of $350.0 million in senior subordinated notes and the application of the net proceeds thereof to reduce borrowings under the credit facility. Excludes $117.0 million borrowed since March 31, 1997 through June 30, 1997 under the Credit Facility.
(7) Excludes the addition to stockholders' equity that will occur upon issuance of Common Stock of the Company at the Final Settlement Date and excludes the reduction to stockholders' equity that will occur upon the execution of the Purchase Contract Agreement. The amount of such addition will be equal to the aggregate Stated Amount (approximately $350 million), and the amount of such reduction will be approximately $0.5 million for each five basis points of Yield Enhancement Payments.

                                  THE OFFERING

Securities.................  15,000,000      % TAPS

Stated Amount..............  $          per Security

Payments...................       % of the Stated Amount per annum, payable
                             semi-annually in arrears. These payments will consist of interest on the Treasury Notes (as defined below) payable by the United States
                             Government at the rate of      % of the Stated
                             Amount per annum and unsecured, subordinated yield enhancement payments ("Yield Enhancement Payments") payable semi-annually by the Company at the rate of
                                  % of the Stated Amount per annum, subject to
                             the Company's option to defer Yield Enhancement Payments. See "Description of the Purchase Contracts -- Yield Enhancement Payments" and "Risk Factors -- Right to Defer Yield Enhancement Payments". The Company's obligations with respect to Yield Enhancement Payments are subordinated and junior in right of payment to all other liabilities of the Company and pari passu with the most senior preferred stock directly issued, from time to time, if any, by the Company. Amounts payable on the first Payment Date (as defined below) will be adjusted as described under "Description of the Securities -- General".

Payment Dates..............  January 31 and July 31 of each year, commencing
                             January 31, 1998, through and including the Final Settlement Date referred to below (each, a "Payment Date").

Final Settlement Date......  July 31, 2000 (the "Final Settlement Date"). On the
                             Final Settlement Date, the Stated Amount per
                             Security will automatically be applied to the
                             purchase of between        of a share and one share
                             of Common Stock, par value $.001 per share ("Common Stock"), of the Company (depending on the Applicable Market Value of the Common Stock on the Final Settlement Date, as described below), subject to adjustment under certain circumstances.

Components of the
Securities.................  The Securities will be issued under a Purchase
                             Contract Agreement, dated as of        , 1997 (the
                             "Purchase Contract Agreement"), between the Company
                             and                      , as agent for the holders
                             of the Securities (together with any successor thereto in such capacity, the "Purchase Contract Agent").

                             Each Security will consist of (a) a stock purchase contract ("Purchase Contract") under which (i) the holder of the Security will purchase from the Company on the Final Settlement Date, for an amount in cash equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate described below, and (ii) the Company will pay Yield Enhancement Payments to the holder of the
                             Security, and (b)      % United States Treasury
                             Notes due July 31, 2000 ("Treasury Notes") having a principal amount equal to the Stated Amount and maturing on the Final Settlement Date. If the aggregate fair market value of the Treasury Notes at the time of their purchase exceeds their aggregate principal amount, the Company shall, for the benefit of holders of the Securities, provide the amount of such excess as the additional purchase price necessary to acquire Treasury Notes having a principal amount equal to the Stated Amount (such amounts, "Initial Premium Payments"). Holders of the Securities will not directly receive any cash as a result of any Initial Premium Payments. The Treasury Notes will be pledged with
                                    , as collateral agent for the Company
                             (together with any successor thereto in such capacity, the "Collateral Agent"), to secure the obligations of holders of the Securities under the Purchase Contracts to purchase Common Stock. Unless a holder of Securities settles the underlying Purchase Contracts either through the early delivery of cash to the Purchase Contract Agent in the manner described below or otherwise, or unless the Purchase Contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), principal of the Treasury Notes underlying such Securities, when paid at maturity, will automatically be applied to satisfy in full the obligations under the Purchase Contracts of holders of the Securities to purchase Common Stock under the Purchase Contracts. For so long as a Purchase Contract remains in effect, such Purchase Contract and the Treasury Notes securing it will not be separable and may be transferred only as an integrated Security. See "Risk Factors" and "Description of the Securities".

Settlement Rate............  The number of new shares of Common Stock issuable upon settlement of each Purchase Contract (the "Settlement Rate") will be calculated as follows (subject to adjustment under certain circumstances): (a) if the Applicable Market Value
                             (as defined below) is greater than $       (the
                             "Threshold Appreciation Price"), the Settlement
                             Rate will be        , (b) if the Applicable Market
                             Value is less than or equal to the Threshold
                             Appreciation Price but greater than the Stated Amount, the Settlement Rate will equal the Stated Amount divided by the Applicable Market Value and
                             (c) if the Applicable Market Value is less than or equal to the Stated Amount, the Settlement Rate will be one. "Applicable Market Value" means the average of the Closing Prices (as defined) per share of Common Stock on each of the twenty consecutive Trading Days (as defined) ending on the second Trading Day immediately preceding the Final Settlement Date.

Early Settlement...........  A holder of Securities may settle the underlying
                             Purchase Contracts prior to the Final Settlement Date in the manner described herein, but only in
                             integral multiples of      Securities. Upon such
                             early settlement, (a) the holder will purchase, for an amount in cash equal to the Stated Amount per
                             Security,        of a share of Common Stock per
                             Security (regardless of the market price of the Common Stock on the date of purchase), subject to adjustment under certain circumstances, (b) the Treasury Notes underlying such Securities will thereupon be transferred to the holder free and clear of the Company's security interest therein,
                             (c) the holder's right to receive Deferred Yield Enhancement Payments (as defined below), if any, on the Purchase Contracts being settled will be forfeited, and (d) the holder's right to receive additional Yield Enhancement Payments will terminate and, except as contemplated by clause (a) above, no adjustment will be made to or for the holder on account of current or deferred amounts accrued in respect thereof.

Termination................  The Purchase Contracts (including the right to receive accrued or Deferred Yield Enhancement Payments and the obligation to purchase Common Stock) will automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company. Upon such termination, the Collateral Agent will release the Treasury Notes held by it to the Purchase Contract Agent for distribution to the holders, although there may be a limited delay before such release and distribution.

Relationship to Common
Stock......................  No dividends have been paid on the Company's Common
                             Stock. As a result, the Yield Enhancement Payments and interest payments on the Treasury Notes represent an economic return to holders of the Securities that has not historically been available to holders of the Common Stock. However, since the number of shares of Common Stock issuable upon settlement of each Purchase Contract may decline by
                             up to      % as the Applicable Market Value
                             increases, the opportunity for equity appreciation afforded by an investment in the Securities is less than that afforded by a direct investment in the Common Stock.

Voting Rights..............  Holders of the Securities will have no voting rights. See "Risk Factors -- No Stockholder
                             Rights".

Listing of the
Securities.................  Application will be made to have the Securities approved for listing on the NYSE, subject to notice
                             of issuance, under the symbol "           ".

NYSE Symbol of Common
  Stock....................  MDM

Federal Income Tax
  Consequences.............  Holders will include interest on the Treasury Notes in income when received or accrued, in accordance with the holder's method of accounting. The Company intends to report the Yield Enhancement Payments (and Initial Premium Payments, if any) as income to holders, but holders should consult their own tax advisors concerning the possibility that the Yield Enhancement Payments (and Initial Premium Payments, if any) may be treated as a reduction in the holders' basis in the Securities rather than included in income on a current basis. Additional income, gain or loss may be realized on maturity of the Treasury Notes to the extent that the Treasury Notes are purchased at a premium or discount, and certain elections should be considered in this regard. See "Certain Federal Income Tax Consequences".

Use of Proceeds............  Substantially all of the proceeds from the sale of the Securities offered hereby will be used by the Underwriters to purchase, at the direction of the Company for the benefit of the holders of the Securities, the underlying Treasury Notes, which are being transferred to holders pursuant to the terms of the Securities, and the Company will receive no proceeds from such sale. Amounts received by the Company upon settlement of Purchase Contracts are expected to be used for general corporate purposes including capital expenditures, acquisitions, investments in subsidiaries, working capital, repayment of debt and other business opportunities. See "Use of Proceeds".

     FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

     FORWARD-LOOKING STATEMENTS. This Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 27A of the Securities Act of 1933 (the "Securities Act"). The Company cautions readers that such "forward-looking statements", including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this Prospectus or in other statements attributable to the Company, are necessarily estimates reflecting the best judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward-looking statements". Such "forward-looking statements" should, therefore, be considered in light of various important factors, including those set forth in this Prospectus and other factors set forth from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission (the "SEC").

     The words "estimate", "project", "intend", "expect" and similar expressions are intended to identify forward-looking statements. These "forward-looking statements" are found at various places throughout this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

     The Company disclaims any intent or obligation to update "forward looking statements". Moreover, the Company, through senior management, may from time to time make "forward-looking statements" about the matters described herein or other matters concerning the Company. Additionally, the discussions herein under the captions "Risk Factors", "Use of Proceeds" and "Business", are particularly susceptible to the risks and uncertainties discussed below.

     FACTORS THAT MAY AFFECT FUTURE RESULTS. The healthcare industry in general and the physician practice management business in particular are in a state of significant flux. This, together with the circumstances that the Company has a relatively short operating history and is the nation's largest physician practice management consolidator, makes the Company particularly susceptible to various factors that may affect future results such as the following:

     risks relating to the Company's growth strategy; risks relating to integration in connection with acquisitions and risks relating to the capitated nature of revenues; control of healthcare costs; risks relating to certain legal matters; risks relating to exposure to professional liability; liability insurance; risks relating to government regulation; risks relating to pharmacy licensing and operation; risks relating to healthcare reform; and proposed legislation.

     For a more detailed discussion of these factors and others and their potential impact on future results, see the applicable discussions herein.

                                  THE COMPANY

     The Company was incorporated under the laws of Delaware in August 1995 as "MedPartners/Mullikin, Inc." to be the surviving corporation in the combination of the businesses of the original MedPartners, Inc., incorporated under the laws of Delaware in 1993, and MME, a California limited partnership which, directly or through its predecessor entities, had operated since 1957. In September 1996, the Company changed its name to "MedPartners, Inc." The executive offices of the Company are located at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, and its telephone number is (205) 733-8996. See "Business".

                                  RISK FACTORS

     Prospective purchasers of the Securities offered hereby should consider carefully, in addition to the other information contained or incorporated by reference in this Prospectus, the following factors in evaluating the Company and its business and an investment in such Securities. This Prospectus (including the documents incorporated by reference herein) contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

RISKS RELATING TO THE COMPANY'S GROWTH STRATEGY; INTEGRATION IN CONNECTION WITH ACQUISITIONS AND IDENTIFICATION OF GROWTH OPPORTUNITIES

     The Company believes that its recent acquisitions of InPhyNet and APMC represent additional steps in the Company's consolidation initiative in the PPM business to develop integrated healthcare delivery systems through affiliation with individual physicians, physician practices, hospitals and third-party payors. The Company is still integrating these and other acquired businesses. While the business plans of these acquired companies are generally similar, their histories, geographical location, business models and cultures are different in many respects. The Company's Board of Directors and senior management of the Company face a significant challenge in their efforts to integrate the businesses of the acquired companies so that the different cultures and the varying emphases on managed care and fee-for-service can be effectively managed to continue to grow the enterprise. The dedication of management resources to such integration may detract attention from the day-to-day business of the Company. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects as a result of these integration efforts. Such effects could have a material adverse effect on the operating results and financial condition of the Company.

     Integration Risks. Acquisitions of PPM companies and physician practices entail the risk that such acquisitions will fail to perform in accordance with expectations and that the Company will be unable to successfully integrate such acquired businesses and physician practices into its operations. The profitability of the Company is largely dependent on its ability to develop and integrate networks of physicians, to manage and control costs and to realize economies of scale from acquisitions of PPM companies and physician practices. The histories, geographic location, business models, including emphasis on managed care and fee-for-service, and cultures of acquired PPM businesses and physician practices may differ from the Company's past experiences. Dedicating management resources to the integration process may detract attention from the day-to-day business of the Company. Moreover, the integration of the acquired businesses and physician practices may require substantial capital and financial investments. These, together with other risks described herein, could result in the incurrence of substantial costs in connection with acquisitions that may never achieve revenue and profitability levels comparable to the Company's existing physician networks, which could have a material adverse effect on the operating results and financial condition of the Company.

     The major acquisitions carried out by the Company since January 1995 have been structured as poolings of interests. As a result, the operating income of the Company has been reduced by the merger expenses incurred in connection with those acquisitions, resulting in a net loss for the year ended December 31, 1996. There will be a merger charge in connection with the acquisition of InPhyNet during the quarter ended June 30, 1997. See "Pro Forma Combined Financial Information". There can be no assurance that future merger expenses will not result in further net losses, nor can there be any assurance that: there will not be substantial future costs associated with integrating acquired companies; MedPartners will be successful in integrating such companies; or the anticipated benefits of such acquisitions will be realized fully. The unsuccessful integration of such companies or the failure of MedPartners to realize such anticipated benefits fully could have a material adverse effect on the operating results and financial condition of the Company. See "-- Risks Relating to Capital Requirements".

     Risks Relating to Capital Requirements. The Company's growth strategy requires substantial capital for the acquisition of PPM businesses and physician practice assets and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology. The Company believes that its existing cash resources, the use of Common Stock for selected practice and other acquisitions and available borrowings under the $1.0 billion credit facility (the "Credit Facility") with NationsBank, National Association (South), as administrative bank to a group of lenders, or any successor credit facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of the Company. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Any of such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions.

     Ability to Pursue New Growth Opportunities. The Company intends to continue to pursue an aggressive growth strategy for the foreseeable future through acquisitions and internal development. The Company's successful pursuit of new growth opportunities will depend on many factors, including, among others, the Company's ability to identify suitable targets and to integrate its acquired practices and businesses. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management, management information systems and physician network. Any failure by the Company to adapt its systems and procedures to those changing demands could have a material adverse effect on the operating results and financial condition of the Company.

     Competition for Expansion Opportunities. The Company is subject to the risk that it will be unable to identify and recruit suitable acquisition candidates in the future. The Company competes for acquisition, affiliation and other expansion opportunities with national, regional and local PPM companies and other physician management entities. In addition, certain companies, including hospital management companies, hospitals and insurers, are expanding their presence in the PPM market. The Company's failure to compete successfully for expansion opportunities or to attract and recruit suitable acquisition candidates could have a material adverse effect on the operating results and financial condition of the Company. The Company is also subject to the risk that it will be unable to recruit and retain qualified physicians and other healthcare professionals to serve as employees or independent contractors of MedPartners and its affiliates. See "Business -- Competition".

     Different Business Operations. The PPM business of the Company includes the provision of PBM and disease management services which are provided by subsidiaries of the Company. The PBM services provided by the Company accounted for approximately 34% and 35% of the Company's net revenue and operating expenses, respectively, at March 31, 1997. Specialty Services, which include disease management comprised 8% of the Company's net revenue and 7% of the Company's operating expenses at March 31, 1997.

     Physician Compensation. Approximately 68% of the Company's PPM revenue at March 31, 1997, was derived from or through contracts between the Company and hospitals or HMOs. The balance of the Company's PPM revenue is generated through professional corporations ("PCs") that have entered into contracts directly with HMOs or have the right to receive payment directly from HMOs for the provision of medical services. The Company has a controlling financial interest in these PCs by virtue of a long-term management agreement that also provides for physician compensation.

     The most significant clinic expense, physician compensation, accounted for 41% of total expenses in the Company's PPM service area in the first quarter of 1997. Physicians that generated 9% of PPM revenue in 1996 received a fixed-dollar amount plus a discretionary bonus based on performance criteria goals. Physician compensation expense was 55% of this first category of PCs' total net revenue in the first quarter of 1997. Physicians that were compensated on a fee-for-service basis produced approximately 14% of the Company's PPM revenue in the first quarter of 1997. Physician compensation expense pursuant to such agreements represented 50% of this second category of PCs' total net revenue in the first quarter of 1997. The remaining 9% of PPM revenues were generated by physicians who were provided a salary, bonus and profit-sharing payment based on the PC's net income. Physician compensation expense pursuant to such agreements represented 45% of this third category of PCs' total net revenue in the first quarter of 1997. Under each of these arrangements, revenue is assigned to MedPartners by the PC, and MedPartners is responsible and at risk for all clinic expenses. See "Business -- Operations". The profitability of the Company is largely dependent on its ability to develop and integrate networks of physicians from the affiliated practices, to manage and control costs and to realize economies of scale. The Company's operating results could be adversely affected in the event the Company incurs costs associated with developing networks without generating sufficient revenues from such networks.

     Dependence on HMO Enrollee Growth. The Company is also largely dependent on the continued increase in the number of HMO enrollees who use its physician networks. This growth may come from development or acquisition of other PPM entities, affiliation with additional physicians, increased enrollment in HMOs currently contracting with MedPartners through its affiliated physicians and additional agreements with HMOs. There can be no assurance that the Company will be successful in identifying, acquiring and integrating additional medical groups or other PPM companies or in increasing the number of enrollees. A decline in enrollees in HMOs could have a material adverse effect on the operating results and financial condition of the Company.

     Dependence on Affiliated Physicians. MedPartners' revenue depends on revenues generated by the physicians with whom MedPartners has practice management agreements. These agreements define the responsibilities of the physicians and MedPartners and govern all terms and conditions of their relationship. The practice management agreements have terms generally of 20 to 40 years, subject to termination for cause, which includes bankruptcy or a material breach. Practice management agreements with certain of the affiliated practices contain provisions giving the physician practice the option to terminate the agreement without cause, subject to significant limitations. Because MedPartners cannot control the provision of medical services by its affiliated physicians contractually or otherwise under the laws of California and most other states in which MedPartners operates, affiliated physicians may decline to enter into HMO agreements that are negotiated for them by MedPartners or may enter into contracts for the provision of medical services or make other financial commitments which are not intended to benefit MedPartners and which could have a material adverse effect on the operating results and financial condition of MedPartners. See "Business -- Operations -- Affiliated Physicians".

RISKS RELATING TO CAPITATED NATURE OF REVENUES; CONTROL OF HEALTHCARE COSTS

     A substantial portion of MedPartners' revenue is derived from agreements with HMOs that provide for the receipt of capitated fees. Under these agreements, the Company, through its affiliated physicians, is generally responsible for the provision of all covered outpatient benefits, regardless of whether the affiliated physicians directly provide the medical services associated with the covered benefits. MedPartners is statutorily and contractually prohibited from controlling any medical decisions made by any healthcare provider. To the extent that enrollees require more care than is anticipated or require supplemental medical care that is not otherwise reimbursed by the HMO, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, the operating results and financial condition of the Company could be materially adversely affected. As a result, MedPartners' success will depend in large part on the effective management of healthcare costs through various methods, including utilization management, competitive pricing for purchased services and favorable agreements with payors. Recently, many providers, including MedPartners, have experienced pricing pressures with respect to negotiations with HMOs. In addition, employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for healthcare services. At the same time, employer groups are demanding higher accountability from payors and providers of healthcare services with respect to measurable accessibility, quality and service. If these trends continue, the cost of providing physician services could increase while the level of reimbursement could grow at a lower rate or could decrease. There can be no assurance that these pricing pressures will not have a material adverse effect on the operating results and financial condition of MedPartners. In addition, changes in healthcare practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of healthcare could have a material adverse effect on the operating results and financial condition of the Company.

     The Company's financial statements include estimates of costs for covered medical benefits incurred by HMO enrollees, but not yet reported. While these estimates are based on information available at the time of calculation, there can be no assurance that actual costs will approximate the estimates of such amounts. If the actual costs significantly exceed the amounts estimated and accrued, such additional costs could have a material adverse effect on the operating results and financial condition of the Company.

     The HMO agreements often contain shared-risk provisions under which additional revenue can be earned or economic penalties can be incurred based upon the utilization of hospital and non-professional services by HMO enrollees. MedPartners' financial statements contain accruals for estimates of shared-risk amounts receivable from or payable to the HMOs that contract with their affiliated physicians. These estimates are based upon inpatient utilization and associated costs incurred by HMO enrollees compared to budgeted costs. Differences between actual contract settlements and amounts estimated as receivable or payable relating to HMO risk-sharing arrangements are generally reconciled annually. This may cause fluctuations from amounts previously accrued. To the extent that HMO enrollees require more care than is anticipated or require supplemental care that is not otherwise reimbursed by the HMOs, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. Any such insufficiency could have a material adverse effect on the operating results and financial condition of the Company.

     Physician groups that render services on a fee-for-service basis (as opposed to a capitated plan) typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. A significant portion of the revenue of MedPartners is derived from payments made by these third-party payors. There can be no assurance that payments under governmental programs or from other third-party payors will remain at present levels. In addition, third-party payors can deny reimbursement if they determine that treatment was not performed in accordance with the cost-effective treatment methods established by such payors or was experimental or for other reasons. Any material decrease in payments received from such third-party payors could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO CERTAIN CAREMARK LEGAL MATTERS

     OIG Settlement and Related Claims. Caremark agreed in June 1995 to settle with the Office of the Inspector General (the "OIG") of the United States Department of Health and Human Services (the "DHHS"), the United States Department of Justice (the "DOJ"), the Veteran's Administration, the Federal Employee Health Benefits Program ("FEHBP"), the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and related state investigative agencies in all 50 states and the District of Columbia a four-year-long investigation of Caremark (the "OIG Settlement"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each in Minnesota and Ohio -- resulting in the payment of civil penalties and criminal fines. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS, FEHBP and federally funded healthcare benefit programs concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. See "Business -- Legal Proceedings".

     In its agreement with the OIG and DOJ, Caremark agreed to continue to maintain certain compliance-related oversight procedures. Should these oversight procedures reveal credible evidence of legal or regulatory violations, Caremark is required to report such violations to the OIG and DOJ. Caremark is, therefore, subject to increased regulatory scrutiny and, in the event it commits legal or regulatory violations, Caremark may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services, which would have a material adverse effect on the operating results and financial condition of the Company.

     In connection with the matters described above relating to the OIG Settlement, Caremark is a party to various non-governmental claims and may in the future become subject to additional OIG-related claims. Caremark is a party to, or the subject of, and may be subjected to in the future, various private suits and claims (including stockholder derivative actions and an alleged class action suit) being asserted in connection with matters relating to the OIG Settlement by Caremark's stockholders, patients who received healthcare services from Caremark and such patients' insurers. The Company cannot determine at this time what costs or liabilities may be incurred in connection with future disposition of non-governmental claims or litigation. Such additional costs or liabilities, if incurred, could have a material adverse effect on the operating results and financial condition of the Company. See "Business -- Legal Proceedings".

     In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act and the Exchange Act, and fraud and negligence in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation discussed above. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys' fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Exchange Act only, was certified as a class. The parties continue to engage in discovery proceedings. The Company intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     In May 1996, three home infusion companies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practices statute. The complaint seeks unspecified treble damages, and attorneys' fees and expenses. MedPartners intends to defend this case vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     Private Payor Settlements. In March 1996, Caremark agreed to settle all disputes with a number of private payors. These disputes relate to businesses that were covered by the OIG Settlement. The settlements resulted in an after-tax charge of approximately $43.8 million. In addition, Caremark paid $24.1 million after tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts was recorded in first quarter 1996 discontinued operations.

     Coram Litigation. In September 1995, Coram Healthcare Corporation ("Coram") filed a complaint in the San Francisco Superior Court against Caremark, its subsidiary, Caremark Inc., and others. The complaint, which arose from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995 for approximately $209.0 million in cash and $100.0 million in securities, alleged breach of the sale agreement and made other related claims seeking compensatory damages, in the aggregate, of $5.2 billion. Caremark filed counterclaims against Coram and also filed a lawsuit in the United States District Court in Chicago against Coram, claiming securities fraud. On July 1, 1997, the parties to the Coram litigation announced that a settlement had been reached pursuant to which Caremark will return for cancellation all of the securities issued by Coram in connection with the acquisition and will pay to Coram $45 million in cash on or before September 1, 1997. The settlement agreement also provides for the termination and resolution of all disputes and issues between the parties and for the exchange of mutual releases. The settlement will result in a second quarter after-tax charge from discontinued operations of approximately $75 million.

RISKS RELATING TO EXPOSURE TO PROFESSIONAL LIABILITY; LIABILITY INSURANCE

     In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. Although the Company does not engage in the practice of medicine or provide medical services, and does not control the practice of medicine by its affiliated physicians or the compliance with regulatory requirements directly applicable to the affiliated physicians and physician groups, there can be no assurance that the Company will not become involved in such litigation in the future. Through the ownership and operation of Pioneer Hospital ("Pioneer Hospital"), U.S. Family Care Medical Center ("USFMC") and Friendly Hills Hospital ("Friendly Hills"), acute care hospitals located in Artesia, Montclair and La Habra, California, respectively, and its hospital-based operations, the Company is subject to allegations of negligence and wrongful acts by its hospital-based physicians or arising out of providing nursing care, hospital-based medical care, credentialing of medical staff members and other activities incident to the operation of an acute care hospital. In addition, through its management of clinic locations and provision of non-physician health care personnel, the Company could be named in actions involving care rendered to patients by physicians employed by or contracting with affiliated medical organizations and physician groups.

     The Company maintains professional and general liability insurance and other coverage deemed necessary by the Company. Nevertheless, certain types of risks and liabilities are not covered by insurance and there can be no assurance that the limits of coverage will be adequate to cover losses in all instances. In addition, the Company's practice management agreements require the affiliated physicians to maintain professional liability and workers' compensation insurance coverage on the practice and on each employee and agent of the practice, and the Company generally is indemnified under each of the practice management agreements by the affiliated physicians for liabilities resulting from the performance of medical services. However, there can be no assurance that a future claim or claims will not exceed the limits of these available insurance coverages or that indemnification will be available for all such claims. See "Business -- Corporate Liability and Insurance".

RISKS RELATING TO GOVERNMENT REGULATION

     Federal and state laws regulate the relationships among providers of healthcare services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for recommendation, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services, as well as laws that impose significant penalties for false or improper billings for physician services. These laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion and penalties, if applied to the Company's affiliated physicians, could result in significant loss of reimbursement.

     Moreover, the laws of many states, including California (from which a significant portion of the Company's revenues are derived), prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company believes that it has perpetual and unilateral control over the assets and operations of the various affiliated professional corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of the Company and its contractual arrangements with affiliated physicians will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of the Company and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or expansion thereof. In the event of action by any regulatory authority limiting or prohibiting the Company or any affiliate from carrying on its business or from expanding the operations of the Company and its affiliates to certain jurisdictions, structural and organizational modifications of the Company may be required, which could have a material adverse effect on the operating results and financial condition of the Company.

     In addition to the regulations referred to above, significant aspects of MedPartners' operations are subject to state and federal statutes and regulations governing workplace health and safety, the operation of pharmacies, repackaging of drug products, dispensing of controlled substances and the disposal of medical waste. MedPartners' operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and the Joint Commission on Accreditation of Healthcare Organizations. Accordingly, changes in existing laws and regulations, adverse judicial or administrative interpretations of such laws and regulations or enactment of new legislation could have a material adverse effect on the operating results and financial condition of MedPartners. See "-- Risks Relating to Pharmacy Licensing and Operation".

     As of March 31, 1997, approximately 13% of the revenues of the Company's affiliated physician groups are derived from payments made by government-sponsored healthcare programs (principally, Medicare and state reimbursement programs). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of MedPartners. There are also state and federal civil and criminal statutes imposing substantial penalties (including civil penalties and criminal fines and imprisonment) on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. The Company believes it is in material compliance with such laws, but there can be no assurance that MedPartners' activities will not be challenged or scrutinized by governmental authorities or that any such challenge or scrutiny would not have a material adverse effect on the operating results and financial condition of the Company.

     Certain provisions of the Social Security Act, commonly referred to as the "Anti-Kickback Statute", prohibit the offer, payment, solicitation, or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Anti-Kickback Statute contains provisions prescribing civil and criminal penalties to which individuals or providers who violate such statute may be subjected. The criminal penalties include fines up to $25,000 per violation and imprisonment for five years or more. Additionally, the DHHS has the authority to exclude anyone, including individuals or entities, who has committed any of the prohibited acts from participation in the Medicare and Medicaid programs. If applied to the Company or any of its subsidiaries or affiliated physicians, such exclusion could result in a significant loss of reimbursement for the Company, up to a maximum of 13% of the revenues of the Company's affiliated physician groups, which could have a material adverse effect on the operating results and financial condition of the Company. Although the Company believes that it is not in violation of the Anti-Kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.

     Significant prohibitions against physician referrals were enacted by the federal Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his immediate family is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While the Company believes it is in compliance with such legislation, future regulations could require the Company to modify the form of its relationships with physician groups. Some states have also enacted similar self-referral laws, and the Company believes it is likely that more states will follow. MedPartners believes that its practices fit within exemptions contained in such statutes. Nevertheless, expansion of the operations of MedPartners into certain jurisdictions may require structural and organizational modifications of MedPartners' relationships with physician groups to comply with new or revised state statutes. Such structural and organizational modifications could have a material adverse effect on the operating results and financial condition of the Company.

     The Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act") and the regulations promulgated thereunder subject entities which are licensed as healthcare service plans in California to substantial regulation by the California Department of Corporations (the "DOC"). In addition, licensees under the Knox-Keene Act are required to file periodic financial data and other information (which generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operational personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered by law to take enforcement actions against licensees that fail to comply with such requirements. In March 1996, the DOC issued to Pioneer Provider Network, Inc., a wholly-owned subsidiary of MedPartners, a healthcare service plan license (the "Restricted License"). Non-compliance by Pioneer Network with the Knox-Keene Act or other applicable laws and regulations could have a material adverse effect on the operating results and financial condition of the Company.

     The assumption of risk on a prepaid basis is being reviewed by various state insurance commissioners as well as the National Association of Insurance Commissioners ("NAIC") to determine whether the practice constitutes the business of insurance. Any such determination could result in significant additional regulation of the Company's business. See "Business -- Government Regulation".

RISKS RELATING TO PHARMACY LICENSING AND OPERATION

     The Company is subject to federal and state laws and regulations governing pharmacies. Federal controlled substance laws require the Company to register its pharmacies with the United States Drug Enforcement Administration and comply with security, record-keeping, inventory control and labeling standards in order to dispense controlled substances. State controlled substance laws require registration and compliance with the licensing, registration or permit standards of the state pharmacy licensing authority. State pharmacy licensing, registration and permit laws impose standards on the qualifications of the applicant's personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. Pharmacists must also satisfy state licensing requirements. Any failure to satisfy such pharmacy licensing statutes and regulations could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO HEALTHCARE REFORM; PROPOSED LEGISLATION

     As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been, and other proposals may be, introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Third Restated Certificate of Incorporation, as amended (the "MedPartners Certificate of Incorporation"), the Company's Second Amended and Restated Bylaws (the "MedPartners Bylaws") and the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law" or "DGCL") could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control of the Company. These provisions include a classified Board of Directors and the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Company's Common Stock. The Company also is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. In addition, the Company has a stockholders' rights plan, which provides for discount purchase rights to certain stockholders of MedPartners upon certain acquisitions of 10% or more of the outstanding shares of the Company's Common Stock, may also inhibit a change in control of MedPartners.

INVESTMENT IN THE SECURITIES WILL BECOME INVESTMENT IN COMMON STOCK

     Although holders of the Securities will be the beneficial owners of the underlying Treasury Notes prior to the Final Settlement Date, unless a holder of Securities settles the underlying Purchase Contracts either through the early delivery of cash to the Purchase Contract Agent in the manner described below or otherwise, or unless the Purchase Contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), principal of the Treasury Notes, when paid at maturity, will automatically be applied to the purchase of a specified number of shares of Common Stock on behalf of such holders. Thus, following the Final Settlement Date, holders will own shares of Common Stock rather than a beneficial interest in Treasury Notes. See "Description of the Securities -- General". There can be no assurance that such amount receivable by the holder on the Final Settlement Date will be equal to or greater than the Stated Amount of the Securities. If the Applicable Market Value of the Common Stock is less than the Stated Amount, such amount receivable by the holder on the Final Settlement Date will be less than the Stated Amount paid for the Securities, in which case an investment in the Securities will result in a loss. Accordingly, a holder of the Securities assumes the risk that the market value of the Common Stock may decline, and that such decline could be substantial.

LIMITATIONS ON OPPORTUNITY FOR EQUITY APPRECIATION

     The opportunity for equity appreciation afforded by an investment in the Securities is less than the opportunity for equity appreciation afforded by a direct investment in the Common Stock, because the amount receivable by a holder of Securities on the Final Settlement Date will only exceed the Stated Amount of such Securities if the Applicable Market Value of the Common Stock exceeds the
Threshold Appreciation Price (which represents an appreciation of      % over
the Stated Amount). Moreover, holders of the Securities will only be entitled to
receive on the Final Settlement Date      % (the percentage equal to the Stated
Amount divided by the Threshold Appreciation Price) of any appreciation of the value of Common Stock in excess of the Threshold Appreciation Price.

FACTORS AFFECTING TRADING PRICES OF THE SECURITIES AND THE COMMON STOCK

     The trading prices of the Securities in the secondary market will be directly affected by the trading prices of the Common Stock in the secondary market. It is impossible to predict whether the price of Common Stock will rise or fall, and there may be significant volatility in the market price of the Common Stock. Trading prices of the Common Stock will be influenced by the Company's operating results and prospects, developments in the healthcare industry, including developments affecting MedPartners or its competitors, and economic, financial and other factors and market conditions that can affect the capital markets generally, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of Common Stock in the market subsequent to the offering of the Securities or the perception that such sales could occur. In addition, in recent years, the stock market and, in particular, the healthcare industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

     It is expected that any secondary market for the Securities will be affected by a number of factors, including, but not limited to, the creditworthiness of the Company, the volatility of the Common Stock, the time remaining to the Final Settlement Date of the Securities and market interest rates.

NO STOCKHOLDER RIGHTS

     Holders of the Securities will not be entitled to any rights with respect to the Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) unless and until such time as the Company shall have delivered shares of Common Stock for Securities on the Final Settlement Date and unless the applicable record date, if any, for the exercise of such rights occurs after the Final Settlement Date. For example, in the event that an amendment is proposed to the Company's Certificate of Incorporation and the record date for determining the stockholders of record entitled to vote on such amendment occurs prior to such delivery, holders of the Securities will not be entitled to vote on such amendment even if the date on which the vote is to be cast is after the delivery of the Common Stock to holders of the Securities on the Final Settlement Date.

DILUTION OF COMMON STOCK

     The number of shares of Common Stock that holders of the Securities are entitled to receive on the Final Settlement Date is subject to adjustment for certain events such as stock splits and combinations, stock dividends and certain other actions of the Company that modify its capital structure. See "Description of the Securities -- Anti-Dilution Adjustments". Such number of shares of Common Stock to be received by the holders of the Securities on the Final Settlement Date will not be adjusted for other events, such as offerings of Common Stock for cash or in connection with acquisitions. The Company is not restricted from issuing additional Common Stock during the term of the Securities and has no obligation to consider the interests of the holders of the Securities for any reason. Additional issuances may materially and adversely affect the price of the Common Stock, and, because of the relationship of the number of shares to be received on the Final Settlement Date to the price of the Common Stock, such other events may adversely affect the trading price of the Securities.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

     It is not possible to predict how the Securities will trade in the secondary market or whether such market will be liquid or illiquid. The Securities are novel securities, and there is currently no secondary market for the Securities. Application will be made to list the Securities on the NYSE. However, there can be no assurance that an active trading market for the Securities will develop or that such listing will provide the holders of the Securities with liquidity of investment.

TREASURY NOTES ENCUMBERED

     Although holders of Securities will be beneficial owners of the underlying Treasury Notes, those Treasury Notes will be pledged with the Collateral Agent to secure the obligations of the holders under the Purchase Contracts. Thus, rights of the holders to their Treasury Notes will be subject to the Company's security interest, and no holder will be permitted to withdraw Treasury Notes except in connection with the early settlement or termination of the related Purchase Contracts. Additionally, upon the automatic termination of the Purchase Contracts in the event that the Company becomes the subject of a case under the United States Bankruptcy Code (the "Bankruptcy Code"), the delivery of the Treasury Notes to holders of the Securities may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code. During the period of any such delay, the Treasury Notes will continue to accrue interest, payable by the United States Government, until their maturity.

SUBORDINATION OF YIELD ENHANCEMENT PAYMENTS

     The Company's obligations with respect to Yield Enhancement Payments are subordinate and junior in right of payment to all liabilities of the Company and pari passu with the most senior preferred stock directly issued from time to time, if any, by the Company. There are no terms in the Purchase Contract Agreement or the Purchase Contracts that limit the Company's ability to incur obligations that rank senior to the Yield Enhancement Payments.

RIGHT TO DEFER YIELD ENHANCEMENT PAYMENTS

     The Company may, at its option, defer the payment of Yield Enhancement Payments on the Purchase Contracts until the Final Settlement Date. However, deferred installments of Yield Enhancement Payments will bear additional Yield
Enhancement Payments at the rate of      % per annum (compounding on each
succeeding Payment Date) until paid (such deferred installments of Yield Enhancement Payments together with the additional Yield Enhancement Payments shall be referred to herein as the "Deferred Yield

Enhancement Payments"). Yield Enhancement Payments may not be deferred beyond the Final Settlement Date. If the Purchase Contracts are settled early or terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), the right to receive additional Yield Enhancement Payments and Deferred Yield Enhancement Payments will terminate.

     In the event that the Company elects to defer the payment of Yield Enhancement Payments on the Purchase Contracts until the Final Settlement Date, each holder will receive on the Final Settlement Date, in lieu of a cash payment, a number of shares of Common Stock (in addition to a number of shares of Common Stock equal to the Settlement Rate) equal to (x) the aggregate amount of Deferred Yield Enhancement Payments payable to a holder of Securities divided by (y) the Applicable Market Value. See "Description of the Purchase
Contracts -- Yield Enhancement Payments".

PURCHASE CONTRACT AGREEMENT NOT QUALIFIED UNDER TRUST INDENTURE ACT; LIMITED OBLIGATIONS OF PURCHASE CONTRACT AGENT

     The Purchase Contract Agreement will not be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Purchase Contract Agent will not be required to qualify as a trustee thereunder. Accordingly, holders of the Securities will not have the benefits of the protections of the Trust Indenture Act. Under the terms of the Purchase Contract Agreement, the Purchase Contract Agent will have only limited obligations to the holders of the Securities. See "Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement -- Information Concerning the Purchase Contract Agent".

                                USE OF PROCEEDS

     Substantially all of the proceeds from the sale of the Securities will be used by the Underwriters to purchase, at the direction of the Company for the benefit of the holders of the Securities, the underlying Treasury Notes, which are being transferred to holders pursuant to the terms of the Securities, and the Company will receive no proceeds from the sale of the Securities. The proceeds to be received by the Company upon settlement of the Purchase Contracts are expected to be used for general corporate purposes, which may include repayment of debt, capital expenditures, acquisitions, investments in subsidiaries, working capital and other business opportunities.

     Concurrently with the offering made hereby, the Company is offering for sale to the public (the "Note Offering") $350,000,000 aggregate principal amount
of its   % Senior Subordinated Notes due 2000 (the "Notes"). The net proceeds from the Note Offering will be used for repayment of outstanding debt under the Credit Facility. There can be no assurance that the sale of the Notes will be consummated; however, neither the sale of the Securities nor the sale of the Notes is dependent on the consummation of the other sale.

                          PRICE RANGE OF COMMON STOCK

     Prior to February 21, 1995, the effective date of the initial public offering of the Company, there was no public market for the Company's Common Stock. The Company's Common Stock traded on the Nasdaq National Market under the symbol "MPTR" from February 21, 1995 until February 21, 1996. On February 22, 1996, the Company's Common Stock was listed on the NYSE under the symbol "MDM".

     The following table sets forth for the quarterly periods indicated the high and low reported bid prices for the Company's Common Stock through February 21, 1996, as reported on the Nasdaq National Market. After February 21, 1996, the table sets forth the high and low last sale price as reported on the NYSE Composite Tape.

                                                               HIGH     LOW
                                                              ------   ------
1995
First Quarter (from February 21)............................  $24.00   $14.75
Second Quarter..............................................   24.50    17.75
Third Quarter...............................................   30.00    18.00
Fourth Quarter..............................................   33.00    26.00
1996
First Quarter...............................................  $34.75   $28.50
Second Quarter..............................................   30.25    20.13
Third Quarter...............................................   23.13    16.63
Fourth Quarter..............................................   24.50    19.88
1997
First Quarter...............................................  $24.63   $18.63
Second Quarter..............................................   22.38    18.00
Third Quarter (through July 7)..............................   24.06    22.50

     There were approximately 43,210 holders of record of the Company's Common Stock as of May 1, 1997.

                                DIVIDEND POLICY

     The Company has never paid or declared a dividend on its Common Stock. The Company's present intention is to retain its earnings to finance the growth and development of its business, and the Company does not anticipate paying dividends in the foreseeable future. Moreover, restrictions contained in the Credit Facility prohibit the payment of non-stock dividends on the Company's Common Stock without the prior consent of a specified percentage of the lenders thereunder.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1997, (i) the actual capitalization of the Company, (ii) the pro forma capitalization that gives effect to the acquisition of InPhyNet (see "Pro Forma Condensed Combined Financial Information" included elsewhere in this Prospectus), and (iii) the pro forma as adjusted capitalization that gives effect to the offering made hereby and the Note Offering.

                                                                     MARCH 31, 1997
                                                          -------------------------------------
                                                                                     PRO FORMA
                                                            ACTUAL     PRO FORMA    AS ADJUSTED
                                                          ----------   ----------   -----------
                                                                     (IN THOUSANDS)
Short-term debt and current portion of long-term debt...  $   24,224   $   24,758   $   24,758
Senior subordinated notes due 2000......................          --           --      350,000
7 3/8% Senior Notes due 2006............................     450,000      450,000      450,000
Credit Facility(1)......................................     266,000      266,000           --
Other long-term debt....................................      47,893       48,202       48,202
Stockholders' equity:
  Preferred stock, $.001 par value, 95,000 shares
     authorized; no shares issued and outstanding.......          --           --           --
  Series C Junior Participating Preferred Stock, $.001
     par value; 500 shares authorized; no share issued
     and outstanding....................................          --           --           --
  Common Stock, $.001 par value; 400,000 shares
     authorized; 171,537, 191,275, and 191,275 shares
     issued and outstanding, respectively(2)............         172          191          191
  Additional paid-in capital............................     822,472      893,004      893,004
  Shares held in trust..................................    (150,200)    (150,200)    (150,200)
  Notes receivable from stockholders....................      (1,590)      (1,590)      (1,590)
  Retained earnings.....................................     138,220      122,871      122,871
                                                          ----------   ----------   ----------
          Total stockholders' equity....................     809,074      864,276      864,276(3)
                                                          ----------   ----------   ----------
          Total capitalization..........................  $1,597,191   $1,653,236   $1,737,236
                                                          ==========   ==========   ==========

---------------

(1) Excludes approximately $117.0 million borrowed since March 31, 1997 under the Credit Facility.

(2) Excludes approximately 18.7 million shares of Common Stock reserved for issuance pursuant to outstanding stock options as of March 31, 1997.

(3) Excludes the addition to stockholders' equity that will occur upon issuance of Common Stock of the Company at the Final Settlement Date and excludes the reduction to stockholders' equity that will occur upon the execution of the Purchase Contract Agreement. The amount of such addition will be equal to the aggregate Stated Amount (approximately $350 million) and the amount of such reduction will be approximately $0.5 million for each five basis points of Yield Enhancement Payments.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of the Company for, and as of the end of, each of the periods indicated in the five-year period ended December 31, 1996, have been derived from the audited consolidated financial statements of the Company (without giving effect to the acquisition of InPhyNet). The selected consolidated financial data for each of the three months ended March 31, 1996 and 1997, and as of March 31, 1997, have been derived from the unaudited consolidated financial statements of the Company (without giving effect to the acquisition of InPhyNet), which reflect, in the opinion of management of the Company, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full year. The selected financial data should be read in conjunction with the consolidated financial statements of the Company and the notes thereto which have been incorporated by reference herein.

                                                                                              THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                              MARCH 31,
                           --------------------------------------------------------------   -----------------------
                              1992         1993         1994         1995         1996         1996         1997
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenue..............  $1,287,526   $1,756,762   $2,638,654   $3,583,377   $4,813,499   $1,149,812   $1,332,271
Income (loss) from
  continuing
  operations.............  $   20,417   $   47,881   $   54,144   $   20,901   $  (89,831)  $    2,752   $   40,486
Income (loss) from
  discontinued
  operations.............  $    5,858   $   30,808   $   25,902   $ (136,528)  $  (68,698)  $  (68,698)  $       --
Net income (loss)........  $   26,275   $   78,689   $   80,046   $ (115,627)  $ (158,529)  $  (65,946)  $   40,486
Income (loss) per share
  from continuing
  operations(1)..........  $     0.21   $     0.40   $     0.41   $     0.15   $    (0.58)  $     0.02   $     0.25
Income (loss) per share
  from discontinued
  operations(1)..........  $     0.06   $     0.26   $     0.20   $    (0.97)  $    (0.44)  $    (0.46)  $       --
Net income (loss) per
  share(1)...............  $     0.27   $     0.66   $     0.61   $    (0.82)  $    (1.02)  $    (0.44)  $     0.25
Number of shares used in
  net income (loss) per
  share..................      98,798      119,380      131,783      140,364      155,364      150,422      164,841

                                                               DECEMBER 31,
                                      --------------------------------------------------------------   MARCH 31,
                                         1992         1993         1994         1995         1996         1997
                                      ----------   ----------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........  $   22,312   $   43,367   $   99,679   $   86,276   $  123,779   $  141,578
Working capital.....................     139,642      240,023      150,977      234,630      170,313      236,331
Total assets........................     777,632    1,049,258    1,585,643    1,840,914    2,265,969    2,366,605
Long-term debt, less current
  portion...........................      80,378      164,040      385,258      531,774      715,657      763,893
Total stockholders' equity..........     381,481      481,177      612,781      592,074      739,497      809,074

---------------

(1) Income (loss) per share amounts are computed by dividing income (loss) by the number of common equivalent shares outstanding during the periods presented in accordance with the applicable rules of the Commission. All stock options issued have been considered as outstanding common equivalent shares for all periods presented, even if anti-dilutive, under the treasury stock method. Shares of Common Stock issued in February 1995 upon conversion of the then outstanding convertible preferred stock are assumed to be common equivalent shares for all periods presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The purpose of the following discussion is to facilitate the understanding and assessment of significant changes and trends related to the results of operations and financial condition of the Company, including changes arising from recent acquisitions by the Company, the timing and nature of which have significantly affected the Company's results of operations. This discussion does not give retroactive effect to the Company's acquisition of InPhyNet. This discussion should be read in conjunction with the consolidated financial statements of the Company and the notes thereto incorporated herein by reference. See "-- Recent Developments".

GENERAL

     In February and September of 1996, the Company combined with PPSI and Caremark, respectively. These business combinations were accounted for as poolings of interests. The financial information referred to in this discussion reflects the combined operations of these entities and several additional immaterial entities accounted for as poolings of interests.

     The Company is the largest PPM company in the United States. The Company develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and IPA physicians, the Company provides primary and specialty healthcare services to prepaid enrollees and fee-for-service patients in the United States. The Company also operates independent PBM programs and furnishes disease management services and therapies for patients with certain chronic conditions.

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to prepaid payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and advanced management information systems. The Company's PPM revenue is derived primarily from the contracts with HMOs that compensate the Company and its affiliated physicians on a prepaid basis. In the prepaid arrangements, the Company typically is paid by the HMO a fixed amount per member ("enrollee") per month ("professional capitation") or a percentage of the premium per member per month ("percent of premium") paid by employer groups and other purchasers of healthcare coverage to the HMOs. In return, the Company is responsible for substantially all of the medical services required by enrollees. In many instances, the Company and its affiliated physicians accept financial responsibility for hospital and ancillary healthcare services in return for payment from HMOs on a capitated or percent of premium basis ("institutional capitation"). In exchange for these payments (collectively, "global capitation"), the Company, through its affiliated physicians, provides the majority of covered healthcare services to enrollees and contracts with hospitals and other healthcare providers for the balance of the covered services. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow.

     The Company offers medical group practices and independent physicians a range of affiliation models which are described in Note 1 of the accompanying consolidated financial statements of the Company. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through equity exchange, or by affiliation on a contractual basis. In all instances, the Company enters into long-term practice management agreements with the affiliated physicians that provide for both the management of their practices by the Company and the clinical independence of the physicians.

     The Company also organizes and manages physicians and other healthcare professionals engaged in the delivery of emergency, radiology and teleradiology services, hospital-based primary care and temporary staffing and support services to hospitals, clinics, managed care organizations and physician groups. Under contracts with hospitals and other clients, the Company identifies and recruits physicians and other healthcare professionals for admission to a client's medical staff, monitors the quality of care and proper utilization of services and coordinates the ongoing scheduling of staff physicians who provide clinical coverage in designated areas of care.

     The Company also manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses approximately 44,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of national retail pharmacies. The Company is integrating its PBM program with the PPM business by providing PBM services to the affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

RESULTS OF OPERATIONS

     Through the Company's network of affiliated group and IPA physicians, the Company provides primary and specialty healthcare services to prepaid enrollees and fee-for-service patients. The Company also fills in excess of 50 million prescriptions on an annual basis through its mail service and retail pharmacies and provides services and therapies to patients with certain chronic conditions, primarily hemophilia and growth disorders. The following table sets forth the earnings summary by service area for the periods indicated:

                                                                     THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                 MARCH 31,
                          --------------------------------------    --------------------
                             1994          1995          1996         1996        1997
                          ----------    ----------    ----------    --------    --------
                                                  (IN THOUSANDS)
Physician Services
  Net revenue...........  $1,053,519    $1,663,728    $2,555,642    $614,054    $715,100
  Operating income......      27,121        73,586       125,015      26,329      46,790
  Margin................         2.6%          4.4%          4.9%        4.3%        6.5%
Pharmaceutical Services
  Net revenue...........  $1,097,315    $1,432,250    $1,784,319    $422,691    $500,839
  Operating income......      46,236        56,022        75,788      16,465      19,297
  Margin................         4.2%          3.9%          4.2%        3.9%        3.9%
Specialty Services
  Net revenue...........  $  487,820    $  487,399    $  473,538    $113,067    $116,332
  Operating income......      75,139        70,762        56,006      13,937      13,235
  Margin................        15.4%         14.5%         11.8%       12.3%       11.4%
Corporate Services
  Operating loss........  $  (35,212)   $  (24,668)   $  (20,881)   $ (6,438)   $ (4,225)
  Percentage of total
     net revenue........        (1.3)%        (0.7)%        (0.4)%      (0.6)%      (0.3)%

  Physician Practice Management Services

     The Company's PPM revenues have increased substantially over the past three years primarily due to growth in prepaid enrollment, existing practice growth and new practice affiliations. Of the total 1996 PPM revenue, $1.7 billion can be attributed to acquisitions (accounted for as either poolings of interests or purchase transactions) made during the year. The Company's PPM operations in the western region of the country function in a predominantly prepaid environment. MedPartners' PPM operations in the other regions of the country are in predominantly fee-for-service environments with limited but increasing managed care penetration. The following table sets forth the breakdown of net revenue for the PPM services area for the periods indicated:

                                                                         THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,               MARCH 31,
                                  ------------------------------------   -------------------
                                     1994         1995         1996        1996       1997
                                  ----------   ----------   ----------   --------   --------
                                                        (IN THOUSANDS)
Prepaid.........................  $  620,701   $  982,128   $1,401,837   $333,096   $373,370
Fee-for-Service.................     408,832      661,974    1,139,265    276,049    337,939
Other...........................      23,986       19,626       14,540      4,909      3,791
                                  ----------   ----------   ----------   --------   --------
          Total net revenue from
            PPM service area....  $1,053,519   $1,663,728   $2,555,642   $614,054   $715,100
                                  ==========   ==========   ==========   ========   ========

     The Company's prepaid revenue reflects the number of HMO enrollees for whom it receives monthly capitation payments. The Company receives professional capitation to provide physician services and institutional capitation to provide hospital care and other non-professional services. The table below reflects the growth in enrollment for professional and global capitation:

                                             AT DECEMBER 31,               AT MARCH 31,
                                     -------------------------------   ---------------------
                                      1994       1995        1996        1996        1997
                                     -------   ---------   ---------   ---------   ---------
Professional enrollees.............  548,821     603,391   1,025,763     915,272   1,027,230
Global enrollees (professional and
  institutional)...................  255,188     477,208     603,892     605,042     659,752
                                     -------   ---------   ---------   ---------   ---------
          Total enrollees..........  804,009   1,080,599   1,629,655   1,520,314   1,686,982
                                     =======   =========   =========   =========   =========

     During 1996, prepaid revenues increased 42.7% while prepaid enrollees increased 50.8%. The reason for this difference relates to the mix of professional capitation enrollment to total enrollment (which includes institutional capitation). Therefore, the higher percentage of professional capitation enrollment accounts for the lower percentage increase in prepaid revenue as compared to the percentage increase in total enrollment. The percentage of professional capitation enrollment to total enrollment was 63% at December 31, 1996 compared to 56% at December 31, 1995. Revenue per enrollee for professional capitation is substantially lower than global capitation as discussed below.

     The Company has consolidated the majority of its acquisitions into its management infrastructure, eliminating substantial overhead expenses and improving integration of medical, administrative and operational management. The integration of various acquisitions into existing networks has allowed the conversion of thousands of prepaid enrollees from professional capitation to global capitation. This integration has been a significant factor in increasing operating margins in the PPM service area from 2.6% in 1994 to 6.5% in the first quarter of 1997.

     The Company has developed strong relationships with many of the national and regional managed care organizations and has demonstrated its ability to deliver high-quality, cost-effective care. The Company is strategically positioned to capitalize on the industry's continued evolution toward a prepaid environment, specifically by increasing the number of prepaid enrollees and converting existing enrollees from professional to global capitation. These changes have resulted in significant internal growth. During the first quarter of 1997, the Company converted approximately 56,000 lives from professional capitation to global capitation. An additional 180,000 lives are expected to be converted in the second quarter of 1997, exclusive of lives which will be added as a result of the Company's alliance with Aetna U.S. Healthcare in May 1997.

     The Company has continued to acquire high-quality groups of emergency physicians and radiologists who believe in the value of providing increasingly cost-effective care. The reputation and strong local presence of new and existing hospital-based groups provide a substantial advantage in the competition for contracts with emergency room and radiology departments. The excellent reputation and leadership of these groups continue to provide opportunities for new contracts.

     In addition to the increased revenues and operational efficiencies realized through acquisition and consolidation, the Company is profiting from synergies produced by the exchange of ideas among physicians and managers across geographical boundaries and varied areas of specialization. The PPM service area, for example, has established medical management committees that meet monthly to discuss implementation of the best medical management techniques to assist the Company's affiliated physicians in delivering the highest quality of care at lower costs in a consistent fashion. The Company is capitalizing on the knowledge of its Western groups, which have significant experience operating in a prepaid environment, to transfer the best practices to other groups in markets with increasing managed care penetration. Through interaction between physicians and managers from various medical groups, significant cost savings continue to be identified at several of the Company's larger affiliated groups.

     The PPM service area has also created a medical advisory committee, which is developing procedures for the identification, packaging and dissemination of the best clinical practices within the Company's medical groups. The committee also provides the Company's affiliated physicians a forum to discuss innovative ways to improve the delivery of healthcare.

     The Company has also initiated integration efforts between the PPM, PBM and disease management areas. A project is in process to integrate patient care data from several of the Company's affiliated clinics with the PBM's healthcare information system. Through this database, which combines medical and claims data with the prescription information tracked by the PBM area, the Company will have access to the industry's most complete and detailed collection of information on successful treatment patterns. Another synergy arising from integration is the opportunity which the existing PBM infrastructure affords to affiliated physician groups to further expand services by providing pharmacy services ranging from fee-for-service retail claims processing to full drug capitation programs. The Company is also beginning to integrate the disease management area's expertise in an effort to formulate and implement disease management programs for the Company.

  Pharmacy Benefit Management Services

     Pharmaceutical Services revenues continue to exhibit sustained growth reflecting increases in both mail and retail related services. Net revenue for the quarter ended March 31, 1997 increased 18.5% over the same period in 1996 as a result of increased pharmacy transaction volume (8.0%), drug cost inflation, product mix and pricing (9.9%) and growth of clinical and other programs (0.6%). Key factors contributing to this growth include high customer retention, additional penetration of retained customers and new customer contracts. These growth factors were partially offset in 1995 and 1996 by selective non-renewal of certain accounts not meeting threshold profitability levels. Pharmaceutical Services' largest single client contract, the National Association of Letter Carriers, went into effect on January 1, 1997. The majority of Pharmaceutical Services revenue is earned on a fee-for-service basis through contracts covering one to three-year periods. Revenues for selected types of services are earned based on a percentage of savings achieved or on a per-enrollee or per-member basis; however, these revenues are not material to total revenues.

     Operating income increased 17.2% in the first quarter of 1997 compared to the first quarter of 1996. Operating margins in the first quarter of 1997 were consistent with the first quarter of 1996. Retail service revenue continues to grow at a faster rate than mail related revenue, and reductions in operating expenses offset any impact on operating margins and have contributed to the overall growth in operating income.

     Operating income experienced accelerated growth in 1995 and 1996 while margins fell slightly from 4.2% in 1994 to 3.9% in 1995 but returned to a 4.2% level in 1996. Operating income and margins in 1996 were enhanced by reduced information systems costs achieved through renegotiation of a contract with an outsource service vendor, continued improvements in the acquisition costs of drugs, increased penetration of higher margin value-oriented services and an overall 13% reduction in selling and administrative expenses. Partially offsetting these cost reductions were continued declines in prices to customers.

     Margins in Pharmaceutical Services are also affected by the mix between mail and retail service revenues. Margins on mail-related service revenues currently are higher than those on retail service revenues. Revenues in both mail and retail services continue to grow; although, the growth rate of retail services in 1995 and 1996 was greater than the growth rate of mail services. In 1996, retail service revenues grew to represent nearly 49% of PBM revenues. The Company has little or no influence over certain other factors, including demographics of the population served and plan design, which, can affect the mix between mail and retail services. Consequently, margin percentage trends alone are not a sufficient indication of progress. The Company's pricing and underwriting strategies are closely linked to its working capital and asset management strategies and focus on return on investment and overall improvements in return on capital deployed in the business.

     The Company has recently reorganized its sales and corporate accounts management activities into eight geographic and two additional specialty areas. This will enable the Company to improve its account retention, client service and growth initiatives even further as a result of increased accountability and focus. As mentioned under Physician Practice Management Services, the Company is pursuing a number of PPM and PBM integration opportunities.

  Specialty Services

     Specialty Services concentrates on providing high quality products and services in the home. Domestically, these services focus on low incidence chronic diseases. Internationally, the Company has established home care businesses in Canada, Germany, the Netherlands, the United Kingdom and Japan, where it is expanding into new services in response to transforming healthcare delivery systems in these countries. Margins for specialty services have declined slightly as a result of managed care pricing pressures, restructuring of benefit plans by payors and reduced reimbursement from Medicaid and other state agency payors. For the hemophilia business, federal government programs providing special pricing to qualified organizations who may be competitors have impacted margins negatively. In addition to pricing pressures, particularly in growth deficiency therapy, operating expenses and cost of service expenses rose due to programs targeted at launching the Company's new multiple sclerosis ("MS") therapy service, an expanded payor marketing initiative and an initiative targeted at attaining accreditation by the Joint Committee on Accreditation of Healthcare Organizations for the nationwide system of pharmacies. To offset these declines, the Company launched new products and services including the opening of a PBM in the Netherlands and an MS therapy service in the U.S.

  Discontinued Operations

     During 1995, Caremark divested its Caremark Orthopedic Services, Inc. subsidiary as well as its clozaril patient management system, home infusion business and oncology management services business. The Company's consolidated financial statements present the operating income and net assets of these discontinued operations separately from continuing operations. Prior periods have been restated to conform with this presentation. Discontinued operations for 1995 reflect the net after-tax gain on the disposal of the clozaril patient management system, the home infusion business and a $154.8 million after-tax charge for the settlement discussed in Note 13 of the accompanying audited consolidated financial statements related to the OIG investigation. Discontinued operations for 1996 reflects a $67.9 million after-tax charge related to settlements with private payors discussed in Note 13 of the accompanying audited consolidated financial statements and an after-tax gain on disposition of the nephrology services business, net of disposal costs, of $2.5 million.

  Results of Operations -- Three Months Ended March 31, 1997 and 1996

     For the three months ended March 31, 1997, net revenue was $1,332.3 million, compared to $1,149.8 million for the same period in 1996, an increase of 15.9%. The increase in net revenue primarily resulted from affiliations with new physician practices and the increase in pharmaceutical services net revenue, which accounted for $26.9 million and $78.1 million of the increase in net revenue, respectively. The increase in pharmaceutical services net revenue is attributable to pharmaceutical price increases, the addition of new customers, further penetration of existing customers and the sale of new products.

     Operating income grew 77.7% and 17.2% in the first quarter of 1997, as compared to the same period of 1996, for the physician services and pharmaceutical services areas, respectively. The increase in the physician services area is the result of higher net revenue and increases in operating margins resulting from the spreading of fixed overhead expenses over a larger revenue base and continued integration of operations. The pharmaceutical services area's increase in operating income was primarily due to reductions in operating expenses and higher net revenue. Operating income and margins declined in the corresponding periods for the specialty services area as a result of lower volumes in the hemophilia business and continued pricing pressures for its growth hormone products.

     Net income for the first quarter of 1997 was $40.5 million, as compared to a loss of $65.9 million for the same period of 1996. Net loss for the first quarter of 1996 included merger charges totaling $34.4 million relating to the business combination with PPSI and the loss from discontinued operations of $68.7 million discussed previously.

  Results of Operations for the Years Ended December 31, 1996 and 1995

     For the year ended December 31, 1996, net revenue was $4,813.5 million, compared to $3,583.4 million for 1995, an increase of 34.3%. The increase in net revenue resulted primarily from affiliations with new physician practices and the increase in PBM net revenue, which accounted for $339.9 million and $352.1 million of the increase in net revenue, respectively. The most significant physician practice acquisition during this period was the CIGNA Medical Group which was acquired in January 1996. This acquisition accounted for 92% of the new practice revenue. The increase in PBM net revenue is attributable to pharmaceutical price increases, the addition of new customers, further penetration of existing customers and the sale of new products.

     Operating income for the PPM and PBM services areas increased 69.9% and 35.3%, respectively, for 1996 compared to 1995. This growth was the result of higher net revenues in both areas and increases in operating margins resulting from the spreading of fixed overhead expenses over a larger revenue base and continued integration of operations in the PPM services area. Operating income and margins declined in the corresponding periods for the specialty services area as a result of lower volumes in the hemophilia business and continued pricing pressures for growth hormone products.

     Included in the pre-tax loss for 1996 were merger expenses totaling $308.7 million related to the business combinations with Caremark, PPSI and several other entities, the major components of which are listed in Note 11 of the accompanying audited consolidated financial statements.

  Results of Operations for the Years Ended December 31, 1995 and 1994

     Net revenue for the year ended December 31, 1995 was $3,583.4 million, an increase of $944.7 million, or 35.8%, over the year ended December 31, 1994. The increase in net revenue resulted primarily from affiliation with new physician practices, the increase in prepaid enrollees at existing affiliated physician practices and the increase in PBM net revenue, which accounted for $240.1 million, $295.8 million, and $334.9 million of the increase in net revenue, respectively. The most significant physician practice acquisition affecting this period was the Friendly Hills Healthcare Network which was acquired in May 1995. This acquisition accounted for 53% of the new practice revenue. The increase in PBM net revenue resulted from increases in covered lives due to new customer contracts and greater penetration of existing customers.

     Operating income grew 171.3% and 21.2% for 1995, compared to 1994, for the PPM and PBM service areas, respectively. This growth is the result of higher net revenues in both areas. The PPM service area also had a significant increase in operating margin, 2.6% in 1994 to 4.4% in 1995, which resulted from the leveraging of fixed overhead expenses over a substantially larger revenue base, integration of operations and the impact of the varying margins of new physician practice affiliations. Operating income and margins declined in the corresponding periods for the specialty services areas as a result of pricing pressures for growth hormone products.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The future operating results and financial condition of the Company are dependent on the Company's ability to market its services profitably, successfully increase market share and manage expense growth relative to revenue growth. The future operating results and financial condition of the Company may be affected by a number of additional factors, including: the Company's growth strategy, which involves the ability to raise the capital required to support growth, competition for expansion opportunities, integration risks and dependence on HMO enrollee growth; efforts to control healthcare costs; exposure to professional liability; and pharmacy licensing, healthcare reform and government regulation. Changes in one or more of these factors could have a material adverse effect on the future operating results and financial condition of the Company.

     The Company completed the acquisition of Caremark in September 1996. There are various Caremark legal matters which, if materially adversely determined, could have a material adverse effect on the Company's operating results and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1997 and December 31, 1996, the Company had working capital of $236.3 and $170.3 million, respectively, including cash and cash equivalents of $141.6 and $123.8 million, respectively. For the periods ending March 31, 1997 and 1996, and December 31, 1996, 1995 and 1994, cash flow from continuing operations was $45.3 million, $34.7 million, $159.8 million, $152.8 million and $43.6 million, respectively.

     For the periods ended March 31, 1997 and December 31, 1996, respectively, the Company invested $43.1 and $157.4 million, respectively, in acquisitions of the assets of physician practices and $16.8 and $122.1 million, respectively, in property and equipment. These expenditures were funded by approximately $24.5 and $270.2 million, respectively, derived from equity proceeds and $41.4 and $133.6 million, respectively, in net incremental borrowings. For the three months ended March 31, 1996 the Company invested $76.0 million in acquisitions of the assets of physician practices and $30.8 million in property and equipment. These expenditures were funded by a portion of the $224.1 million derived from a secondary stock offering in March 1996. For the year ended December 31, 1995, the Company invested $205.1 million in acquisitions of the assets of physician practices and $124.5 million in property and equipment. These expenditures were funded by approximately $83.4 million derived from equity proceeds and $71.2 million in net incremental borrowings. For the year ended December 31, 1994, the Company's investing activities totaled $248.3 million, which was composed primarily of $126.7 million related to practice acquisitions and $102.7 million related to the purchase of property and equipment. These expenditures were funded by $128.1 million derived from equity proceeds and $232.4 million in net incremental borrowings. Investments in acquisitions and property and equipment are anticipated to continue to be substantial uses of funds in future periods.

     The Company entered into the $1 billion Credit Facility, which became effective simultaneously with the closing of the Caremark acquisition, on September 5, 1996, replacing its then existing credit facility. At the Company's option, pricing on the Credit Facility is based on either a debt to cash flow test or the Company's senior debt ratings. No principal is due on the facility until its maturity date of September 2001. As of March 31, 1997, there was $266 million outstanding under the facility. The Credit Facility contains affirmative and negative covenants which include requirements that the Company maintain certain financial ratios (including minimum net worth, minimum fixed charge coverage ratio and maximum indebtedness to cash flow), and establishes certain restrictions on investments, mergers and sales of assets. Additionally, the Company is required to obtain bank consent for acquisitions with an aggregate purchase price in excess of $75 million and for which more than half of the consideration is to be paid in cash. The Credit Facility is unsecured but provides a negative pledge on substantially all assets of the Company. As of March 31, 1997, the Company was in compliance with the covenants in the Credit Facility.

     Effective October 8, 1996, the Company completed a $450 million senior note offering. These ten-year notes carry a coupon rate of 7 3/8%. The notes are not redeemable by the Company prior to maturity and are not entitled to the benefit of any mandatory sinking fund. The notes are general unsecured obligations of the Company ranking senior in right of payment to all existing and future subordinated indebtedness of the

Company and pari passu in right of payment with all existing and future unsubordinated and unsecured obligations of the Company. The notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. The notes are rated BBB/Baa3 by Standard & Poors and Moody's Investor Services, respectively. The Company is the only physician practice management company to earn an investment grade debt rating. Net proceeds from the offering were used to reduce amounts under the Credit Facility.

     On October 30, 1996, the Company completed its tender offer for Caremark's $100 million 6 7/8% notes due August 15, 2003. Of the $100 million principal amount of such notes outstanding, $99.9 million principal amount were tendered and purchased. The total consideration for each $1,000 principal amount of outstanding notes tendered was $1,017.72.

     The Company's growth strategy requires substantial capital for the acquisition of PPM businesses and assets of physician practices, and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology. The Company believes that its existing cash resources, the use of the Company's Common Stock for selected practice and other acquisitions and available borrowings under the $1.0 billion Credit Facility or any successor credit facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of the Company. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Any of such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions.

RECENT DEVELOPMENTS

     In June 1997, the Company acquired InPhyNet, a publicly traded PPM company based in Fort Lauderdale, Florida and specializing in HBP operations and correctional care in exchange for approximately 19.3 million shares of the Company's Common Stock having a total value of approximately $413 million, creating the largest HBP group in the United States with over 2,200 physicians.

     In June 1997, the Company also acquired Fischer Mangold, a California-based contract management group providing administrative management and physician staffing to 28 hospital clients in 11 states. This acquisition is being accounted for as a pooling of interests.

     In May 1997, the Company acquired the business assets and assumed the liabilities of most of the operations of APMC, a PPM Company and affiliate of Aetna Inc. based in Glastonbury, Connecticut. For accounting purposes, this acquisition is being treated as an asset purchase. As a part of this acquisition, the Company entered into a 10-year Master Network Agreement with Aetna U.S. Healthcare, pursuant to which the members of the Company's networks of affiliated physicians will be authorized providers for many of the 14 million members of Aetna U.S. Healthcare's health plan.

     On July 1, 1997, the Company announced that a settlement had been reached in the Coram litigation pursuant to which Caremark will return for cancellation all of the securities issued by Coram in connection with its acquisition of Caremark's home infusion therapy business and will pay to Coram $45 million in cash on or before September 1, 1997. The settlement agreement also provides for the termination and resolution of all disputes and issues between the parties and for the exchange of mutual releases. The settlement will result in a second quarter after-tax charge from discontinued operations of approximately $75 million. See "Business -- Legal Proceedings".

QUARTERLY RESULTS (UNAUDITED)

     The following tables set forth certain unaudited quarterly financial data for 1995 and 1996. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting of normal recurring items) necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                               QUARTER ENDED
                       ----------------------------------------------------------------------------------------------
                       MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,     JUNE 30,    SEPTEMBER 30,
                         1995        1995          1995            1995          1996         1996          1996
                       ---------   ---------   -------------   ------------   ----------   ----------   -------------
                                                               (IN THOUSANDS)
Net revenue..........  $806,396    $ 887,121     $919,750       $ 970,110     $1,149,812   $1,196,226    $1,199,679
Operating expenses...   770,599      846,889      871,279         918,908      1,099,519    1,143,107     1,139,178
  Net interest
    expense..........     6,254        2,213        5,350           3,804          6,741        4,021         5,257
  Merger expenses....        --        1,051        3,473          62,040         34,448           --       263,000
  Losses on
    investments......        --           --           --          86,600             --           --            --
  Other, net.........      (406)           5          (27)            236           (144)        (229)          (37)
                       --------    ---------     --------       ---------     ----------   ----------    ----------
Income (loss) from
  continuing
  operations before
  income taxes.......    29,949       36,963       39,675        (101,478)         9,248       49,327      (207,719)
  Income tax expense
    (benefit)........    10,903       13,904       15,156         (55,755)         6,496       16,926       (55,465)
                       --------    ---------     --------       ---------     ----------   ----------    ----------
Income (loss) from
  continuing
  operations.........    19,046       23,059       24,519         (45,723)         2,752       32,401      (152,254)
Discontinued
  operations:
  Income (loss) from
    discontinued
    operations.......    (2,605)    (144,011)      (5,791)        (15,935)       (71,221)          --            --
  Net gains (losses)
    on sales of
    discontinued
    operations.......    10,895       (3,810)          --          24,729          2,523           --            --
                       --------    ---------     --------       ---------     ----------   ----------    ----------
Income (loss) from
  discontinued
  operations.........     8,290     (147,821)      (5,791)          8,794        (68,698)          --            --
                       --------    ---------     --------       ---------     ----------   ----------    ----------
      Net income
        (loss).......  $ 27,336    $(124,762)    $ 18,728       $ (36,929)    $  (65,946)  $   32,401    $ (152,254)
                       ========    =========     ========       =========     ==========   ==========    ==========

                             QUARTER ENDED
                       -------------------------
                       DECEMBER 31,   MARCH 31,
                           1996          1997
                       ------------   ----------

Net revenue..........   $1,267,782    $1,332,271
Operating expenses...    1,195,767     1,257,174
  Net interest
    expense..........        7,911         9,686
  Merger expenses....       11,247            --
  Losses on
    investments......           --            --
  Other, net.........       (1,159)           --
                        ----------    ----------
Income (loss) from
  continuing
  operations before
  income taxes.......       54,016        65,411
  Income tax expense
    (benefit)........       26,746        24,925
                        ----------    ----------
Income (loss) from
  continuing
  operations.........       27,270        40,486
Discontinued
  operations:
  Income (loss) from
    discontinued
    operations.......           --            --
  Net gains (losses)
    on sales of
    discontinued
    operations.......           --            --
                        ----------    ----------
Income (loss) from
  discontinued
  operations.........           --            --
                        ----------    ----------
      Net income
        (loss).......   $   27,270    $   40,486
                        ==========    ==========

     The Company's historical unaudited quarterly financial data have been restated to include the results of all businesses acquired prior to December 31, 1996 that were accounted for as poolings of interests (collectively, the "Mergers"). The Company's Quarterly Reports on Form 10-Q were filed prior to the Mergers and thus, differ from the amounts for the quarters included herein. The differences caused solely by the operation of the merged companies are summarized as follows:

                                                             QUARTER ENDED
                              ----------------------------------------------------------------------------
                                  MARCH 31, 1996             JUNE 30, 1996           SEPTEMBER 30, 1996
                              -----------------------   -----------------------   ------------------------
                              FORM 10-Q   AS RESTATED   FORM 10-Q   AS RESTATED   FORM 10-Q    AS RESTATED
                              ---------   -----------   ---------   -----------   ----------   -----------
                                                             (IN THOUSANDS)
Net revenue.................  $332,549    $1,149,812    $360,398    $1,196,226    $1,182,015   $1,199,679
Income (loss) from
  continuing operations
  before income taxes.......   (21,435)        9,248      16,153        49,327      (207,168)    (207,719)
Income tax expense
  (benefit).................    (5,935)        6,496       6,129        16,926       (55,634)     (55,465)
Loss from discontinued
  operations................        --       (68,698)         --            --            --           --
Net income (loss)...........   (15,500)      (65,946)     10,024        32,401      (151,534)    (152,254)

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

              SELECTED PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following selected pro forma financial information for the Company gives effect to the acquisition of InPhyNet as a pooling of interests. All of the following selected pro forma financial information should be read in conjunction with the pro forma financial information, including the notes thereto, incorporated herein by reference. The pro forma financial information set forth below is not necessarily indicative of the results that actually would have occurred had the acquisition of InPhyNet been consummated on the date indicated or that may be obtained in the future.

                                                                                                      THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                             ------------------------------------   -----------------------
                                                                1994         1995         1996         1996         1997
                                                             ----------   ----------   ----------   ----------   ----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue................................................  $2,909,024   $3,908,717   $5,222,019   $1,237,715   $1,454,778
Operating expenses:
  Clinic expenses..........................................   1,200,291    1,785,564    2,683,107      637,117      747,171
  Non-clinic goods and services............................   1,365,203    1,688,075    2,019,895      477,264      555,818
  General and administrative expenses......................     169,273      172,896      173,428       46,032       44,587
  Depreciation and amortization............................      44,384       62,394       86,579       20,651       26,610
  Net interest expense.....................................      16,214       19,114       24,715        7,030        9,781
  Merger expenses..........................................          --       69,064      308,945       34,448           --
  Loss on investments......................................          --       86,600           --           --           --
  Other, net...............................................        (143)        (192)      (1,075)        (107)         (39)
                                                             ----------   ----------   ----------   ----------   ----------
        Net operating expenses.............................   2,795,222    3,883,515    5,295,594    1,222,435    1,383,928
                                                             ----------   ----------   ----------   ----------   ----------
Income (loss) before pro forma income taxes and
  discontinued operations..................................     113,802       25,202      (73,575)      15,280       70,850
Pro forma income tax expense (benefit).....................      50,292       (6,987)       3,215        8,878       27,074
                                                             ----------   ----------   ----------   ----------   ----------
Income (loss) from continuing operations...................      63,510       32,189      (76,790)       6,402       43,776
Loss (income) from discontinued operations.................     (25,902)     136,528       68,698       68,698           --
                                                             ----------   ----------   ----------   ----------   ----------
Pro forma net income (loss)................................  $   89,412   $ (104,339)  $ (145,488)  $  (62,296)  $   43,776
                                                             ==========   ==========   ==========   ==========   ==========
Pro forma net income (loss) per share(1)...................  $     0.61   $    (0.66)  $    (0.83)  $    (0.37)  $     0.24
                                                             ==========   ==========   ==========   ==========   ==========
Number of shares used in pro forma net income (loss) per
  share calculations(1)(2).................................     146,773      158,109      174,269      169,381      184,579
                                                             ==========   ==========   ==========   ==========   ==========

                                                                MARCH 31,
                                                                   1997
                                                              --------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $  148,375
Working capital.............................................       257,173
Total assets................................................     2,515,376
Long-term debt, less current portion........................       764,202
Total stockholders' equity..................................       864,276

---------------

(1) Pro forma net income (loss) per share is computed by dividing net income
     (loss) by the number of common equivalent shares outstanding during the periods in accordance with the applicable rules of the SEC. All stock options and warrants issued have been considered as outstanding common share equivalents for all the periods presented, even if anti-dilutive, under the treasury stock method. Shares of MedPartners Common Stock issued in February 1995 upon conversion of the then outstanding MedPartners convertible preferred stock are assumed to be common share equivalents for all periods presented.
(2) Number of shares used in pro forma net income (loss) per share gives effect to the acquisition of InPhyNet by using the fixed Exchange Ratio of 1.18 shares of Common Stock for each share of common stock of InPhyNet.

                               MEDPARTNERS, INC.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1997
                                 (IN THOUSANDS)

                                                      HISTORICAL
                                                ----------------------    PRO FORMA      PRO FORMA
                                                MEDPARTNERS   INPHYNET   ADJUSTMENTS      COMBINED
                                                -----------   --------   -----------     ----------
                                              ASSETS
Current assets:
Cash and cash equivalents.....................  $  141,578    $  6,797    $     --       $  148,375
  Accounts receivable less allowance for bad
     debts....................................     610,675      88,658          --          699,333
  Inventory...................................     131,403         419          --          131,822
  Prepaid expenses and other current assets...      77,556      17,465          --           95,021
  Income tax receivable.......................       1,223          --          --            1,223
  Deferred tax assets.........................      34,030         763          --           34,793
                                                ----------    --------    --------       ----------
          Total current assets................     996,465     114,102          --        1,110,567
Property and equipment........................     507,878      12,770      (7,700)(A)      512,948
Intangible assets, net........................     681,720      28,090          --          709,810
Deferred tax assets...........................      10,243        (860)         --            9,383
Other assets..................................     170,299       2,369          --          172,668
                                                ----------    --------    --------       ----------
          Total assets........................  $2,366,605    $156,471    $ (7,700)      $2,515,376
                                                ==========    ========    ========       ==========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................  $  305,974    $ 10,035    $ 42,300(A)    $  358,309
  Accrued medical claims payable..............      95,817      20,975          --          116,792
  Other accrued expenses and liabilities......     334,119      19,416          --          353,535
  Current portion of long-term debt...........      24,224         534          --           24,758
                                                ----------    --------    --------       ----------
          Total current liabilities...........     760,134      50,960      42,300          853,394
Long-term debt, net of current portion........     763,893         309          --          764,202
Other long-term liabilities...................      33,504          --          --           33,504
Stockholders' equity:
  Common stock................................         172         164        (145)(B)          191
  Additional paid-in capital..................     822,472      70,387         145(B)       893,004
  Shares held in trust........................    (150,200)         --                     (150,200)
  Notes receivable from shareholders..........      (1,590)         --                       (1,590)
  Accumulated earnings........................     138,220      34,651     (50,000)(A)      122,871
                                                ----------    --------    --------       ----------
          Total stockholders' equity..........     809,074     105,202     (50,000)         864,276
                                                ----------    --------    --------       ----------
          Total liabilities and stockholders'
            equity............................  $2,366,605    $156,471    $ (7,700)      $2,515,376
                                                ==========    ========    ========       ==========

                               MEDPARTNERS, INC.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                       THREE MONTHS ENDED MARCH 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        HISTORICAL
                                                  ----------------------    PRO FORMA     PRO FORMA
                                                  MEDPARTNERS   INPHYNET   ADJUSTMENTS     COMBINED
                                                  -----------   --------   -----------    ----------
Net revenue.....................................  $1,332,271    $122,507     $   --       $1,454,778
Operating expenses:
  Clinic expenses...............................     640,623     106,548         --          747,171
  Non-clinic goods and services.................     555,818          --         --          555,818
  General and administrative expenses...........      35,399       9,188         --           44,587
  Depreciation and amortization.................      25,334       1,276         --           26,610
  Net interest expense..........................       9,686          95         --            9,781
  Other, net....................................          --         (39)        --              (39)
                                                  ----------    --------     ------       ----------
          Net operating expenses................   1,266,860     117,068         --        1,383,928
                                                  ----------    --------     ------       ----------
Income before pro form income taxes.............      65,411       5,439         --           70,850
Pro forma income tax expense....................      24,925       2,149         --           27,074
                                                  ----------    --------     ------       ----------
Pro forma net income............................  $   40,486    $  3,290     $   --       $   43,776
                                                  ==========    ========     ======       ==========
Pro forma net income per share..................  $     0.25    $   0.20                  $     0.24
                                                  ==========    ========                  ==========
Number of shares used in pro forma net income
  per share calculations........................     164,841      16,727      3,011(C)       184,579
                                                  ==========    ========     ======       ==========

                               MEDPARTNERS, INC.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                       THREE MONTHS ENDED MARCH 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          HISTORICAL
                                                    ----------------------    PRO FORMA    PRO FORMA
                                                    MEDPARTNERS   INPHYNET   ADJUSTMENTS    COMBINED
                                                    -----------   --------   -----------   ----------
Net revenue.......................................  $1,149,812    $87,903      $   --      $1,237,715
Operating expenses:
  Clinic expenses.................................     563,224     73,893          --         637,117
  Non-clinic goods and services...................     477,264         --          --         477,264
  General and administrative expenses.............      39,439      6,593          --          46,032
  Depreciation and amortization...................      19,592      1,059          --          20,651
  Net interest expense............................       6,741        289          --           7,030
  Merger expenses.................................      34,448         --          --          34,448
  Other, net......................................        (144)        37          --            (107)
                                                    ----------    -------      ------      ----------
          Net operating expenses..................   1,140,564     81,871          --       1,222,435
                                                    ----------    -------      ------      ----------
Income before pro forma income taxes and
  discontinued operations.........................       9,248      6,032          --          15,280
Pro forma income tax expense......................       6,496      2,382          --           8,878
                                                    ----------    -------      ------      ----------
Income from continuing operations.................       2,752      3,650          --           6,402
Loss from discontinued operations.................      68,698         --          --          68,698
                                                    ----------    -------      ------      ----------
Pro forma net (loss) income.......................  $  (65,946)   $ 3,650      $   --      $  (62,296)
                                                    ==========    =======      ======      ==========
Pro forma net (loss) income per share.............  $    (0.44)   $  0.23                  $    (0.37)
                                                    ==========    =======                  ==========
Number of shares used in pro forma net (loss)
  income per share calculations...................     150,422     16,067       2,892(C)      169,381
                                                    ==========    =======      ======      ==========

                               MEDPARTNERS, INC.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          HISTORICAL             PRO           PRO
                                                    ----------------------      FORMA         FORMA
                                                    MEDPARTNERS   INPHYNET   ADJUSTMENTS     COMBINED
                                                    -----------   --------   -----------    ----------
Net revenue.......................................  $4,813,499    $408,520     $    --      $5,222,019
Operating expenses:
  Clinic expenses.................................   2,332,958     350,149          --       2,683,107
  Non-clinic goods and services...................   2,019,895          --          --       2,019,895
  General and administrative expenses.............     142,789      30,639          --         173,428
  Depreciation and amortization...................      81,929       4,650          --          86,579
  Net interest expense............................      23,930         785          --          24,715
  Merger expenses.................................     308,695         250          --         308,945
  Other, net......................................      (1,569)        494          --          (1,075)
                                                    ----------    --------     -------      ----------
          Net operating expenses..................   4,908,627     386,967          --       5,295,594
                                                    ----------    --------     -------      ----------
(Loss) income before pro forma income taxes and
  discontinued operations.........................     (95,128)     21,553          --         (73,575)
Pro forma income tax (benefit) expense............      (5,297)      8,512          --           3,215
                                                    ----------    --------     -------      ----------
(Loss) income from continuing operations..........     (89,831)     13,041          --         (76,790)
Loss from discontinued operations.................     (68,698)         --          --         (68,698)
                                                    ----------    --------     -------      ----------
Pro forma net (loss) income.......................  $ (158,529)   $ 13,041     $    --      $ (145,488)
                                                    ==========    ========     =======      ==========
Pro forma net (loss) income per share.............  $    (1.02)   $   0.81                  $    (0.83)
                                                    ==========    ========                  ==========
Number of shares used in pro forma net (loss)
  income per share calculations...................     155,364      16,021       2,884(C)      174,269
                                                    ==========    ========     =======      ==========

                               MEDPARTNERS, INC.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           HISTORICAL             PRO
                                                     ----------------------      FORMA       PRO FORMA
                                                     MEDPARTNERS   INPHYNET   ADJUSTMENTS     COMBINED
                                                     -----------   --------   -----------    ----------
Net revenue........................................  $3,583,377    $325,340     $   --       $3,908,717
Operating expenses:
  Clinic expenses..................................   1,512,380     273,184         --        1,785,564
  Non-clinic goods and services....................   1,688,075          --         --        1,688,075
  General and administrative expenses..............     148,515      24,381         --          172,896
  Depreciation and amortization....................      58,705       3,689         --           62,394
  Net interest expense.............................      17,621       1,493         --           19,114
  Merger expenses..................................      66,564       2,500         --           69,064
  Loss on investments..............................      86,600          --         --           86,600
  Other, net.......................................        (192)         --         --             (192)
                                                     ----------    --------     ------       ----------
          Net operating expenses...................   3,578,268     305,247         --        3,883,515
                                                     ----------    --------     ------       ----------
Income before pro forma income taxes and
  discontinued operations..........................       5,109      20,093         --           25,202
Pro forma income tax (benefit) expense.............     (15,792)      8,805         --           (6,987)
                                                     ----------    --------     ------       ----------
Income from continuing operations..................      20,901      11,288         --           32,189
Loss from discontinued operations..................    (136,528)         --         --         (136,528)
                                                     ----------    --------     ------       ----------
Pro forma net (loss) income........................  $ (115,627)   $ 11,288     $   --       $ (104,339)
                                                     ==========    ========     ======       ==========
Pro forma net (loss) income per share..............  $    (0.82)   $   0.75                  $    (0.66)
                                                     ==========    ========                  ==========
Number of shares used in pro forma net (loss)
  income per share calculations....................     140,364      15,038      2,707(C)       158,109
                                                     ==========    ========     ======       ==========

                               MEDPARTNERS, INC.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           HISTORICAL             PRO
                                                     ----------------------      FORMA       PRO FORMA
                                                     MEDPARTNERS   INPHYNET   ADJUSTMENTS     COMBINED
                                                     -----------   --------   -----------    ----------
Net revenue........................................  $2,638,654    $270,370      $  --       $2,909,024
Operating expenses:
  Clinic expenses..................................     969,345     230,946         --        1,200,291
  Non-clinic goods and services....................   1,365,203          --         --        1,365,203
  General corporate expenses.......................     148,990      20,283         --          169,273
  Depreciation and amortization....................      41,832       2,552         --           44,384
  Net interest expense.............................      15,235         979         --           16,214
  Other, net.......................................        (143)         --         --             (143)
                                                     ----------    --------      -----       ----------
          Net operating expenses...................   2,540,462     254,760         --        2,795,222
Income before pro forma income taxes and
  discontinued operations..........................      98,192      15,610         --          113,802
Pro forma income tax expense.......................      44,048       6,244         --           50,292
                                                     ----------    --------      -----       ----------
Income from continuing operations..................      54,144       9,366         --           63,510
Income from discontinued operations................      25,902          --         --           25,902
                                                     ----------    --------      -----       ----------
Pro forma net income...............................  $   80,046    $  9,366      $  --       $   89,412
                                                     ==========    ========      =====       ==========
Pro forma net income per share.....................  $     0.61    $   0.74                  $     0.61
                                                     ==========    ========                  ==========
Number of shares used in pro forma net income per
  share calculations...............................     131,783      12,703      2,287(C)       146,773
                                                     ==========    ========      =====       ==========

               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION

     The acquisition of InPhyNet was consummated on June 26, 1997 and was accounted for as a pooling of interests. The pro forma combined statements of operations assumed that the acquisition of InPhyNet was consummated at the beginning of the earliest period presented. The pro forma condensed combined balance sheet assumes that the transaction was consummated on March 31, 1997.

     The pro forma financial information contains no adjustments to conform the accounting policies of the companies because any such adjustments have been determined to be immaterial.

     The following adjustments are necessary to reflect the acquisition of InPhyNet (in thousands):

     A. The pro forma combined statements of operations do not reflect nonrecurring costs and charges resulting directly from the acquisition of InPhyNet. These costs and charges are estimated as follows:

                                                PROPERTY                              TOTAL
                                                   AND      ACCOUNTS   ACCUMULATED   MERGER
                                                EQUIPMENT   PAYABLE     EARNINGS     CHARGE
                                                ---------   --------   -----------   -------
InPhyNet......................................   $(7,700)   $42,300     $(50,000)    $50,000

     The following is a detail of the estimated merger expense:

Severance and related benefits..............................  $ 7,000
Operational restructuring...................................   17,000
Lease abandonment...........................................    1,500
Non-compatible technology...................................    6,000
Brokerage fees..............................................    9,000
Professional fees...........................................    3,000
Other transaction related costs.............................    3,200
Transition costs............................................    3,000
Filing fees.................................................      300
                                                              -------
                                                              $50,000
                                                              =======

     The non-compatible technology primarily relates to computer hardware and software that will be abandoned after the acquisition of InPhyNet. These assets were utilized in the operations of InPhyNet but are not compatible with the planned operations for MedPartners. Severance and related benefits represent anticipated payments to identified employees, as required by their respective employment agreements, who will be terminated after the acquisition of InPhyNet and certain other payments anticipated to be made to certain employees. The operational restructuring and transitional costs of $17,000 and $3,000, respectively, represent management's best estimate of the costs to consolidate operations of the thirty-five existing MedPartners physician practices in Florida with the operations of certain practices of InPhyNet. This plan was formulated by MedPartners' and InPhyNet's management in order to more efficiently provide services in markets where multiple locations will exist as a result of the acquisition of InPhyNet. The plan of consolidation calls for affected operations to be merged over a period of twelve to twenty-four months. These costs also include costs associated with the merging of InPhyNet's and MedPartners' hospital based operations including the combining of systems, facilities and management resources as well as costs associated with the formation of a regional operating and reporting infrastructure.

     B. To reflect the exchange of approximately 19,318 shares of Common Stock for all the issued and outstanding shares of InPhyNet common stock.

     C. To adjust pro forma amounts based on historical share amounts, converting each outstanding share of InPhyNet common stock into Common Stock based on the fixed exchange ratio of 1.18.

                                    BUSINESS

GENERAL

     The Company is the largest PPM company in the United States, based on revenues. The Company develops, consolidates and manages comprehensive integrated healthcare delivery systems, consisting of primary care and specialty physicians, as well as the nation's largest group of physicians engaged in the delivery of emergency medicine and other hospital-based services. MedPartners provides services to prepaid managed care enrollees and fee-for-service patients in 34 states through its network of approximately 12,460 physicians. The Company also operates one of the nation's largest independent pharmacy benefit management ("PBM") programs and provides disease management services and therapies for patients with certain chronic conditions. As of March 31, 1997, the Company operated its PBM program in all 50 states.

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and to advanced management information systems. In addition, the Company contracts with health maintenance organizations and other third-party payors that compensate the Company and its affiliated physicians on a prepaid basis (collectively "HMOs"), hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and to increase their patient flow.

     The Company offers medical group practices and independent physicians a range of affiliation models. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through an equity exchange, or by affiliation on a contractual basis. In all instances, the Company enters into long-term practice management agreements that provide for the management of the affiliated physicians by the Company while assuring the clinical independence of the physicians.

     The Company's PPM revenue is derived from contracts with HMOs that compensate the Company and its affiliated physicians on a prepaid basis and from the provision of fee-for-service medical services. In the prepaid arrangements, the Company, through its affiliated physicians, typically is paid by the HMO a fixed amount per member ("enrollee") per month ("professional capitation") or a percentage of the premium per member per month ("percent of premium") paid by employer groups and other purchasers of healthcare coverage to the HMOs. In return, the Company, through its affiliated physicians, is responsible for substantially all of the medical services required by enrollees. In many instances, the Company and its affiliated physicians accept financial responsibility for hospital and ancillary healthcare services in return for payment from HMOs on a capitated or percent of premium basis ("institutional capitation"). In exchange for these payments (collectively, "global capitation"), the Company, through its affiliated physicians, provides the majority of covered healthcare services to enrollees and contracts with hospitals and other healthcare providers for the balance of the covered services. In March 1996, the DOC issued the Restricted License to Pioneer Network, in accordance with the requirements of the Knox-Keene Act which authorizes Pioneer Network to operate as a healthcare service plan in the state of California. The Company intends to utilize the Restricted License for a broad range of healthcare services. See "-- Government Regulation".

     The Company operates the largest HBP group in the country with over 2,200 physicians providing services at over 300 sites, primarily hospitals, nationwide. The Company provides emergency medicine, radiology, anesthesiology, primary care and other hospital-based physician services. The Company also provides comprehensive medical services to inmates in various state and local correctional institutions. As of March 31, 1997, the Company had contracts with 45 correctional institutions providing healthcare services to approximately 42,300 inmates at 65 sites. The Company provides physicians, nurses and clerical support services for active duty and retired military personnel and their dependents in emergency departments, ambulatory care centers and primary care clinics operated by the Department of Defense. At March 31, 1997, the Company's military medical services were provided under 15 contracts with the Department of Defense.

     The Company manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses 44,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a national network of retail pharmacies. The Company is in the process of integrating the PBM program with the PPM business by providing pharmaceutical services to affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs comprising drug therapy, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

ACQUISITION PROGRAM

     The Company's strategy is to develop locally prominent, integrated healthcare delivery networks that provide high quality, cost-effective healthcare in selected geographic markets. The Company implements this strategy through growth in its existing markets, expansion into new markets through acquisitions and affiliations and through the implementation of comprehensive healthcare solutions for patients, physicians and payors. In connection with pursuing its strategy, the Company creates strategic alliances with hospital partners and HMOs. As an integral element of these alliances, the Company utilizes sophisticated information systems to improve the operational efficiency of, and reduce the costs associated with, operating the Company's network and the practices of the affiliated physicians. The Company's principal methods of expansion are acquisitions of PPM businesses and affiliations with physician and medical groups.

     In November 1995, MedPartners acquired MME in exchange for 13.5 million shares of Common Stock having a total value of approximately $413 million. The acquisition of MME was accounted for as a pooling-of-interests. MME was a significant factor in the Southern California managed care market and provided MedPartners with its first steps towards global capitations.

     In February 1996, the Company acquired PPSI, a publicly traded PPM company based in Redlands, California, in exchange for approximately 11.0 million shares of Common Stock having a total value of approximately $342 million. The acquisition of PPSI was accounted for as a pooling of interests. PPSI, through its previously acquired subsidiary Team Health, established MedPartners in the HBP and hospital contract management industry.

     In September 1996, the Company acquired Caremark International Inc., a publicly traded PPM and PBM company based in Northbrook, Illinois, in exchange for approximately 90.5 million shares of Common Stock having a total value of approximately $1.8 billion (the "Caremark Acquisition"), creating the largest PPM company in the United States and providing MedPartners with its initial PBM operations. The Caremark Acquisition was accounted for as a pooling of interests.

     In May 1997, the Company acquired the business assets and assumed the liabilities of most of the operations of APMC, a PPM company and affiliate of Aetna Inc. based in Glastonbury, Connecticut. For accounting purposes, this acquisition is being treated as an asset purchase. As a part of this acquisition, the Company entered into a 10-year nationwide master network agreement with Aetna U.S. Healthcare, pursuant to which the members of the Company's networks of affiliated physicians will be authorized providers for many of the 14 million members of Aetna U.S. Healthcare's health plan.

     In June 1997, the Company acquired InPhyNet, a publicly traded PPM company based in Fort Lauderdale, Florida and specializing in HBP operations and correctional care, in exchange for approximately 19.3 million shares of Common Stock having a total value of approximately $413 million, creating the largest HBP group in the United States. The acquisition of InPhyNet is being accounted for as a pooling of interests.

     The Company's successful pursuit of new growth opportunities will depend on many factors including, among others, the Company's ability to identify suitable targets and to integrate its acquired practices and businesses. The Company's efforts in this regard could be adversely affected by competition from other PPM businesses and companies as well as hospital management companies, hospitals and insurers who are also expanding into the PPM market. The Company's rapid consolidation makes integration a significant challenge. The dedication of management resources to integration may detract attention from the day-to-day operations of the Company. There can be no assurance that the Company will be able to continue its growth or successfully integrate its acquisitions. Such failures could have a material adverse effect on the operating results and financial condition of the Company.

     The Company's major acquisitions since January 1995 have been structured as poolings of interests. As a result, the Company's operating income has been reduced by the related merger expenses resulting in a net loss for the year ended December 31, 1996. Such merger expenses as well as integration costs may result in future losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Through December 31, 1994, the Company had affiliated with 190 physicians (without giving effect to physicians who became affiliated with the Company pursuant to acquisitions that were accounted for as poolings of interests). The Company is currently affiliated with approximately 12,460 physicians.

INDUSTRY

     The Health Care Financing Administration ("HCFA") estimates that national healthcare spending in 1995 was in excess of $1 trillion, with physicians controlling more than 80 percent of the overall expenditures. The American Medical Association reports that approximately 613,000 physicians are actively involved in patient care in the United States, with a growing number participating in multi-specialty or single-specialty groups. Expenditures directly attributable to physicians are estimated at $246 billion.

     Concerns over the cost of healthcare have resulted in the rapid growth of managed care in the past several years. As markets evolve from traditional fee-for-service medicine to managed care, HMOs and healthcare providers confront market pressures to provide high quality healthcare in a cost-effective manner. Employer groups have begun to bargain collectively in an effort to reduce premiums and to bring about greater accountability of HMOs and providers with respect to accessibility, choice of provider, quality of care and other matters that are fundamental to consumer satisfaction. The increasing focus on cost-containment has placed small to mid-sized physician groups and solo practices at a disadvantage. They typically have higher operating costs and little purchasing power with suppliers, they often lack the capital to purchase new technologies that can improve quality and reduce costs and they do not have the cost accounting and quality management systems necessary for entry into sophisticated risk-sharing contracts with payors.

     Industry experts expect that the healthcare delivery system may evolve to the point where the primary care physician manages and directs healthcare expenditures. Consequently, primary care physicians have increasingly become the conduit for the delivery of medical care by acting as "case managers" and directing referrals to certain specialists, hospitals, alternate-site facilities and diagnostic facilities. By contracting directly with payors, organizations such as the Company that control primary care physicians are able to reduce the administrative overhead expenses incurred by HMOs and insurers and thereby reduce the cost of delivering medical services.

     As HMO enrollment and physician membership in group medical practices have continued to increase, healthcare providers have sought to reorganize themselves into healthcare delivery systems that are better suited to the managed care environment. Physician groups and IPAs are joining with hospitals, pharmacies and other institutional providers in various arrangements to create vertically integrated delivery systems that provide medical and hospital services ranging from community-based primary medical care to specialized inpatient services. These healthcare delivery systems contract with HMOs to provide hospital and medical services to enrollees pursuant to full risk contracts. Under these contracts, providers assume the obligation to provide both the professional and institutional components of covered healthcare services to the HMO enrollees.

     In order to compete effectively in this evolving environment, the Company believes many physicians are concluding that they must obtain control over the delivery and financial impact of a broader range of healthcare services through global capitation. To this end, groups of independent physicians and medium to large medical groups are taking steps to assume the responsibility and the risk associated with healthcare services that they do not provide, such as hospitalization and pharmacy services. Physicians are increasingly abandoning traditional private practice in favor of affiliations with larger organizations such as the Company that offer skilled and innovative management, sophisticated information systems and significant capital resources. Many payors and their intermediaries, including governmental entities and HMOs, are also looking to outside providers of physician and pharmacy services to develop and maintain quality outcomes, management programs and patient care data. In addition, such payors and their intermediaries look to share the risk of providing healthcare services through capitation arrangements that fix payments for patient care at a specified amount over a specified period of time. Medical groups and independent physicians seem to be concluding that while the acceptance of greater responsibility and risk affords the opportunity to retain and enhance market share and to operate at a higher level of profitability, the acceptance of global capitation carries with it significant requirements for enhanced infrastructure, information systems, capital, network resources and financial and medical management. As a result, physicians are turning to organizations such as the Company to provide the resources necessary to function effectively in a managed care environment.

STRATEGY

     The Company's strategy is to develop locally prominent, integrated healthcare delivery networks that provide high quality, cost-effective healthcare in selected geographic markets. The key elements of this strategy are as follows:

          Expansion of Existing Markets. The Company's principal strategy for expanding its existing markets is through the acquisition of, or affiliation with, physicians and medical groups within those markets. The Company seeks to acquire or otherwise affiliate with physician groups, IPAs and other providers that have significant market share in their local markets and have established reputations for providing quality medical care. The Company also develops multi-specialty physician networks that are designed to meet the specific medical needs of a targeted geographic market. The Company seeks to further enhance its existing market share by increasing enrollment and fee-for-service business and by moving to global capitation where possible in its existing affiliated practices and IPAs. The Company anticipates further internal growth by expanding more of its payor contracts to global capitation through Pioneer Network and otherwise. Moreover, the Company believes that increasing marketing activities, enhancing patient service and improving the accessibility of care will also increase the Company's market share.

          Expansion into New Markets. The Company expands into new markets through the acquisition of or affiliation with other PPM entities and medical groups. The Company believes that the acquisition of MME was the first major consolidation in the industry. That acquisition was followed by the merger with PPSI, Caremark and, most recently, the acquisitions of InPhyNet, Fischer Mangold and APMC. As a result of the consolidation of physician practices and the entry of other PPM companies into the market, the Company's management has determined that it is important for the Company to continue its rate of expansion through acquisitions and mergers. The Company believes that by concentrating on larger acquisitions and by continuing to expand its core of physician groups and IPAs, as well as its affiliations with hospitals, it will create vertically integrated healthcare delivery systems that enhance its competitive position. The Company continually reviews potential acquisitions and physician affiliations and is currently in preliminary negotiations with various candidates.

          Movement to Global Capitation. The Company, which has been providing healthcare services for capitated payments (through its predecessors) since the mid-1970's, possesses significant experience and expertise in the managed care business. The Company intends to leverage this experience and the managed care systems developed in its western operations in all of its markets as it continues to develop its comprehensive integrated healthcare delivery system. The Company has capitated agreements with over 46 payors and intends to pursue a strategy toward the implementation of global capitation in all of its markets. This will be accomplished through the conversion of fee-for-service arrangements to capitation, the conversion of professional capitation to global capitation, where practicable, and the entry into new capitation arrangements with payors. In this connection, the Company has a national network agreement with Aetna, Inc. and is pursuing the establishment of national and regional capitated provider agreements with other payors. The Company has also embarked on a program called "best clinical practices" pursuant to which it will help its affiliated physician develop the most cost efficient protocols that provide the most favorable patient outcomes and will make them available to all of its affiliated practices.

          Integration of PPM and PBM Services. The Company believes that there is significant opportunity for growth through the integration of the PBM program and the PPM business. The Company expects PBM activity to increase as payors seek to shift the responsibility for pharmacy services to PPM entities and physician groups, and those entities look to prescription benefit managers to control pharmaceutical costs. The Company expects its PBM program to grow as enrollees and fee-for-service patients use the Company's mail-order and retail pharmacy networks. In addition, the Company expects to expand its PBM contracts with managed care organizations to provide capitated pharmaceutical services for its prepaid enrollees.

          Strategic Alliances. The Company believes that strategic alliances with hospitals and health plans improve the delivery of managed healthcare. The Company has entered into arrangements with various hospitals under which a portion of the capitation revenue received from HMOs for institutional care of enrollees assigned to designated Company clinics and IPA physicians is deposited into "subcapitated risk pools" managed by the Company. The Company believes that such arrangements can be enhanced through the implementation of the Restricted License held by Pioneer Network. Under these arrangements, the hospital is at risk in the event that the costs of institutional care exceed the available funds, and the Company shares in cost savings and revenue enhancements. The Company believes that through these and other similar alliances, providers will devote greater resources to ensuring the wellness of HMO enrollees, to enhancing high-quality and cost-effective care and to retaining and expanding their respective market shares. As a result, it is anticipated that the overall cost of delivering healthcare services will be contained, rendering both the Company and the participating providers more appealing to both HMOs and medical care consumers. The Company and its affiliated physicians have also established relationships with HMOs pursuant to which the Company and the HMOs share proportionately in the risks and rewards of local market factors.

          Sophisticated Information Systems. The Company believes that information technology is critical to the growth of integrated healthcare delivery systems and that the availability of detailed clinical data is fundamental to quality control and cost containment. The Company develops and maintains sophisticated management information systems that collect and analyze clinical and administrative data. These systems allow the Company to control overhead expenses, maximize reimbursement and provide utilization management more effectively. The Company evaluates the administrative and clinical functions of affiliated practices and re-engineers these functions as appropriate in conjunction with the implementation of the Company's management information systems to maximize the benefits of those systems.

          The Company also utilizes a sophisticated database to provide pharmaceutical-related information to participating physicians, payors, affiliated physician practices and other specialty service entities. The database is designed to provide an effective method for distributing and administering drugs and drug therapies.

          Increased Operational Efficiencies and Cost Reductions. The Company is seeking to increase its operating efficiency through expansion of its market area and number of HMO enrollees, increased specialization, development of additional in-house services and increased emphasis on outpatient care. The Company is also refining its utilization management programs that deliver information used by participating physicians to monitor and improve their practice patterns. The Company's physician networks attempt to achieve economies of scale through centralizing billing, scheduling, information management and other functions.

OPERATIONS

     Prior to the acquisition of MME in November 1995, the Company concentrated its PPM development efforts in the southeastern United States, affiliating primarily with physician groups that practiced on a fee-for-service basis. The Company acquired additional business models specifically designed to operate efficiently in the capitated environment with the acquisition of the MME, PPSI, Caremark and InPhyNet organizations. These business models, which are replicable and flexible, allow the Company to take advantage of the full range of market opportunities in the PPM industry and enable the Company to build integrated physician networks attractive to payors of all types. The Company currently has networks under development in 34 states.

     To meet payor demand for price competitive, quality services, the Company utilizes a market-based approach that incorporates primary care and specialty physicians into a network of providers serving a targeted geographic area. The Company engages in research and market analysis to determine the best network configuration for a particular market. Primary care includes family practice, internal medicine, pediatrics and obstetrics/gynecology. Key specialties include orthopedics, cardiology, oncology, radiology, neurosciences, urology, surgery, ophthalmology and ear, nose and throat. At certain locations, affiliated physicians and support personnel operate centers for diagnostic imaging, urgent care, cancer management, mental health treatment and health education. Network physicians also treat fee-for-service patients on a per-occurrence basis. After-hours care is available in several of the Company's clinics. Each network is configured to contain, when complete, the physician services necessary to capture at least a ten percent market share and to provide at least 90 percent of the physician services required by payors. The Company markets its networks to managed care and third-party payors, referring physicians and hospitals.

     Affiliated Physicians. The relationship between the Company and its affiliated physicians is set forth in asset purchase and practice management agreements. Through the asset purchase agreements, the Company acquires the assets utilized in the practices and may also assume certain leases and other contracts of the physician practices. Under the practice management agreements, the Company provides administrative, management and support functions to physician practices as necessary in connection with their respective medical practices. The Company also provides its physician practices with the equipment and facilities necessary for the medical practices, manages practice operations and employs substantially all of the practices' non-physician personnel, except certain allied health professionals, such as nurses and physical therapists.

     The Company consolidates physician practices that have directly entered into contracts with HMOs or that have the right to receive payment directly from HMOs for the provision of medical services in the Company's clinics, because it obtains a controlling financial interest solely by virtue of a long-term practice management agreement with physician practices. The revenue earned by these physician practices represented 32% of PPM revenue (19% of consolidated revenue) during the first quarter of 1997. The balance of the Company's PPM revenue (68%) is derived from contracts directly between the Company, or a wholly owned subsidiary, and HMOs. Practice management agreements with physician practices that hold HMO contracts or the right to receive payment directly from HMOs provide three general types of financial arrangements regarding the compensation of the physician-stockholders of those physician practices:

          (i) Physician practices that contributed 9% of PPM revenues (5% of consolidated revenue) during the first quarter of 1997 have practice management agreements that provide the physician-stockholders a negotiated fixed dollar amount. The physicians may be eligible to receive a discretionary bonus based on performance criteria and goals. The amount of any such bonus is determined solely by the Company's management and is not directly correlated to clinic revenue or gross profit. To the extent the clinic's net revenue increases or decreases under these practice management agreements, physician compensation will also increase or decrease, pro rata, based on the practices' compensation as a percentage of the clinic's net revenue;

          (ii) Physician practices that contributed 14% of PPM revenue (9% of consolidated revenue) during the first quarter of 1997 have practice management agreements that compensate the physician-stockholder on a fee-for-service basis. The respective clinics generally earn revenue on a fee-for-service basis, and physician compensation typically represents between 40 and 70 percent of the clinic's net revenue; or

          (iii) Physician practices that contributed 9% of PPM revenue (5% of consolidated revenue) during the first quarter of 1997 provided physician-stockholders with a salary, plus bonus, and a profit-sharing payment of a percentage of the clinic's net income (i.e., contractual revenue less base physician compensation, bonus and clinic expenses).

     Under these various types of agreements, revenue is assigned to the Company by the physician practice. The Company is responsible for the billing and collection of all revenue for services provided at its clinics, as well as for paying all expenses, including physician compensation. The Company is not reimbursed for the clinic expenses, rather it is responsible and at risk for all such expenses. In effect the Company retains any residual from operations of its physician practices (and funds any deficit). No earnings accumulate in its physician practices or are available for the payment of dividends to the physician-stockholders. In addition, the legal owners of its physician practices do not have a substantive capital investment that is at risk and the Company has substantially all of the capital at risk. Based on the terms of the practice management agreement, in almost all cases, there is no economic value attributable to the capital stock of those physician practices.

     The Company's practice management agreements with its physician practices are long-term and provide the Company with unilateral control over its physician practices. The practice management agreements include the following provisions:
(i) the initial term is 20 to 40 years; (ii) renewal provisions call for automatic and successive extension periods; (iii) the physician practices cannot unilaterally terminate their agreements with the Company unless the Company fails to cure a breach of its contractual responsibilities thereunder within 30 days after notification of such breach; (iv) the Company is obligated to maintain a continuing investment of capital; (v) the Company employes the non-physician personnel of its physician practices; and (vi) the Company assumes full responsibility for the operating expenses of the physician practice in return for an assignment of the physician practice's revenue.

     The Company works closely with affiliated physicians in targeting and recruiting additional physicians and in merging sole practices or single specialty practices into the already-affiliated physician practices. The Company seeks to recognize and develop opportunities to provide services throughout a market by positioning its practices so that the entire market is covered geographically. This approach provides patients with convenient medical facilities and services and responds to coverage criteria that are essential to payors.

     IPAs. The Company's networks include approximately 6,900 primary care and specialist IPA physicians serving approximately 357,000 HMO enrollees. An IPA allows individual practitioners to access patients in their respective areas through contracts with HMOs without having to join a group practice or sign exclusive contracts. An IPA also coordinates utilization review and quality assurance programs for its affiliated physicians. Additionally, an IPA offers other benefits to physicians seeking to remain independent, including economies of scale in the marketplace, enhanced risk-sharing arrangements and access to other strategic alliances. The Company identifies IPAs that need access to capitated HMO contracts, and such IPA organizations typically agree to assign their existing HMO contracts to the Company. The Company believes that the expansion of its IPAs will enable it to increase its market share with relatively low risk due to the low incremental investment required to recruit additional physicians.

     HMOs. The Company, through its affiliated physicians, began contracting with HMOs to provide healthcare on a capitated reimbursement basis in 1975 (through predecessors). Under these contracts, which typically are automatically renewed on an annual basis, the Company provides virtually all covered medical services and receives a fixed monthly capitation payment from HMOs for each member who chooses an affiliated physician as his or her primary care physician. The capitation amount may be fixed, based upon a percentage of premium, or adjustable based on the age and/or sex of the HMO enrollee. Contracts for prepaid healthcare with HMOs accounted for approximately 30% of the Company's net revenue for the quarter ended March 31, 1997.

     To the extent that enrollees require more care than is anticipated or require supplemental medical care that is not otherwise reimbursed by HMOs or other payors, aggregate capitation payments may be insufficient to cover the costs associated with the treatment of enrollees. Stop-loss coverage is maintained, which mitigates the effect of occasional high utilization of healthcare services. As of March 31, 1997, approximately 1.8 million prepaid HMO enrollees were covered beneficiaries for services in the Company's networks. These patients are covered under either commercial (typically employer-sponsored) or senior (Medicare-funded) HMOs. Higher capitation rates are typically received for senior patients because their medical needs are generally greater. Consequently, the cost of their covered care is higher. As of March 31, 1997, the Company's HMO enrollees comprised approximately 1.5 million commercial enrollees and approximately 125,000 senior (over age 65) enrollees and approximately 165,000 Medicaid and other enrollees. As of March 31, 1997, the Company was receiving institutional capitation payments for approximately 660,000 enrollees. The Company is largely dependent on continued growth in the number of HMO enrollees. This growth may come from the acquisition of other PPM entities, affiliation with additional physicians or increased enrollment in HMO's currently contracting with the Company. There can be no assurance that the Company will be successful in continuing the growth of HMO enrollees.

     Hospitals. The Company operates Pioneer Hospital ("Pioneer Hospital"), a 99-bed acute care hospital located in Artesia, California, U.S. Family Care Medical Center ("USFMC"), a 102-bed acute care hospital in Montclair, California, and Friendly Hills Hospital ("Friendly Hills"), a 274-bed acute care hospital in La Habra, California. Many of the physicians on the professional staff rosters of these hospitals are either employed by an affiliated professional corporation or are under contract with the Company's IPAs. Other physicians that are traditionally hospital-based, such as emergency room physicians, anesthesiologists, pathologists, radiologists and cardiologists provide services through contractual arrangements with the Company. Several of the Company's medical clinics are located sufficiently close to hospitals where these physicians are based to allow enrollees who use the clinics to also use those hospitals. Under the HMO contracts, the Company, through its affiliated medical practices or Knox-Keene licensee, is obligated to pay for inpatient hospitalization and related services. Over 50 percent of Pioneer Hospital's, approximately 85 percent of USFMC's and approximately 87 percent of Friendly Hills' daily censuses are made up of the Company's affiliated medical group enrollees. In April 1997, the Company and Tenet signed a letter of intent pursuant to which the parties intend to form a complete healthcare contracting network in southern California. Under the terms of the proposed agreement, Tenet will acquire Pioneer Hospital. The Company, through its Knox-Keene licensee or affiliated medical groups, has entered into agreements with other hospitals in California for the delivery of hospital services to the remainder of its enrollees. In each instance, the institutional capitation payments received from HMOs are placed at risk for the benefit of the applicable hospital, the Company and its affiliated physicians, to the extent such services have not reached a stop-loss threshold. The Company and these providers split any savings realized if hospital utilization declines due to the success of the Company's programs for early intervention, wellness and outpatient treatment.

     Hospital-Based Physician Operations. The Company's HBP operations organize and manage physicians and other healthcare professionals engaged in the delivery of emergency, radiology and teleradiology services, other hospital-based services and temporary staffing and support services to hospitals, clinics, managed care organizations and physician groups. Team Health currently provides services at over 300 sites including hospital emergency and radiology departments in 28 states. Under contracts with hospitals and other clients, the Company's HBP operations identify and recruit physicians and other healthcare professionals for admission to a client's medical staff, monitor the quality of care and proper utilization of services and coordinate the ongoing scheduling of staff physicians who provide clinical coverage in designated areas of care. Hospitals have found it increasingly difficult to recruit, schedule, retain and appropriately compensate hospital-based physician specialists required to operate hospital emergency, radiology and other departments. As a consequence, a large number of hospitals have turned to contract management firms, such as Team Health, as a more cost-effective and reliable alternative to the development of in-house physician staffing.

     Correctional Care. The Company provides comprehensive medical services, including mental health and dental services, to inmates in various state and local correctional institutions. The Company provides primary care physician services directly and typically subcontracts other services with hospitals and medical specialists on either a capitated or discounted fee-for-service basis. At March 31, 1997, the Company had contracts with 45 correctional institutions and managed the healthcare services provided to approximately 42,300 inmates at 65 sites. Under correctional care contracts, the Company is paid monthly on the basis of each correctional institution's average daily inmate population. Typically, the Company is also entitled to additional reimbursement for any healthcare related expenditures incurred above a certain dollar amount of outside medical expenses per inmate per year, as well as reimbursement for the cost of treating inmates in connection with certain extraordinary events.

     Department of Defense. The Company provides physicians, nurse and clerical support services for active duty and retired military personnel and their dependents in emergency departments, ambulatory care centers and primary care clinics operated by the Department of Defense. Under Department of Defense contracts, the Company is generally paid a fixed amount, per patient visit or per hour of service, without regard to the scope of professional services provided. Under per patient fixed fee arrangements, the Company assumes the risk if patient volume is below expectations. At March 31, 1997, the Company's military medical services were provided under 15 contracts with the Department of Defense.

     Pharmaceutical Services. The Company manages outpatient PBM programs throughout the United States for corporations, insurance companies, unions, government employee groups and managed care organizations. Prescription drug benefit management involves the design and administration of programs for reducing the costs and improving the safety, effectiveness and convenience of prescription drugs. The Company has one of the nation's largest independent PBM programs, dispensing 44,000 prescriptions daily from four mail service pharmacies. The Company also manages patients' immediate prescription needs through a national network of retail pharmacies. Under the Company's PBM quality assurance program, the Company maintains rigorous quality assurance and regulatory policies and procedures. A computerized order processing system reviews each prescription order for a variety of potential concerns, including reactions with other drugs known to be prescribed to that patient, reactions with a patient's known allergies, duplication of therapies, appropriateness of dosage and early refill requests that may indicate overutilization or fraud. Each prescription is verified by a licensed pharmacist before shipment. The Company has retained the services of an independent national advisory panel of physician specialists that advises it on the clinical analyses of its intervention strategies and on cost-effective clinical procedures. The Company offers a full range of drug cost and clinical management services, including clinical case management, drug utilization review, formulary management and customized prescription programs for senior citizens. The pharmacy business is subject to heavy government regulation. Any failure to satisfy pharmacy licensing requirements could have a material adverse effect on the operating results and financial condition of the Company.

     Disease Management. The Company delivers comprehensive long-term support for high-cost, chronic illnesses in an effort to improve outcomes for patients and to lower costs. The Company believes that these programs efficiently provide for a patient's entire healthcare needs. The programs utilize advanced protocols and eliminate unnecessary procedural steps. The Company provides therapies and services to individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis. The Company estimates that there are over 200,000 patients in the United States suffering from these diseases. The Company's disease management services utilize the Company's integrated health data to develop therapies to manage the high cost of treating these patients.

     International. The Company also has operations in several European countries, Canada and Japan.

INFORMATION SYSTEMS

     The Company develops and maintains integrated information systems to support its growth and acquisition plans. The Company's overall information systems design is open, modular and flexible. The Company is implementing a flexible individual patient electronic medical record ("EMR") that is continually updated to complement primary practice management and billing functions. The Company has configured its systems to give affiliated physicians and their staff efficient and rapid access to complex clinical data. The Company's use of the EMR enhances operational efficiencies through automation of many routine clinical functions, as well as the capacity to link "physician-specific" treatment protocols by diagnosis. This allows physicians to have treatments checked against pre-defined protocols at the time of service. The Company also utilizes a sophisticated database to provide pharmaceutical-related information to participating physicians, payors, affiliated physician practices and other specialty service entities. The database is designed to provide a safe and effective method for distributing and administering drugs and drug therapies.

     Effective and efficient access to key clinical patient and pharmaceutical data is critical in obtaining quality outcomes and improving costs as the Company enters into more capitation contracts. The Company utilizes its existing information systems to measure patient care satisfaction and outcomes of care, improve productivity, manage complex reimbursement procedures and integrate information from multiple facilities throughout the care spectrum. These systems allow the Company to analyze clinical and cost data to determine thresholds of profitability under various capitation arrangements.

COMPETITION

     The PPM industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. The Company competes for acquisition, affiliation and other expansion opportunities with national, regional and local PPM companies and other PPM entities including HBP groups and hospital contract management companies. In addition, certain companies, including hospitals and insurers, are expanding their presence in the PPM market. The Company also competes with prescription drug benefit programs, prescription drug claims processors, regional claims processors, providers of disease management services and insurance companies.

GOVERNMENT REGULATION

     General. As a participant in the healthcare industry, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. The Company believes its operations are in material compliance with applicable laws. Nevertheless, because the structure of the relationship with the physician groups is unique, many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. Thus, there can be no assurance that a review of the Company's or the affiliated physicians' businesses by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or of its affiliated physicians. Nor can there be any assurance that the healthcare regulatory environment will not change so as to restrict the Company's or the affiliated physicians' existing operations or their expansion. Any significant restriction could have a material adverse effect on the operating results and financial condition of the Company.

     Federal Reimbursement, Fraud and Abuse and Referral Laws. Approximately 13 percent of the revenues of the Company's affiliated physician practices are derived from payments made by government-sponsored healthcare programs (principally, medicare and state reimbursement programs). As a result, the Company is subject to the laws and regulations that govern reimbursement under Medicare and Medicaid. Any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. There are also state and federal civil and criminal statutes imposing substantial penalties (including civil penalties and criminal fines and imprisonment) on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. The Company believes it is in material compliance with such laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities or that any such challenge or scrutiny would not have a material adverse effect on the operating results and financial condition of the Company.

     Certain provisions of the Social Security Act, commonly referred to as the "Anti-Kickback Statute", prohibit the offer, payment, solicitation, or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Anti-Kickback Statute contains provisions prescribing civil and criminal penalties to which individuals or providers who violate such statute may be subjected. The criminal penalties include fines up to $25,000 per violation and imprisonment for five years or more. Additionally, the DHHS has the authority to exclude anyone, including individuals or entities, who has committed any of the prohibited acts from participation in the Medicare and Medicaid programs. If applied to the Company or any of its subsidiaries or affiliated physicians, such exclusion could result in a significant loss of reimbursement for the Company, up to a maximum of the approximately 13 percent of the revenues of the Company's affiliated physician groups, which could have a material adverse effect on the operating results and financial condition of the Company. Although the Company believes that it is not in violation of the Anti-Kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.

     Federal law prohibits, with some exceptions, an entity from filing a claim for reimbursement under the Medicare or Medicaid programs for certain designated services if the entity has a financial relationship with the referring physician. Federal law (the "Medicare Referral Payments Law") also prohibits the solicitation or receipt of remuneration in exchange for, or the offer or payment of remuneration to induce, the referral of Medicare or Medicaid beneficiaries. Significant prohibitions against physician referrals were enacted by the United States Congress in the Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. The provisions of the Anti-Kickback Statute and the Medicare Referral Payments Law are complex, and the future interpretations of these provisions and their applicability to the Company's operations cannot be predicted or analyzed in such a way as to predict with certainty the effect of such rules and regulations on the Company. Although the Company seeks to arrange its business relationships to comply with these healthcare rules and regulations, its operations do not fit within any of the existing or published proposed federal safe harbors. As a result, there can be no assurance that the Company's present or future operations will not be challenged under such provisions. The Company does not believe it is in violation of the Anti-Kickback Statute of the Medicare Referral Payment law and associated regulations because the revenues which are assigned to the Company pursuant to the management agreements between the Company and its affiliated physician practices represent payments made by the HMO to satisfy claims submitted through the Company on behalf of the affiliated physician for the furnishing of healthcare services by the physician to an individual. The monies retained by the Company do not exceed the aggregate amount due the Company for the reasonable and necessary physician practice management services provided by the Company pursuant to the management agreement between the Company and the affiliated physician or physician practice, i.e., transfer agreement or management services agreement. The Company believes that such payments do not fall within the scope or the intent of such rules and regulations. Further, the Company does not believe it is in violation of the Anti-Kickback Statute and the Medicare Referral Payment Law because the Company does not refer, or influence the referral of, patients or services reimbursed under governmental programs to the physician practices. While the Company believes it is in compliance with such legislation, future regulations and interpretations of existing regulations could require the Company to modify the form of its relationship with physician groups which could have a material adverse effect on the operating results and financial condition of the Company.

     The OIG of the DHHS has promulgated regulatory "safe harbors" under the Medicare Referral Payments Law that describe payment practices between healthcare providers and referral sources that will not be subject to criminal prosecution and that will not provide the basis for exclusion from the Medicare and Medicaid programs. The Company retains healthcare professionals to provide advice and non-medical services to the Company in return for compensation pursuant to employment, consulting or service contracts. The Company also enters into contracts with hospitals under which the Company provides products and administrative services for a fee. Many of the parties with whom the Company contracts refer or are in a position to refer patients to the Company. The breadth of these federal laws, the paucity of court decisions interpreting these laws, the limited nature of regulatory interpretations and the absence of court decisions interpreting the safe harbor regulations have resulted in ambiguous and varying interpretations of these federal laws and regulations. The OIG or the DOJ could seek a determination that the Company's past or current policies and practices regarding contracts and relationships with healthcare providers violate federal law. In such event, no assurance can be given that the Company's interpretation of these laws will prevail, except with respect to those matters that were the subject of the OIG investigation. See "-- Legal Proceedings". The failure of the Company's interpretation of these laws to prevail could materially adversely affect the operating results and financial condition of the Company.

     Caremark agreed, in its settlement agreement with the OIG and DOJ prior to the Caremark Acquisition, to continue to enforce certain compliance-related oversight procedures. Should the oversight procedures reveal violations of federal law, Caremark would be required to report such violations to the OIG and DOJ. Caremark is therefore subject to increased regulatory scrutiny and, in the event that Caremark commits legal or regulatory violations, it may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services which could have a material adverse effect on the operating results and financial condition of the Company.

     State Referral Payment Laws. The Company is also subject to state statutes and regulations that prohibit payments for referral of patients and referrals by physicians to healthcare providers with whom the physicians have a financial relationship. State statutes and regulations generally apply to services reimbursed by both governmental and private payors. Violations of these laws may result in prohibition of payment for services rendered, loss of pharmacy or health provider licenses as well as fines and criminal penalties. State statutes and regulations that may affect the referral of patients to healthcare providers range from statutes and regulations that are substantially the same as the federal laws and the safe harbor regulations to a simple requirement that physicians or other healthcare professionals disclose to patients any financial relationship the physicians or healthcare professionals have with a healthcare provider that is being recommended to the patients. These laws and regulations vary significantly from state to state, are often vague, and, in many cases, have not been interpreted by courts or regulatory agencies. Management believes the Company's operations are in material compliance with existing law, but there can be no assurance that the Company's existing business arrangements will not be successfully challenged in one or more states. The Company is not materially dependent upon revenues derived from any single state. Adverse judicial or administrative interpretations of such laws in several states, taken together, could, however, have a material adverse effect on the operating results and financial condition of the Company. In addition, expansion of the Company's operations to new jurisdictions could require structural and organizational modifications of the Company's relationships with physician groups in order to comply with new or revised state statutes. Such structural and organizational modifications could have a material adverse effect on the operating results and financial condition of the Company.

     Corporate Practice of Medicine Laws. The laws of many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company believes that it has perpetual and unilateral control over the assets and operations of the various affiliated professional corporations. However, there can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of the Company and its contractual arrangements with affiliated physicians will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of the Company and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or expansion thereof. In the event of action by any regulatory authority limiting or prohibiting the Company or any affiliate from carrying on its business or from expanding the operations of the Company and its affiliates to certain jurisdictions, structural and organizational modifications of the Company may be required, which could have a material adverse effect on the operating results and financial condition of the Company.

     Antitrust Laws. In connection with the corporate practice of medicine laws referred to above, the physician practices with which the Company is affiliated necessarily are organized as separate legal entities. As such, the physician practice entities may be deemed to be persons separate both from the Company and from each other under the antitrust laws and, accordingly, subject to a wide range of laws that prohibit anticompetitive conduct among separate legal entities. The Company believes it is in compliance with these laws and intends to comply with any state and federal laws that may affect its development of integrated healthcare delivery networks. There can be no assurance, however, that a review of the Company's business by courts or regulatory authorities would not adversely affect the operations of the Company and its affiliated physician groups.

     Insurance Laws. The assumption of risk on a prepaid basis by health provider networks is occurring with increasing frequency, and the practice is being reviewed by various state insurance commissioners as well as the NAIC to determine whether the practice constitutes the business of insurance. The Company believes that it is currently in material compliance with the insurance laws in the states where it is operating, and it intends to comply with interpretative and legislative changes as they may develop. There can be no assurance, however, that the Company's activities will not be challenged or scrutinized by governmental authorities or that future interpretations of the insurance laws by such governmental authorities will not require licensure or restructuring of some or all of the Company's operations in any such state. In the event that the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is progressing, the Company could experience a material adverse change in its operating results and financial condition while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not be able to meet. Further, once licensed, the Company would be subject to continuing oversight by and reporting to the respective regulatory agency.

     The NAIC recently adopted the Managed Care Plan Network Adequacy Model Act (the "Model Act") which is intended to establish standards for the creation and maintenance of networks by health carriers. The Model Act is also intended to establish requirements for written agreements between health carriers offering managed care plans, participating providers and intermediaries, like the Company, which negotiate provider contracts. An NAIC model insurance act does not carry the force of law unless it is adopted by applicable state legislatures. The Company does not know which states, if any, will adopt the Model Act. There can be no assurance that the Company will be able to comply with the Model Act if it is adopted in any state in which the Company does business.

     Other State and Local Regulation. In March 1996, the DOC issued the Restricted License to Pioneer Network in accordance with the requirements of the Knox-Keene Act. The Restricted License authorizes Pioneer Network to operate as a healthcare service plan in the State of California. The Company, through Pioneer Network, utilizes the Restricted License to contract with HMOs for a broad range of healthcare services, including both institutional and professional medical services. The Knox-Keene Act and the regulations promulgated thereunder subject entities that are licensed as healthcare service plans in California to substantial regulation by the DOC. In addition, licensees under the Knox-Keene Act must file periodic financial data and other information (that generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operational personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered to take enforcement actions against licensees that fail to comply with such requirements.

     The operation of Pioneer Hospital, USFMC and Friendly Hills is highly regulated, and each is accredited by the Joint Commission on Accreditation of Healthcare Organizations. Accreditation from the Joint Commission on Accreditation of Healthcare Organizations allows Pioneer Hospital to serve Medicare patients and provides authorization from the California Department of Health Services and the Los Angeles County Department of Health to operate as a licensed hospital facility. Each of Pioneer Hospital, USFMC and Friendly Hills is licensed and regulated as a general acute care hospital by the State of California Department of Health Services. Additionally, each of Pioneer Hospital, USFMC and Friendly Hills has a clinical laboratory license from the State of California Department of Health Services, a clinical laboratory license for its cardio-pulmonary laboratory and a pharmacy license for its inpatient pharmacy.

     Pharmacy Licensing and Operation. The Company is subject to federal and state laws and regulations governing pharmacies. Federal controlled substance laws require the Company to register its pharmacies with the United States Drug Enforcement Administration and comply with security, record-keeping, inventory control and labeling standards in order to dispense controlled substances. State controlled substance laws require registration and compliance with the licensing, registration or permit standards of the state pharmacy licensing authority. State pharmacy licensing, registration and permit laws impose standards on the qualifications of an applicant's personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. Pharmacists employed by each branch must also satisfy state licensing requirements.

     Several states have enacted legislation that requires mail service pharmacies located outside such state to register with the state board of pharmacy prior to mailing drugs into the state and to meet certain operating and disclosure requirements. These statutes generally permit a mail service pharmacy to operate in accordance with the laws of the state in which it is located. In addition, various pharmacy associations and state boards of pharmacy have promoted enactment of laws and regulations directed at restricting or prohibiting the operation of out-of-state mail service pharmacies by, among other things, requiring compliance with all laws of certain states into which the mail service pharmacy dispenses medications whether or not those laws conflict with the laws of the state in which the pharmacy is located. To the extent that such laws or regulations are found to be applicable to the Company's operations, the Company would be required to comply with them. Some states have enacted laws and regulations which, if successfully enforced, would effectively limit some of the financial incentives available to plan sponsors that offer mail service prescription programs. The United States Department of Labor has commented that such laws and regulations are pre-empted by the Employee Retirement Income Security Act of 1974, as amended. The Attorney General in one state has reached a similar conclusion and has raised additional constitutional issues. Finally, the Bureau of Competition of the Federal Trade Commission ("FTC") has concluded that such laws and regulations may be anticompetitive and not in the best interests of consumers. To date, there have been no formal administrative or judicial efforts to enforce any of such laws against the Company. To the extent that any of the foregoing laws or regulations prohibit or restrict the operation of mail service pharmacies and are found to be applicable to the Company, they could have an adverse effect on the Company's prescription mail service operations. United States Postal Service regulations expressly permit the transmission of prescription drugs through the postal system. The United States Postal Service has authority to restrict such transmission.

     The PBM and disease management services of the Company are subject to state and federal statutes and regulations governing the operation of pharmacies, repackaging of drug products, dispensing of controlled substances, reimbursement under federal and state medical assistance programs, financial relationships between healthcare providers and potential referral sources, medical waste disposal, risk sharing by non-insurance companies and workplace health and safety. The Company's operations may also be affected by changes in ethical guidelines and changes in operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association, the National Committee for Quality Assurance and the Joint Commission on Accreditation of Healthcare Organizations.

     Future Legislation, Regulation and Interpretation. As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor it is possible at this time to estimate the impact of potential legislation, which may be material, on the Company. Further, although the Company exercises care in structuring its arrangements with physicians to comply in all material respects with the above-referenced laws, there can be no assurance that (i) government officials charged with responsibility for enforcing such laws will not assert that the Company or certain transactions in which the Company is involved are in violation thereof and (ii) such laws will ultimately be interpreted by the courts in a manner consistent with the Company's interpretation.

EMPLOYEES

     As of March 31, 1997, the Company, including its affiliated professional entities, employed approximately 24,000 people on a full-time equivalent basis.

CORPORATE LIABILITY AND INSURANCE

     The Company's business entails an inherent risk of claims of physician professional liability. In recent years participants in the healthcare industry have become increasingly subject to large claims based on theories of medical malpractice that entail substantial defense costs. Through the ownership and operation of Pioneer Hospital, USFMC and Friendly Hills, all acute care hospitals, the Company could also be subject to allegations of negligence and wrongful acts. To protect its overall operations from such potential liabilities, the Company has a multi-tiered corporate structure and preserves the operational integrity of each of its operating subsidiaries. In addition, the Company maintains professional liability insurance, general liability and other customary insurance on a claims-made and modified occurrence basis, in amounts deemed appropriate by management based upon historical claims and the nature and risks of the business, for many of the affiliated physicians, practices and operations. There can be no assurance that a future claim will not exceed the limits of available insurance coverage or that such coverage will continue to be available.

     Moreover, the Company requires each physician group with which it affiliates to obtain and maintain professional liability and workers' compensation insurance coverage. Such insurance may provide additional coverage, subject to policy limits, in the event the Company were held liable as a co-defendant in a lawsuit for professional malpractice against a physician. In addition, generally, the Company is indemnified under the practice management agreements by the affiliated physician groups for liabilities resulting from the performance of medical services. However, there can be no assurance that any future claim or claims will not exceed the limits of these available insurance coverages or that indemnification will be available for all such claims.

PROPERTIES

     The Company's corporate headquarters is located at 3000 Galleria Tower in Birmingham, Alabama. Additionally, the Company has corporate offices in Long Beach, California, Knoxville, Tennessee, Fort Lauderdale, Florida and Northbrook, Illinois. The Company currently owns or leases facilities providing medical services in 34 states, Puerto Rico and five other countries. The Company also leases, subleases or occupies, pursuant to certain acquisition agreements, the clinic facilities of the affiliated physician groups. The Company anticipates that as the affiliated practices continue to grow and add new services, expanded corporate facilities will be required.

LEGAL PROCEEDINGS

     The Company is named as a defendant in various legal actions arising primarily out of services rendered by physicians and others employed by its affiliated physician entities and Pioneer Hospital, USFMC and Friendly Hills, as well as personal injury and employment disputes. In addition, certain of its affiliated medical groups are named as defendants in numerous actions alleging medical negligence on the part of their physicians. In certain of these actions, the Company's and the medical group's insurance carrier has either declined to provide coverage or has provided a defense subject to a reservation of rights. Management does not view any of these actions as likely to result in an uninsured award which would have a material adverse effect on the operating results and financial condition of the Company.

     In June 1995, Caremark agreed to settle an investigation with the DOJ, OIG, the Veterans Administration, the Federal Employee Health Benefits Program ("FEHBA"), the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and related state investigative agencies in all 50 states and the District of Columbia (the "OIG Settlement"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each in Minnesota and Ohio. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS and FEHBP, federally funded healthcare benefit programs, concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. The OIG Settlement allows Caremark to continue participating in Medicare, Medicaid and other government healthcare programs. Under the OIG Settlement, Caremark agreed to make civil payments of $85.3 million to the federal government in installments and $44.6 million to the states. The plea agreement imposed $29.0 million in federal criminal fines. In addition, Caremark contributed $2.0 million to a grant program set up under the Ryan White Comprehensive AIDS Resources Emergency (CARE) Act. Caremark took an after-tax charge of $154.8 million in 1995 for these settlement payments, costs to defend ongoing derivative, security and other lawsuits, and other related costs. This charge has been reflected in Caremark's discontinued operations and will not materially affect the Company's ability to pursue its long-term business strategy. There can be no assurance, however, that the ultimate costs related to the OIG Settlement will not exceed these estimates or that additional costs, claims and damages will not occur, or if they occur, will not have a material adverse effect on the operating results and financial condition of the Company.

     In its agreement with the OIG and DOJ, Caremark agreed to continue to maintain certain compliance-related oversight procedures. Should these oversight procedures reveal credible evidence of legal or regulatory violations, Caremark is required to report such violations to the OIG and DOJ. Caremark is, therefore, subject to increased regulatory scrutiny and, in the event it commits legal or regulatory violations, Caremark may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services, which would have a material adverse effect on the operating results and financial condition of the Company.

     In March 1996, Caremark agreed to settle all disputes with a number of private payors. These disputes relate to businesses that were covered by the OIG Settlement. The settlements resulted in an after-tax charge of approximately $43.8 million. In addition, Caremark paid $24.1 million after tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts was recorded in first quarter 1996 discontinued operations.

     In connection with the matters described above relating to the OIG Settlement, Caremark is a party to various non-governmental claims and may in the future become subject to additional OIG-related claims. Caremark is a party to, or the subject of, and may be subjected to in the future, various private suits and claims (including stockholder derivative actions and an alleged class action suit) being asserted in connection with matters relating to the OIG Settlement by Caremark's stockholders, patients who received healthcare services from Caremark and such patients' insurers. The Company cannot determine at this time what costs or liabilities may be incurred in connection with future disposition of non-governmental claims or litigation. Such additional costs or liabilities, if incurred, could have a material adverse effect on the operating results and financial condition of the Company.

     In August and September 1994, stockholders of Caremark, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act and the Exchange Act and fraud and negligence and various state law claims in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Exchange Act only, was certified as a class. The parties continue to engage in discovery proceedings. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In late August 1994, certain patients of a physician who prescribed human growth hormone distributed by Caremark and the sponsor of the health insurance plan of one of those patients filed complaints against Caremark, employees of Caremark and others in the United States District Court for the District of Minnesota. Each complaint purported to be on behalf of a class and alleged violations of the federal mail and wire fraud statutes, the federal conspiracy statute and the state consumer fraud statute, as well as conspiracy to breach a fiduciary duty, negligence and fraud. Each complaint sought unspecified treble damages, and attorneys fees and expenses. In July 1996, these plaintiffs also served a separate lawsuit in the Minnesota State Court in the County of Hennepin against a subsidiary of Caremark purporting to be on behalf of a class and alleging all of the claims contained in the complaint filed with the Minnesota federal court other than the federal claims contained therein. The state complaint seeks unspecified damages, attorneys' fees and expenses and an award of punitive damages. In November 1996, in response to a motion by the plaintiffs, the Court dismissed the United States District Court cases without prejudice. On March 27, 1996, the Minnesota state court lawsuit was dismissed with prejudice. In July 1995, another patient of this same physician filed a separate complaint in the District Court of South Dakota against the physician, Caremark and another corporation alleging violations of the federal laws prohibiting payment of remuneration to induce referral of Medicare and Medicaid beneficiaries, and the federal mail fraud and conspiracy statutes. The complaint also alleges the intentional infliction of emotional distress and seeks trebling of at least $15.9 million in general damages, attorneys fees and costs, and an award of punitive damages. In August 1995, the parties to the case filed in South Dakota agreed to a stay of all proceedings until final judgment has been entered in a criminal case that is presently pending against this physician. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In May 1996, three home infusion companies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practices statute. The complaint seeks unspecified treble damages and attorneys' fees and expenses. The Company intends to defend this case vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In September 1995, Coram filed a complaint in the San Francisco Superior Court against Caremark, its subsidiary, Caremark Inc., and others. The complaint, which arose from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995, for approximately $209.0 million in cash and $100.0 million in securities, alleged breach of the sale agreement and made other related claims seeking compensatory damages, in the aggregate, of $5.2 billion. Caremark filed counterclaims against Coram and also filed a lawsuit in the U.S. District Court in Chicago against Coram claiming securities fraud. On July 1, 1997, the parties to the Coram litigation announced that a settlement had been reached pursuant to which Caremark will return for cancellation all of the securities issued by Coram in connection with the acquisition and will pay to Coram $45 million in cash on or before September 1, 1997. The settlement agreement also provides for the termination and resolution of all disputes and issues between the parties and for the exchange of mutual releases. The settlement will result in a second quarter after-tax charge from discontinued operations of approximately $75 million. See "Business -- Legal Proceedings".

     Beginning in September 1994, Caremark was named as a defendant in a series of lawsuits added to a pending group of actions (including a class action) brought in 1993 under the antitrust laws by local and chain retail pharmacies against brand name pharmaceutical manufacturers, wholesalers and prescription benefit managers other than Caremark. The lawsuits, filed in federal district courts in at least 38 states (including the United States District Court for the Northern District of Illinois), allege that at least 24 pharmaceutical manufacturers provided unlawful price and service discounts to certain favored buyers and conspired among themselves to deny similar discounts to the complaining retail pharmacies (approximately 3,900 in number). The complaints charge that certain defendant prescription benefit managers, including Caremark, were favored buyers who knowingly induced or received discriminatory prices from the manufacturers in violation of the Robinson-Patman Act. Each complaint seeks unspecified treble damages, declaratory and equitable relief and attorneys fees and expenses. All of these actions have been transferred by the Judicial Panel for Multidistrict Litigation to the United States District Court for the Northern District of Illinois for coordinated pretrial procedures. Caremark was not named in the class action. In April 1995, the Court entered a stay of pretrial proceedings as to certain Robinson-Patman Act claims in this litigation, including the Robinson-Patman Act claims brought against Caremark, pending the conclusion of a first trial of certain of such claims brought by a limited number of plaintiffs against five defendants not including Caremark. On July 1, 1996, the district court directed entry of a partial final order in the class action approving an amended settlement with certain of pharmaceutical manufacturers. The amended settlement provides for a cash payment by the defendants in that action of approximately $351.0 million to class members in settlement of conspiracy claims as well as a commitment from the settling manufacturers to abide by certain injunctive provisions. All class action claims against non-settling manufacturers as well as all opt out and other claims generally, including all Robinson-Patman Act claims against Caremark, remain unaffected by the settlement. The district court also certified to the court of appeals for interlocutory review certain orders relating to non-settled conspiracy claims against the pharmaceutical manufacturers and wholesalers. These interlocutory orders do not relate to any of the claims brought against Caremark. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In December 1994, Caremark was notified by the FTC that it was conducting a civil investigation of the PBM industry concerning whether acquisitions, alliances, agreements or activities between prescription benefit managers and pharmaceutical manufacturers, including Caremark's alliance agreements with certain drug manufacturers, violate Sections 3 or 7 of the Clayton Act or
Section 5 of the Federal Trade Commission Act. The specific nature, scope, timing and outcome of the investigation are not currently determinable. Under the statutes, if violations are found, the FTC could seek remedies in the form of injunctive relief to set aside or modify Caremark's alliance agreements and an order to cease and desist from certain marketing practices and from entering into or continuing with certain types of agreements. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information about the executive officers and directors of the Company:

NAME                                          AGE               POSITION WITH THE COMPANY
----                                          ---               -------------------------
Larry R. House..............................  53    Chairman of the Board and Chief Executive Officer
                                                      and Director
Mark L. Wagar...............................  45    President and Chief Operating Officer
John J. Gannon..............................  58    President -- Physician Practice Management
H. Lynn Massingale, M.D.....................  44    President -- Team Health
Harold O. Knight, Jr........................  39    Executive Vice President and Chief Financial
                                                      Officer
Tracy P. Thrasher...........................  34    Executive Vice President, Chief Administrative
                                                      Officer and Corporate Secretary
Edward J. Novinski..........................  38    Executive Vice President -- Managed Care
John M. Deane...............................  42    Executive Vice President -- Information Services
J. Brooke Johnston, Jr......................  57    Senior Vice President and General Counsel
Charles C. Clark............................  47    Senior Vice President and Chief Tax Officer
Peter J. Clemens, IV........................  32    Vice President of Finance and Treasurer
Mark S. Weeks...............................  34    Vice President of Finance and Controller
Richard M. Scrushy..........................  44    Director
Larry D. Striplin, Jr.(1)...................  67    Director
Charles W. Newhall III(1)...................  52    Director
Ted H. McCourtney(2)........................  58    Director
Walter T. Mullikin, M.D.....................  79    Director
John S. McDonald, J.D.(1)...................  64    Director
Rosalio J. Lopez, M.D.......................  44    Chief Medical Officer and Director
Richard J. Kramer...........................  54    Director
C.A. Lance Piccolo(2).......................  56    Director
Roger L. Headrick(1)........................  60    Director
Harry M. Jansen Kraemer, Jr.................  42    Director

---------------

(1) Member of the Compensation Committee
(2) Member of the Audit Committee

     Larry R. House has been Chief Executive Officer of the Company since August 1993, and has been Chairman of the Board since January 1993. Mr. House also served as President from August 1993 until June 1997. From 1985 to 1992, he was Chief Operating Officer of HEALTHSOUTH Rehabilitation Corporation, now HEALTHSOUTH Corporation ("HEALTHSOUTH"). From 1992 to 1993, Mr. House was President of HEALTHSOUTH International, Inc. Mr. House is a member of the Board of Directors of each of HEALTHSOUTH, Capstone Capital Corporation, a publicly traded real estate investment trust ("Capstone"), the American Sports Medicine Institute, UAB Research Foundation and Monitor MedX.

     Mark L. Wagar has been President and Chief Operating Officer of the Company since June 1997. From January 1996 until June 1997, Mr. Wagar was
President -- Western Operations of the Company. From January 1995 through December 1995, Mr. Wagar was Chief Operating Officer of MME. From March 1994 to December 1994, he was the President of CIGNA HealthCare of California, a healthcare plan serving enrollees in California, Oregon and Washington, from January 1993 through February 1994, was a Vice

President of CIGNA HealthCare of California, an HMO. From November 1989 to December 1992, he was the President of Managed Care Partners, Inc., a private consulting management company specializing in managed care services. He has been involved in healthcare management for over 20 years, including 10 years in managed care companies.

     John J. Gannon has been President -- Physician Practice Management of the Company since June 1997. From July 1996 to June 1997, Mr. Gannon was
President -- Eastern Operations. For 23 years, Mr. Gannon was a Partner with KPMG Peat Marwick. His most recent position with KPMG was that of National Partner-in-Charge of Strategy and Marketing, Healthcare and Life Sciences. He served as one of the firm's designated industry review specialists for healthcare financial feasibility studies.

     H. Lynn Massingale, M.D. has been President of Team Health since its formation in March 1994. Dr. Massingale has served as President of Southeastern Emergency Physicians, Inc., a subsidiary of Team Health, since 1981. A graduate of the University of Tennessee Center for Health Sciences in Memphis, Dr. Massingale is certified by the National Board of Medical Examiners, Tennessee Board of Medical Examiners and American Board of Emergency Medicine. Dr. Massingale's professional memberships include the Knoxville Academy of Medicine, Tennessee Medical Association, American Medical Association and American College of Emergency Physicians.

     Harold O. Knight, Jr. has been Executive Vice President and Chief Financial Officer of the Company since November 1994. Mr. Knight was Senior Vice President of Finance and Treasurer of the Company from August 1993 to November 1994, and from March 1993 to August 1993, Mr. Knight served as Vice President of Finance of the Company. From 1980 to 1993, Mr. Knight was with Ernst & Young LLP, most recently as Senior Manager. Mr. Knight is a member of the Alabama Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

     Tracy P. Thrasher was named Chief Administrative Officer of the Company in June 1997 and has been Executive Vice President of the Company since November 1994 and Corporate Secretary since March 1994. Ms. Thrasher was Senior Vice President of Administration from March 1994 to November 1994, and from January 1993 to March 1994, she served as Corporate Comptroller and Vice President of Development. From 1990 to 1993, Ms. Thrasher was the Audit and Health Care Management Advisory Service Manager with Burton, Canady, Moore & Carr, P.C., independent public accountants. Ms. Thrasher began her career with Ernst & Young LLP in 1985, and became a certified public accountant in 1986.

     Edward J. Novinski has been Executive Vice President of Managed Care for the Company since September 1996. Prior to joining the Company, Mr. Novinski was most recently Vice President of Network Management for United HealthCare Corporation in their corporate office and held various positions from August 1986 to August 1996. Mr. Novinski was responsible for United HealthCare's network strategies for physician and hospital relationships which supported United HealthCare's diverse managed care product line. From 1977 to 1986, Mr. Novinski was with Lutheran General Health System in managerial and administrative positions including Director of Physician Practice Management for a large multi-specialty group.

     John M. Deane has been Executive Vice President, Information Services of the Company since January 1997. From January 1995 through December 1996, Mr. Deane was Vice President Information Services and CIO of Caremark Pharmaceutical Services Group, based in Northbrook, Illinois. Prior to 1995, Mr. Deane was Director, Information Services -- Planning and Consulting for the Whirlpool Corporation and a Senior Manager on large IS projects for Price Waterhouse's Management Consulting Services practice in the Midwest, where he led large IS engagements for various Fortune 100 companies.

     J. Brooke Johnston, Jr. has been Senior Vice President and General Counsel of the Company since April 1996. Prior to that, Mr. Johnston was a senior principal of the law firm of Haskell Slaughter Young & Johnston, Professional Association, Birmingham, Alabama, where he practiced corporate and securities law for over seventeen years. Prior to that Mr. Johnston was engaged in the practice of law in New York, New York and at another firm in Birmingham. Mr. Johnston is a member of the Alabama State Bar and the New York and American Bar Associations. Mr. Johnston is a member of the Board of Directors of United Leisure Corporation, a publicly traded leisure time services company.

     Charles C. Clark has been Senior Vice President and Chief Tax Officer of the Company since January 1997. Prior to that, Mr. Clark was a Partner with KPMG Peat Marwick, having served as Tax Partner in Charge of the Birmingham, Alabama office and leader of tax services for the Health Care & Life Sciences practice in the Southeast. Mr. Clark was with KPMG Peat Marwick for 21 years. Mr. Clark is a Certified Public Accountant holding memberships in the American Institute of Certified Public Accountants and the Alabama and Mississippi Societies of Certified Public Accountants.

     Peter J. Clemens, IV has been Vice President of Finance and Treasurer of the Company since April 1995. From 1991 to 1995, Mr. Clemens worked in Corporate Banking with Wachovia Bank of Georgia, N.A. Mr. Clemens began his career with AmSouth Bank, N.A. in 1987, and received a Masters Degree in Business Administration from Vanderbilt University in 1991.

     Mark S. Weeks has been Vice President of Finance and Controller of the Company since June 1994. From 1985 to 1994, Mr. Weeks was with Ernst & Young LLP, most recently as Senior Manager. Mr. Weeks is a certified public accountant and a member of the American Institute of Certified Public Accountants.

     Richard M. Scrushy has been a member of the Company's Board of Directors since January 1993. Since 1984, Mr. Scrushy has been Chairman of the Board and Chief Executive Officer of HEALTHSOUTH. Mr. Scrushy is also a member of the Board of Directors of Capstone.

     Larry D. Striplin, Jr. has been a member of the Company's Board of Directors since January 1993. Since December 1995, Mr. Striplin has been the Chairman and Chief Executive Officer of Nelson-Brantley Glass Contractors, Inc. and Chairman and Chief Executive Officer of Clearview Properties, Inc. Until December 1995, Mr. Striplin had been Chairman of the Board and Chief Executive Officer of Circle "S" Industries, Inc., a privately owned bonding wire manufacturer. Mr. Striplin is a member of the Board of Directors of Kulicke & Suffa, Inc., a publicly traded manufacturer of electronic equipment, and of Capstone.

     Charles W. Newhall III has been a member of the Company's Board of Directors since September 1993. He has been a general partner of New Enterprise Associates, a venture capital firm, since 1978. Mr. Newhall is a member of the Board of Directors of HEALTHSOUTH, Integrated Health Services, Inc. and OPTA Food Ingredients, Inc., all publicly traded companies. He is founder and Chairman of the Mid-Atlantic Venture Association, which was organized in 1988.

     Ted H. McCourtney has been a member of the Company's Board of Directors since August 1993. He has been a general partner of Venrock Associates, a venture capital firm, since 1970. Mr. McCourtney is a member of the Board of Directors of Cellular Communications, Inc., Cellular Communications of Puerto Rico, Inc., Cellular Communications International, Inc., International CabelTel Incorporated, SBSF, Inc. and Structural Dynamics Research Corporation, each of which is publicly traded.

     Walter T. Mullikin, M.D., a surgeon, has been a member of the Company's Board of Directors since November 1995. Dr. Mullikin was Chairman of the Board of the general partner of MME from 1989 to 1995. He founded Pioneer Hospital and the predecessors to MME's principal professional corporation in 1957. He was also the Chairman of the Board, President and a stockholder of Mullikin Independent Practice Association ("MIPA"), until November 1995. Dr. Mullikin is a member of the Board of Directors of Health Net, a publicly traded HMO, and was one of the founders and a past chairman of the Unified Medical Group Association.

     John S. McDonald, J.D. has been a member of the Company's Board of Directors since November 1995. Mr. McDonald was the Chief Executive Officer of the general partner of MME from March 1994 to 1995, and he was an executive of Pioneer Hospital and their related entities since 1967. Mr. McDonald was also a director, the Secretary and a stockholder of MME's general partner. Mr. McDonald is on the Board of Directors of the Truck Insurance Exchange and is a past president of the Unified Medical Group Association.

     Rosalio J. Lopez, M.D. has been a member of the Company's Board of Directors since November 1995 and became Chief Medical Officer of the Company in June 1997. Mr. Lopez had been a director of the general partner of MME since 1989. Dr. Lopez joined MME's principal professional corporation in 1984 and serves as the Chairman of its Medical Council and Family Practice and Managed Care committees. He also acted as a director and a Vice President of MME's principal professional corporation. He is also a director and stockholder of MIPA.

     Richard J. Kramer has been a member of the Company's Board of Directors since November 1995. Mr. Kramer is President/Chief Executive Officer and a director of Catholic Healthcare West ("CHW"). Before joining CHW in September 1989, Mr. Kramer served as the Executive Vice President of LifeSpan, Inc., a multi-hospital/healthcare system headquartered in Minneapolis, which he joined in 1971, serving in a variety of capacities, including Vice President of Planning and Marketing and administrator for Abbott-Northwestern Hospital. Mr. Kramer is currently a member of the Board of Directors of the California Association of Hospitals and Health Systems and the Hospital Council of Northern and Central California, the Board of Directors of the California Chamber of Commerce, the Governing Council of the American Hospital Association Section on Health Systems and the House of Delegates of the American Hospital Association, the Advisory Council for the Center for Clinical Integration and the Board of Directors of the Alumni Association of the University of Minnesota Program in Health Care Administration.

     C.A. Lance Piccolo has been Vice Chairman of the Company's Board of Directors since September 1996. From August 1992 to September 1996, he was Chairman of the Board of Directors and Chief Executive Officer of Caremark. From 1987 until November 1992, Mr. Piccolo was an Executive Vice President of Baxter and from 1988 until November 1992, he served as a director of Baxter. Mr. Piccolo also serves as a director of Crompton & Knowles Corporation ("CKC"), which is publicly traded.

     Roger L. Headrick has been a member of the Company's Board of Directors since September 1996 and has been President and Chief Executive Officer of the Minnesota Vikings Football Club since 1991. Additionally, since June 1989, Mr. Headrick has been President and Chief Executive Officer of ProtaTek International, Inc., a bio-process and biotechnology company that develops and manufactures animal vaccines. Prior to 1989, he was Executive Vice President and Chief Financial Officer of The Pillsbury Company, a food manufacturing and processing company. Mr. Headrick also serves as a director of CKC.

     Harry M. Jansen Kraemer, Jr. has been a member of the Company's Board of Directors since September 1996, and is President of Baxter, having served in that capacity since April 1997. Mr. Kraemer served as senior vice president and chief financial officer of Baxter from November 1993 to April 1997. He was promoted to Baxter's three-member Office of the Chief Executive in June 1995, and appointed to Baxter's Board of Directors in November 1995. Mr. Kraemer has been an employee of Baxter since 1982 serving in a variety of positions, including Vice President, Group Controller for Baxter's hospital and alternate-site businesses, president of Baxter's Hospitex Division and Vice President Finance and Operations for Baxter's global-business group.

                         DESCRIPTION OF THE SECURITIES

     The summaries of certain provisions of documents described below do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of such documents (including the definitions therein of certain terms), forms of which are on file with the SEC. Wherever particular sections of, or terms defined in, such documents are referred to herein, such sections or defined terms are incorporated by reference herein.

GENERAL

     Each Security will have a Stated Amount of $          and will be issued
under the Purchase Contract Agreement between the Company and the Purchase Contract Agent. Each Security will consist of (a) a Purchase Contract under which (i) the holder of the Security will purchase from the Company on the Final Settlement Date of July 31, 2000, for an amount in cash equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate described below and (ii) the Company will pay Yield Enhancement Payments to the holder of the Security, and (b) Treasury Notes having a principal amount equal to the Stated Amount and maturing on the Final Settlement Date. If the aggregate fair market value of the Treasury Notes at the time of their purchase exceeds their aggregate principal amount, the Company shall, for the benefit of holders of the Securities, provide the amount of such excess as the additional purchase price necessary to acquire Treasury Notes having a principal amount equal to the Stated Amount (such amounts, "Initial Premium Payments"). Holders of the Securities will not directly receive any cash as a result of any Initial Premium Payments. The Treasury Notes will be pledged with the Collateral Agent to secure the obligations of holders of the Securities under the Purchase Contracts to purchase Common Stock. Unless a holder of Securities settles the underlying Purchase Contracts either through the early delivery of cash to the Purchase Contract Agent in the manner described below or otherwise, or unless the Purchase Contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), principal of the Treasury Notes underlying such Securities, when paid at maturity, will automatically be applied to satisfy in full the obligations of holders of Securities to purchase Common Stock under the Purchase Contracts. For so long as a Purchase Contract remains in effect, such Purchase Contract and the Treasury Notes securing it will not be separable and may be transferred only as an integrated Security.

     The semi-annual payments on the Securities set forth on the cover page of this Prospectus will consist of interest on the Treasury Notes payable by the
United States Government at the rate of      % of the Stated Amount per annum
and unsecured, subordinated Yield Enhancement Payments payable semiannually on
each Payment Date by the Company at the rate of      % of the Stated Amount per
annum. The Company's obligations with respect to Yield Enhancement Payments are subordinated and junior in right of payment to all other liabilities of the Company and pari passu with the most senior preferred stock directly issued, from time to time, if any, by the Company.

     On January 31, 1998, the first Payment Date with respect to the Securities, the persons in whose names Securities are registered on the Record Date (as hereinafter defined) with respect thereto will be entitled to receive interest payable with respect to the Treasury Notes for the period from the date of initial issuance of the Securities until January 31, 1998 ("Holders' Accrued Interest"), together with Yield Enhancement Payments from the date of initial issuance through January 31, 1998. Interest payable with respect to the Treasury Notes which accrued prior to the date of initial issuance of the Securities and which is payable on the first interest payment date with respect to the Treasury Notes following completion of this offering ("Treasury Accrued Interest") will be remitted by the Collateral Agent to the Purchase Contract Agent on such interest payment date, which will then promptly remit such Treasury Accrued Interest to the Company. If this offering is completed prior to July 31, 1997, then that portion of the semi-annual interest payment due on the Treasury Notes on July 31, 1997 representing Holders' Accrued Interest will be, upon receipt by the Purchase Contract Agent from the Collateral Agent, promptly invested by the Purchase Contract Agent in Permitted Investments (as defined) on behalf of the holders of Securities until the first Payment Date, at which time such amount and any reinvestment income thereon, net of expenses associated therewith, will be paid to the persons in whose names Securities are registered on the Record Date with respect thereto, together with the remainder of Holders' Accrued Interest represented by the regularly scheduled semi-annual interest payment on the Treasury Notes.

The Yield Enhancement Payments payable on the first Payment Date with respect to the Securities will be adjusted so that the Yield Enhancement Payments payable
on such date will be the equivalent of           % per annum accruing from the
date of initial issuance of the Securities to January 31, 1998.

     The Company may, at its option, defer the payment of Yield Enhancement Payments on the Purchase Contracts. However, deferred installments of Yield Enhancement Payments will bear additional Yield Enhancement Payments at the rate
of      % per annum (compounding on each succeeding Payment Date) until paid.
Yield Enhancement Payments may not be deferred beyond the Final Settlement Date. If the Purchase Contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), the right to receive additional Yield Enhancement Payments and Deferred Yield Enhancement Payments will terminate. In the event that the Company elects to defer the payment of Yield Enhancement Payments on the Purchase Contracts until the Final Settlement Date, each holder will receive on the Final Settlement Date, in lieu of cash payment, a number of shares of Common Stock (in addition to a number of shares of Common Stock equal to the Settlement Rate) equal to (x) the aggregate amount of Deferred Yield Enhancement Payments payable to a holder of Securities divided by (y) the Applicable Market Value. See "Description of the Purchase Contracts -- Yield Enhancement Payments".

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

     Each Purchase Contract underlying a Security (unless earlier terminated or settled at the option of the holder of the Security) will obligate the holder of the Security to purchase, and the Company to sell, on the Final Settlement Date, for an amount in cash equal to the Stated Amount, a number of new shares of Common Stock equal to the Settlement Rate. The Settlement Rate will be calculated as follows (subject to adjustment under certain circumstances): (a) if the Applicable Market Value is greater than the Threshold Appreciation Price
of $          , the Settlement Rate will be           , (b) if the Applicable
Market Value is less than or equal to the Threshold Appreciation Price but greater than the Stated Amount, the Settlement Rate will equal the Stated Amount divided by the Applicable Market Value and (c) if the Applicable Market Value is less than or equal to the Stated Amount, the Settlement Rate will be one. "Applicable Market Value" means the average of the Closing Prices (as defined) per share of Common Stock on each of the twenty consecutive Trading Days (as defined) ending on the second Trading Day immediately preceding the Final Settlement Date.

     No fractional shares of Common Stock will be issued by the Company pursuant to the Purchase Contracts. In lieu of fractional shares otherwise issuable in respect of Purchase Contracts being settled by a holder of Securities, the holder will be entitled to receive an amount of cash equal to the value of such fractional shares at the Closing Price per share on the second Trading Day immediately preceding the date of purchase.

     Unless a holder of Securities settles the underlying Purchase Contracts prior to the Final Settlement Date through the delivery of cash to the Purchase Contract Agent in the manner described under "-- Early Settlement" below or an event described under "-- Termination" below occurs, principal of the Treasury Notes underlying such Securities, when paid at maturity, will automatically be transferred to the Company to satisfy in full the holder's obligation to purchase Common Stock under the Purchase Contracts. Such stock will then be issued and delivered to such holder or such holder's designee, upon presentation and surrender of the certificate evidencing such Securities (a "Security Certificate") and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the stock to any person other than such holder.

     Prior to the date on which shares of Common Stock are issued in settlement of a Purchase Contract, the Common Stock underlying the related Security will not be deemed to be outstanding for any purpose and the holder thereof will not have any voting rights, rights to dividends or other distributions or other rights or privileges of a stockholder by virtue of holding such Security.

     Each holder of Securities, by acceptance thereof, will under the terms of the Purchase Contract Agreement and the Securities be deemed to have (a) irrevocably agreed to be bound by the terms of the related Purchase Contracts for so long as such holder remains a holder of such Securities and (b) duly appointed the Purchase Contract Agent as such holder's attorney-in-fact to enter into and perform the related Purchase Contracts on behalf of and in the name of such holder.

EARLY SETTLEMENT

     A holder of Securities may settle the underlying Purchase Contracts prior to the Final Settlement Date by presenting and surrendering the Security Certificate evidencing such Securities at the offices of the Purchase Contract Agent with the form of "Election to Settle Early" on the reverse side of the certificate completed and executed as indicated, accompanied by payment in immediately available funds of an amount equal to the Stated Amount times the number of Purchase Contracts being settled. So long as the Securities are evidenced by one or more global security certificates deposited with the Depositary (as defined below), procedures for early settlement will also be governed by standing arrangements between the Depositary and the Purchase Contract Agent. HOLDERS MAY SETTLE SECURITIES EARLY ONLY IN INTEGRAL MULTIPLES
OF        SECURITIES.

     Upon early settlement of Purchase Contracts underlying any Securities, (a)
the holder will receive        of a share of Common Stock per Security
(regardless of the market price of the Common Stock on the date of purchase), subject to adjustment under certain circumstances, (b) the Treasury Notes underlying such Securities will thereupon be transferred to the holder free and clear of the Company's security interest therein, (c) the holder's right to receive Deferred Yield Enhancement Payments, if any, on the Purchase Contracts being settled will be forfeited and (d) the holder's right to receive additional Yield Enhancement Payments will terminate and, except as contemplated by clause
(a) above, no adjustment will be made to or for the holder on account of current or deferred amounts accrued in respect thereof.

     If the Purchase Contract Agent receives the Security Certificate, accompanied by the completed Election to Settle Early and requisite funds, from a holder of Securities by 5:00 p.m., New York City time, on a Business Day, that day will be considered the settlement date. If the Purchase Contract Agent receives the foregoing after 5:00 p.m., New York City time, on a Business Day or at any time on a day that is not a Business Day, the next Business Day will be considered the settlement date.

     Upon early settlement of Purchase Contracts in the manner described above, presentation and surrender of the Security Certificate evidencing the related Securities and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the stock to any person other than the holder of such Securities, the Company will cause the shares of Common Stock being purchased to be issued, and the Treasury Notes securing such Purchase Contracts to be released from the pledge under the Pledge Agreement described below and transferred, within three Business Days following the settlement date, to the purchasing holder or such holder's designee.

YIELD ENHANCEMENT PAYMENTS

     Yield Enhancement Payments will be payable semi-annually on each Payment Date to the persons in whose names the related Securities are registered at the close of business on the Business Day (as defined below) immediately preceding such Payment Date (the "Record Date"). Yield Enhancement Payments will be computed on the basis of actual days elapsed in a year of 365 or 366 days, as the case may be. If a Payment Date falls on a day that is not a Business Day, the Yield Enhancement Payment may be paid on the next succeeding Business Day with the same force and effect as if made on such Payment Date, and no additional amounts will accrue as a result of such delayed payment. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to be closed.

     The Company's obligations with respect to Yield Enhancement Payments are subordinate and junior in right of payment to all other liabilities of the Company and pari passu with the most senior preferred stock directly issued, from time to time, if any, by the Company.

     The Company may, at its option and upon prior written notice to the holders of Securities and the Purchase Contract Agent, defer the payment of Yield Enhancement Payments on the Purchase Contracts. However, deferred installments of Yield Enhancement Payments will bear additional Yield Enhancement Payments at the rate of % per annum (compounding on each succeeding Payment Date) until paid. Yield Enhancement Payments may not be deferred beyond the Final Settlement Date. If the Purchase Contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), the right to receive additional Yield Enhancement Payments and Deferred Yield Enhancement Payments will terminate.

     In the event that the Company elects to defer the payment of Yield Enhancement Payments on the Purchase Contracts until the Final Settlement Date, each holder will receive on the Final Settlement Date, in lieu of a cash payment, a number of shares of Common Stock (in addition to a number of shares of Common Stock equal to the Settlement Rate) equal to (x) the aggregate amount of Deferred Yield Enhancement Payments payable to a holder of Securities divided by (y) the Applicable Market Value.

     No fractional shares of Common Stock will be issued by the Company with respect to the payment of Deferred Yield Enhancement Payments on the Final Settlement Date. In lieu of fractional shares otherwise issuable with respect to such payment of Deferred Yield Enhancement Payments, the holder will be entitled to receive an amount in cash equal to the value of such fractional shares at the Closing Price per share on the second Trading Day immediately preceding the Final Settlement Date.

     In the event the Company exercises its option to defer the payment of Yield Enhancement Payments, then, until the Deferred Yield Enhancement Payments have been paid, (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing) and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to such Yield Enhancement Payments and (c) the Company shall not make any guarantee payments with respect to the foregoing.

ANTI-DILUTION ADJUSTMENTS

     The formula for determining the Settlement Rate will be subject to adjustment upon the occurrence of certain events, including: (a) the payment of dividends (and other distributions) of Common Stock on Common Stock; (b) the issuance to all holders of Common Stock of rights, warrants or options entitling them, for a period of up to 45 days, to subscribe for or purchase Common Stock at less than the Current Market Price (as defined) thereof; (c) subdivisions, splits and combinations of Common Stock; (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash); (e) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (i) other all-cash distributions made within the preceding 12 months and (ii) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months, exceeds 15% of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the Current Market Price (as defined) of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date of such distribution; and (f) the successful completion of a tender or exchange offer made by the Company or any subsidiary for the Common Stock which involves an aggregate consideration that, together with (i) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months and (ii) the aggregate amount of any all-cash distributions to all holders of the Company's Common Stock made within the preceding 12 months, exceeds 15% of the Company's aggregate market capitalization on the expiration of such tender or exchange offer.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Common Stock is converted into the right to receive other securities, cash or property, each Purchase Contract then outstanding would, without the consent of the holders of Securities, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares of Common Stock which would have been received by the holder of the related Security immediately prior to the date of consummation of such transaction if such holder had then settled such Purchase Contract.

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (i.e., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the Settlement Rate adjustment provisions of the Purchase Contract Agreement, the Settlement Rate is increased, such increase may be deemed to be the receipt of taxable income to holders of Securities. See "Certain Federal Income Tax Consequences -- Adjustment of Settlement Rate".

     In addition, the Company may make such increases in the Settlement Rate as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or for any other reasons.

     Adjustments to the Settlement Rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the Settlement Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in the Settlement Rate; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     The Company will be required, within ten Business Days following the occurrence of an event that requires or permits an adjustment in the Settlement Rate, to provide written notice to the Purchase Contract Agent of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Settlement Rate was determined and setting forth the revised Settlement Rate.

     Each adjustment to the Settlement Rate will result in a corresponding adjustment to the number of shares of Common Stock issuable upon early settlement of a Purchase Contract.

TERMINATION

     The Purchase Contracts, and the rights and obligations of the Company and of the holders of the Securities thereunder (including the right to receive accrued or deferred Yield Enhancement Payments and the right and obligation to purchase Common Stock), will automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company. Upon such termination, the Collateral Agent will release the Treasury Notes held by it to the Purchase Contract Agent for distribution to the holders. Upon such termination, however, such release and termination may be subject to a limited delay. In the event that the Company becomes the subject of a case under the Bankruptcy Code, such delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted. During the period of any such delay, the Treasury Notes will continue to accrue interest, payable by the United States Government, until their maturity.

TREASURY NOTES AND PLEDGE AGREEMENT; INTEREST ON TREASURY NOTES

     The Treasury Notes underlying the Securities will be pledged to the Collateral Agent, for the benefit of the Company, pursuant to a pledge
agreement, to be dated as of             , 1997 (the "Pledge

Agreement"), to secure the obligations of the holders to purchase Common Stock under the Purchase Contracts. The rights of holders of Securities to the underlying Treasury Notes will be subject to the Company's security interest therein created by the Pledge Agreement; no holder of Securities will be permitted to withdraw the Treasury Notes underlying such Securities from the pledge arrangement except upon the termination or early settlement of the related Purchase Contracts. Subject to such security interest, however, holders of Securities will have full beneficial ownership of the underlying Treasury Notes. The Company will have no interest in the Treasury Notes other than its security interest.

     The Collateral Agent will, upon receipt of interest payments on the Treasury Notes, distribute such payments to the Purchase Contract Agent, who will in turn distribute those payments to the persons in whose names the related Securities are registered at the close of business on the Record Date immediately preceding the date of such distribution, except that interest on the Treasury Notes accruing prior to January 31, 1998 shall be paid as described under "Description of the Securities -- General".

     THE TREASURY NOTES WILL BE OBLIGATIONS OF THE UNITED STATES GOVERNMENT AND NOT OF THE COMPANY.

BOOK-ENTRY SYSTEM

     DTC (the "Depositary") will act as securities depositary for the Securities. The Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global security certificates ("Global Security Certificates"), representing the total aggregate number of Securities, will be issued and will be deposited with the Depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Securities so long as such Securities are represented by Global Security Certificates.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     No Securities represented by Global Security Certificates may be exchanged in whole or in part for Securities registered, and no transfer of Global Security Certificates in whole or in part may be registered, in the name of any person other than the Depositary or any nominee of the Depositary unless the Depositary has notified the Company that it is unwilling or unable to continue as depositary for such Global Security Certificates or has ceased to be qualified to act as such as required by the Purchase Contract Agreement or there shall have occurred and be continuing a default by the Company in respect of its obligations under one or more Purchase Contracts. All Securities represented by one or more Global Security Certificates or any portion thereof will be registered in such names as the Depositary may direct.

     As long as the Depositary, or its nominee, is the registered owner of the Global Security Certificates, such Depositary or such nominee, as the case may be, will be considered the sole record owner and holder of the

Global Security Certificates and all Securities represented thereby for all purposes under the Securities and the Purchase Contract Agreement. Except in the limited circumstances referred to above, owners of beneficial interests in Global Security Certificates will not be entitled to have such Global Security Certificates or the Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of Security Certificates in exchange therefor and will not be considered to be record owners or holders of such Global Security Certificates or any Securities represented thereby for any purpose under the Securities or the Purchase Contract Agreement. All payments on the Securities represented by the Global Security Certificates and all transfers and deliveries of Treasury Notes and Common Stock with respect thereto will be made to the Depositary or its nominee, as the case may be, as the holder thereof.

     Ownership of beneficial interests in the Global Security Certificates will be limited to Participants or persons that may hold beneficial interests through institutions that have accounts with the Depositary or its nominee. Ownership of beneficial interests in Global Security Certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee (with respect to Participants' interests) or any such Participant (with respect to interests of persons held by such Participants on their behalf). Procedures for settlement of Purchase Contracts on the Final Settlement Date or upon Early Settlement will be governed by arrangements among the Depositary, Participants and persons that may hold beneficial interests through Participants designed to permit such settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Security Certificates may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent will have any responsibility or liability for any aspect of the Depositary's or any Participant's records relating to, or for payments made on account of, beneficial interests in Global Security Certificates, or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests.

             CERTAIN PROVISIONS OF THE PURCHASE CONTRACT AGREEMENT
                            AND THE PLEDGE AGREEMENT

PAYMENT OF INTEREST AND YIELD ENHANCEMENT PAYMENTS; TRANSFER OF SECURITIES; DELIVERY OF COMMON STOCK OR TREASURY NOTES

     Interest on the Treasury Notes and Yield Enhancement Payments will be payable, Purchase Contracts (and documents related thereto) will be settled and transfers of the Securities will be registrable at the office of the Purchase Contract Agent in the Borough of Manhattan, The City of New York. In addition, in the event that the Securities do not remain in book-entry form, payment of interest on the Treasury Notes and Yield Enhancement Payments may be made, at the option of the Company, by check mailed to the address of the person entitled thereto as shown on the Security Register.

     Payments in respect of principal of the Treasury Notes on the Final Settlement Date will be applied in satisfaction of the obligations of the holders of the Securities under the Purchase Contracts and shares of Common Stock will be delivered, or, if the Purchase Contracts have terminated, Treasury Notes will be delivered potentially after a limited delay (see "Description of the Purchase Contracts -- Termination"), in each case upon presentation and surrender of the Security Certificates evidencing the related Securities at the office of the Purchase Contract Agent.

     If a holder of outstanding Securities fails to present and surrender the Security Certificate evidencing such Securities to the Purchase Contract Agent on the Final Settlement Date, the shares of Common Stock issuable in settlement of the applicable Purchase Contract and in payment of any Deferred Yield Enhancement Payments will be registered in the name of the Purchase Contract Agent and, together with any distributions thereon, shall be held by the Purchase Contract Agent as agent for the benefit of such holder, until such Security Certificate is presented and surrendered or the holder provides satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company.

     If the Purchase Contracts have terminated prior to the Final Settlement Date, the Treasury Notes have been transferred to the Purchase Contract Agent for distribution to the holders entitled thereto and a holder fails to present and surrender the Security Certificate evidencing such holder's Securities to the Purchase Contract Agent, the Treasury Notes delivered to the Purchase Contract Agent and payments thereon shall be held by the Purchase Contract Agent as agent for the benefit of such holder, until such Security Certificate is presented or the holder provides the evidence and indemnity described above.

     The Purchase Contract Agent will have no obligation to invest or to pay interest on any amounts held by the Purchase Contract Agent pending distribution, as described above, except under certain limited circumstances in the event this offering is completed prior to July 31, 1997.

     No service charge will be made for any registration of transfer or exchange of the Securities, except for any tax or other governmental charge that may be imposed in connection therewith.

MODIFICATION

     The Purchase Contract Agreement and the Pledge Agreement will contain provisions permitting the Company and the Purchase Contract Agent or Collateral Agent, as the case may be, with the consent of the holders of not less than 66 2/3% of the Securities at the time outstanding, to modify the terms of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement, except that no such modification may, without the consent of the holder of each outstanding Security affected thereby, (a) change any Payment Date, (b) change the amount or type of Treasury Notes underlying a Security, impair the right of the holder of any Security to receive interest payments on the underlying Treasury Notes or otherwise adversely affect the holder's rights in or to such Treasury Notes, (c) change the place or currency of payment or reduce any Yield Enhancement Payments or any Deferred Yield Enhancement Payments, (d) impair the right to institute suit for the enforcement of any Purchase Contract, (e) reduce the amount of Common Stock purchasable under any Purchase Contract, increase the price to purchase Common Stock on settlement of any Purchase Contract, change the Final Settlement Date or otherwise adversely affect the holder's rights under any Purchase Contract or (f) reduce the above-stated percentage of outstanding Securities, the consent of whose holders is required for the modification or amendment of the provisions of the Purchase Contracts, the Purchase Contract Agreement or the Pledge Agreement.

NO CONSENT TO ASSUMPTION

     Each holder of Securities, by acceptance thereof, will under the terms of the Purchase Contract Agreement and the Securities be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the Purchase Contracts by the Company or its trustee in the event that the Company becomes the subject of a case under the Bankruptcy Code.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Company will covenant in the Purchase Contract Agreement that it will not merge or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person, firm or corporation unless the Company is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or a state thereof and such corporation expressly assumes the obligations of the Company under the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement, and the Company or such successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations thereunder.

TITLE

     The Company, the Purchase Contract Agent and the Collateral Agent may treat the registered owner of any Security as the absolute owner thereof for the purpose of making payment and settling the Purchase Contracts and for all other purposes.

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

REPLACEMENT OF SECURITY CERTIFICATES

     Any mutilated Security Certificate will be replaced by the Company at the expense of the holder upon surrender of such certificate to the Purchase Contract Agent. Security Certificates that become destroyed, lost or stolen will be replaced by the Company at the expense of the holder upon delivery to the Company and the Purchase Contract Agent of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Purchase Contract Agent. In the case of a destroyed, lost or stolen Security Certificate, an indemnity satisfactory to the Purchase Contract Agent and the Company may be required at the expense of the holder of the Securities evidenced by such certificate before a replacement will be issued.

     Notwithstanding the foregoing, the Company will not be obligated to issue any Security on or after the Final Settlement Date or after the Purchase Contracts have terminated. The Purchase Contract Agreement will provide that, in lieu of the delivery of a replacement Security Certificate following the Final Settlement Date, the Purchase Contract Agent, upon delivery of the evidence and indemnity described above, will deliver the Common Stock issuable pursuant to the Purchase Contracts included in the Securities evidenced by such certificate, or, if the Purchase Contracts have terminated prior to the Final Settlement Date, transfer the principal amount of the Treasury Notes included in the Securities evidenced by such certificate.

GOVERNING LAW

     The Purchase Contract Agreement, the Pledge Agreement and the Purchase Contracts will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

                                 will be the Purchase Contract Agent. The
Purchase Contract Agent will act as the agent for the holders of Securities from time to time. The Purchase Contract Agreement will not obligate the Purchase Contract Agent to exercise any discretionary actions in connection with a default under the terms of the Securities or the Purchase Contract Agreement.

     The Purchase Contract will contain provisions limiting the liability of the Purchase Contract Agent. The Purchase Contract Agreement will contain provisions under which the Purchase Contract Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

                          will be the Collateral Agent. The Collateral Agent
will act solely as the agent of the Company and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Securities except for the obligations owed by a pledgee of property to the owner thereof under the Pledge Agreement and applicable law.

     The Pledge Agreement will contain provisions limiting the liability of the Collateral Agent. The Pledge Agreement will contain provisions under which the Collateral Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

VOTING RIGHTS

     Holders of the Securities will have no voting rights.

LISTING OF THE SECURITIES

     Application will be made to have the Securities approved for listing on the
New York Stock Exchange under the symbol "     ", subject to official notice of
issuance.

NYSE SYMBOL OF COMMON STOCK

     The Common Stock of the Company is listed on the NYSE under the symbol
"MDM".

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The Company Certificate of Incorporation currently provides that the Company may issue 9,500,000 shares of Preferred Stock, par value $.001 per share (the "Company Preferred Stock"), 500,000 shares of Series C Preferred Stock, par value $.001 per share (the "Company Series C Preferred Stock"), and 400,000,000 shares of the Common Stock.

COMMON STOCK

     Holders of the Company Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders and do not have preemptive rights. Subject to preferences that may be applicable to any outstanding shares of the Company Preferred Stock, holders of the Company Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of funds legally available therefor. All outstanding shares of the Company Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of the Company Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of any outstanding shares of the Company Preferred Stock.

PREFERRED STOCK

     The Company's Board of Directors, without further stockholder authorization, is authorized to issue shares of the Company Preferred Stock in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the Company Common Stock and one or more series of the Company Preferred Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over the Company Common Stock and one or more series of the Company Preferred Stock. Although the Company has no present plans to issue any shares of the Company Preferred Stock, the issuance of shares of the Company Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND THE DGCL

     Classified Board of Directors. The Company Certificate of Incorporation and the Company Bylaws provide for the Company's Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' terms expire either at the 1998, 1999 or 2000 annual meeting of stockholders of the Company.

     The Company believes that a classified board of directors will help to assure the continuity and stability of the Company's Board of Directors and the Company's business strategies and policies as determined by the Company's Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Company's Board of Directors to more effectively represent the interests of stockholders.

     With a classified board of directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Company's Board of Directors. As a result, a provision relating to a classified Company's Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Company Common Stock because its provisions could operate to prevent obtaining control of the Company's Board of Directors in a relatively short period of time. The classification provision could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. Under the DGCL, unless the certificate of incorporation otherwise provides, a director on a classified board may be removed by the stockholders of the corporation only for cause. The Company Certificate of Incorporation does not provide otherwise.

     Advance Notice Provisions for Stockholder Proposals and Stockholder
Nominations of Directors.   The Company Bylaws establish an advance notice
procedure with regard to the nomination, other than by or at the direction of the Company's Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of the Company (the "Business Procedure").

     The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Company's Board of Directors to the Corporate Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Company Bylaws. If the Chairman of the Company's Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Corporate Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Company Bylaws. If the Chairman of the Company's Board of Directors determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     Although the Company Bylaws do not give the Company's Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Company Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

     Delaware Takeover Statute. The Company is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

STOCKHOLDER RIGHTS PLAN

     The following is a description of the Company's Stockholders' Rights Plan (the "Company Rights Plan"). The description thereof set forth below is qualified in its entirety by reference to the Company Rights Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information".

     The Company Rights Plan provides that one right (a "Right") will be issued with each share of the Company Common Stock (whether originally issued or from the Company's treasury) prior to the Rights Distribution Date (as defined therein). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on the date which is 10 years from the date of the distribution unless previously redeemed by the Company as described below. When exercisable, each Right will entitle the owner to purchase from the Company one one-hundredth of a share of the Company Series C Preferred Stock at a purchase price of $52.00 per share. The Company Series C Preferred Stock may be issued in fractional shares.

     Except as described below, the Rights will be evidenced by all the Company Common Stock certificates and will be transferred with the Company Common Stock certificates, and no separate Rights certificates will be distributed. The Rights will separate from the Company Common Stock and a "Rights Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding the Company Common Stock (the "Stock Acquisition Date") and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

     After the Rights Distribution Date, Rights certificates will be mailed to holders of record of shares of the Company Common Stock as of the Rights Distribution Date and thereafter the separate Rights certificates alone will represent the Rights.

     The Company Series C Preferred Stock issuable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $.001 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared for each share of the Company Common Stock. In the event of liquidation, the holders of the Company Series C Preferred Stock will be entitled to a minimum preferential liquidation payment of $52.00 per share and will be entitled to an aggregate payment of 100 times the payment made per share of the Company Common Stock. Each share of the Company Series C Preferred Stock will have 100 votes and will vote together with the shares of the Company Common Stock. In the event of any merger, consolidation or other transaction in which shares of the Company Common Stock are changed or exchanged, each share of the Company Series C Preferred Stock will be entitled to receive 100 times the amount received per share of the Company Common Stock. These rights are protected by customary anti-dilution provisions. The Company Series C Preferred Stock will, if issued, be junior to any other series of the Company Preferred Stock which may be authorized and issued by the Company, unless the terms of any such other series provide otherwise. The Company Series C Preferred Stock will not be redeemable. Once the shares of the Company Series C Preferred Stock are issued, the Company Certificate of Incorporation may not be amended in a manner which would materially alter or change the powers, preferences or special rights of the Company Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of the Company Series C Preferred Stock, voting separately as a class. Because of the nature of the Company Series C Preferred Stock dividend, liquidation and voting rights, the value of a share of the Company Series C Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Company Common Stock.

     In the event that (i) a person becomes an Acquiring Person (except pursuant to a tender offer or an exchange offer for all outstanding shares of the Company Common Stock at a price and on terms determined by at least a majority of the members of the Company's Board of Directors who are not officers of the Company and who are not representatives, nominees, affiliates or associates of an Acquiring Person, to be (a) at a price which is fair to the Company's stockholders and (b) otherwise in the best interests of the Company and its stockholders (a "Qualifying Offer")), (ii) an Acquiring Person engages in certain self-dealing transactions involving the Company, such as, (a) merging or consolidating into or with the Company where the Company survives and the Company Common Stock remains outstanding, (b) transferring assets to the Company in exchange for the Company's securities, or acquiring securities from the Company other than on the same basis as from all other stockholders, (c) transferring assets to or from the Company on terms less favorable than arm's length, (d) transferring to or from the Company's assets having a fair market value in excess of $5,000,000, (e) receiving unusual compensation or (f) receiving any other financial benefit not provided to all other stockholders, or
(iii) during such time as there is an Acquiring Person, there is any reclassification of securities, recapitalization, merger or consolidation which increases by more than 1% the amount of the Company Common Stock beneficially owned by the Acquiring Person, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, shares of the Company Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any such events, all Rights that are, or (under certain circumstances specified in the Company Rights Plan) were, beneficially owned by any Acquiring Person (or certain related parties), will be null and void. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or the Company Common Stock is changed or exchanged (other than a merger which follows a Qualifying Offer and satisfies certain other requirements), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive upon the exercise thereof at the then current exercise price, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right. Immediately upon the action of the Company's Board of Directors ordering redemption of the Rights, the Rights will terminate, and the only right of the holders of the Rights will be to receive the $.001 redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for shares of the Company Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Plan may be amended by the Company's Board of Directors prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Company's Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Rights have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Company's Board of Directors. The effect of the Rights may be to inhibit a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to the Company stockholders.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

     The Company Certificate of Incorporation contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the DGCL making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Company's Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Company Certificate of Incorporation and the Company Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of the Company who by reason of the fact that he or she is a director, officer, employee, or agent of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

REGISTRATION RIGHTS

     Pursuant to a Registration Agreement entered into in August 1993 and amended in March 1994 (the "Registration Agreement"), the prior holders of the Company Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, which Convertible Preferred Stock has now been converted into the Company Common Stock, were entitled to certain rights with respect to the registration under the Securities Act of the 7,000,562 shares of the Company Common Stock into which the Company Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were converted. The shares of the Company Common Stock covered by the foregoing registration rights are now eligible for resale either under Rule 144 of the Securities Act or without restriction. Accordingly, at the request of the Company, most of the holders of the Company Common Stock, have agreed to terminate their rights with respect to the Registration Agreement, leaving approximately 1,200,000 shares that are presently covered by the Registration Agreement.

     The Company has entered into a Registration Rights Agreement with certain of the holders of the Company Common Stock pursuant to which such persons will have the right to require that the Company register shares of the Company Common Stock owned by them for sale, at one year intervals up to three times during 1997, 1998 and 1999. Unlimited piggyback registration rights have also been granted. The holders of these registration rights are Walter T. Mullikin, M.D., John S. McDonald, Rosalio J. Lopez, M.D. and DCNHS, who were the only persons deemed to be "affiliates" of the Company, following the combination of the Company and MME. In the March 1996 public offering carried out by the Company, 1,358,921 shares of the Company's Common Stock were sold by Drs. Mullikin and Lopez and Mr. McDonald at $30.25 per share pursuant to the rights granted under the Agreement.

     In addition, from time-to-time, the Company has granted registration rights, both on a periodic and a piggyback basis to various persons in connection with acquisitions made on a private placement basis. At March 31, 1997, a total of approximately 5,300,000 shares of the Company Common Stock were subject to such registration rights.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company Common Stock is First Chicago Trust of New York, New York, New York.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of Securities. The summary represents the opinion of Haskell Slaughter & Young, L.L.C., tax counsel to the Company, insofar as it relates to matters of law and legal conclusions. The summary deals only with Securities held as capital assets by purchasers who or which are (i) citizens or residents of the United States, (ii) domestic corporations or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of income and gain from securities. It does not deal with Securities held by specially treated classes of holders, such as dealers in securities or life insurance companies. Prospective purchasers of Securities should consult their own tax advisors concerning the U.S. federal income tax consequences to Security holders in their particular situations, as well as any consequences under the laws of any other taxing jurisdiction. This summary is based on the Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

INCOME FROM SECURITIES

     A holder will include interest on the Treasury Notes in income when received or accrued, in accordance with the holder's method of accounting. For federal income tax purposes, a holder is deemed to receive interest payments on the Treasury Notes when such payments are made to the Collateral Agent, even if such interest payment is not distributed to the holders until a later date, as may be the case for the interest paid on the Treasury Notes with respect to the first interest payment date on the Treasury Notes immediately following the issuance date of the Securities. See "Description of the Securities".

     There is no authority for the treatment of the Yield Enhancement Payments, Initial Premium Payments or Deferred Yield Enhancement Payments, if any, under current law, but the Company intends to file information returns on the basis that the Yield Enhancement Payments are taxable income to holders and, similarly, that the Initial Premium Payments (although a payment in the form of an additional interest in the Treasury Notes and not a direct payment of cash) are taxable income to holders when made (i.e., the day the Treasury Notes are purchased). Holders should consult their own tax advisors concerning the treatment of Yield Enhancement Payments and Initial Premium Payments, including the possibility that Yield Enhancement Payments and Initial Premium Payments may be treated as a reduction in the holders' basis in the Securities, rather than included in income upon receipt (or, in the case of Initial Premium Payments, upon the purchase of the Treasury Notes), by analogy to the treatment of rebates or of option premiums. For example, if, as a result of having entered into the Purchase Contracts, the holders were treated as having sold a put option, the Yield Enhancement Payments and the Initial Premium Payments could be viewed as premium payments for the put option reducing the holder's basis in the Securities but not includible in gross income when received. In addition, if the Company elects to defer a Yield Enhancement Payment in a taxable year, the Company may determine to report the amount of such Deferred Yield Enhancement Payment as constructive taxable income to holders for such taxable year, and such Deferred Yield Enhancement Payment may result in holders recognizing taxable income or gain for such taxable year prior to the receipt of cash or additional shares of Common Stock. Accordingly, holders should consult their own tax advisors as to whether or not Deferred Yield Enhancement Payments should be treated as taxable constructive distributions and, if taxable, whether such income would be recognized prior to the receipt of cash or additional shares of Common Stock or upon the Final Settlement Date. The Company does not intend to deduct the Yield Enhancement Payments, Initial Premium Payments or any Deferred Yield Enhancement Payments for federal income tax purposes because it views them as a cost of issuing the Common Stock. Yield Enhancement Payments and Initial Premium Payments received by a regulated investment company should be treated as income derived with respect to such company's business of investing in stock and securities.

SALE OR DISPOSITION OF SECURITIES

     If a holder sells, exchanges or otherwise disposes of a Security before the Final Settlement Date, the holder will generally recognize capital gain or loss equal to the difference between the holder's tax basis in the Security and the amount realized from the disposition of the Security, except to the extent of any non-de minimis market discount, which, if the holder does not have an election to amortize such discount currently in effect, would be treated as ordinary interest income (see "-- Gain or Loss on Maturity of the Treasury Notes: Market Discount and Bond Premium"). A holder's tax basis in a Security will generally equal (a) the amount paid for the Security, (b) increased by the sum of (i) the amount of any constructive dividend included in such holder's income as a result of an adjustment of the Settlement Rate (see "-- Adjustment of Settlement Rate"), (ii) the amount of any market discount included in income, as set forth below, and (iii) the amount, if any, previously included in such holder's taxable income with respect to Deferred Yield Enhancement Payments not paid in cash or Initial Premium Payments received (or deemed received) by the holder,
(c) reduced by the sum of (i) the amount of any Yield Enhancement Payments and Initial Premium Payments received (or, in the case of Initial Premium Payments, deemed received) by the holder and not previously included in income and (ii) the amount of any bond premium amortized over the term of the Treasury Notes, as described below. If a holder sells a Security between interest payment dates, a portion of the sales proceeds will be treated as a receipt of interest accrued since the last interest payment date, rather than as an amount realized from the sale of the Security, consistent with the general treatment of proceeds from the sale of debt instruments such as Treasury Notes.

GAIN OR LOSS ON MATURITY OF THE TREASURY NOTES: MARKET DISCOUNT AND BOND PREMIUM

     The tax basis of the Treasury Notes will equal the fair market value of the Treasury Notes at the time of purchase of a Security. If such tax basis equals the principal amount payable at maturity of the Treasury Notes, the holder will not realize gain or loss upon payment of the principal of the Treasury Notes at maturity. If such tax basis is less than the principal amount payable at maturity of the Treasury Notes, the holder will generally realize gain equal to the difference between the payment of the principal of the Treasury Notes at maturity and the holder's tax basis. This gain will be treated as ordinary interest income (i.e., market discount) unless it is "de minimis," in which case it will be treated as capital gain. The gain will be "de minimis" if it is less than 1/4 of one percent of the amount payable at maturity of the Treasury Notes multiplied by the number of complete years from the time of purchase until the maturity of the Treasury Notes. A holder may instead elect to accrue market discount into income on a current basis over the remaining life of the Treasury Notes. An election to amortize market discount may apply to other debt instruments acquired with market discount by the holder and a holder should consult a tax advisor before making such an election.

     If such tax basis is greater than the principal amount payable at maturity of the Treasury Notes (as would be the case if the Company makes any Initial Premium Payments provided that the holder has not previously reduced its basis with respect to such payments), the excess will be "bond premium". A holder may either recognize the bond premium as a capital loss upon payment of the principal of the Treasury Notes at maturity or make an election to amortize it over the term of the Treasury Notes. If the election is made, the bond premium will generally reduce the interest income on the Treasury Notes on a constant yield basis over the remaining term of the Treasury Notes and will reduce the basis of the Treasury Notes by the amount of the amortization. An election to amortize bond premium may apply to other debt instruments acquired at a premium by the holder and a holder should consult a tax advisor before making such an election.

TAX BASIS OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT

     The tax basis of the Common Stock acquired by a holder of Securities under the Purchase Contract will generally equal (a) the amount paid for the Security
(b) increased by the sum of (i) the amount of any gain recognized upon payment of the principal of the Treasury Notes at maturity or market discount included in income, as set forth above, (ii) the amount of any constructive dividend included in such holder's income as a result of an adjustment of the Settlement Rate (see "-- Adjustment of Settlement Rate") and (iii) the amount, if any, previously included in such holder's taxable income with respect to Deferred Yield Enhancement Payments not paid in cash or Initial Premium Payments received (or deemed received) by the holder (c) reduced by the sum of (i) the amount of any loss recognized on receipt of principal of the Treasury Notes, or bond premium amortized over the term of the Treasury Notes, as set forth above, (ii) the amount of any Yield Enhancement Payments and any Initial Premium Payments received (or, in the case of Initial

Premium Payments, deemed received) by the holder and not previously included in income and (iii) the amount of any cash received in lieu of fractional shares of Common Stock.

OWNERSHIP OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT

     Except as described below under the caption "-- Adjustment of Settlement Rate", a holder of Securities who does not otherwise own Common Stock will not include in income dividends paid on the Common Stock for periods prior to such holder's acquisition of Common Stock under a Purchase Contract. Assuming that the Company has current or accumulated earnings and profits at least equal to the amount of a distribution with respect to Common Stock, a holder of Common Stock acquired under the Purchase Contract will include a dividend on the Common Stock in income when received, and the dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate holder which meets the holding period and other requirements for the dividends received deduction.

     Upon the sale, exchange or other disposition of Common Stock, the holder will recognize gain or loss equal to the difference between the holder's tax basis in the Common Stock and the amount realized on the disposition. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the stock for more than one year at the time of disposition.

ADJUSTMENT OF SETTLEMENT RATE

     Holders of Securities might be treated as receiving a constructive distribution from the Company if (i) the Settlement Rate is adjusted and as a result of such adjustment, the proportionate interest of holders of Securities in the assets or earnings and profits of the Company is increased, and (ii) the adjustment is not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the Settlement Rate would not be considered made pursuant to such a formula if the adjustment were made to compensate for certain taxable distributions with respect to Common Stock. Thus, under certain circumstances, an increase in the Settlement Rate is likely to be taxable to holders of Securities as a dividend to the extent of the current or accumulated earnings and profits of the Company. Holders of Securities would be required to include their allocable share of such constructive dividend in gross income but would not receive any cash related thereto.

                       STATE AND OTHER TAX CONSIDERATIONS

     Under federal law, interest on Treasury obligations is generally exempt from state and local income taxes imposed on individual investors. This exemption generally should apply to an individual Security holder's share of interest on the Treasury Notes to the extent that an individual's state of residence (or other applicable state or local taxing jurisdiction) characterizes the Security for its income tax purposes consistently with the Security's federal income tax characterization. There can be no assurance, however, that an individual's state of residence (or other applicable state or local taxing jurisdiction) would so characterize the Security, and, in any event, the exemption would not extend to gain on sale or other disposition of a Security. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION AND HOLDING OF A SECURITY.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of Securities set forth opposite each Underwriter's name.

                                                              NUMBER OF
UNDERWRITER                                                   SECURITIES
-----------                                                   ----------
Smith Barney Inc............................................
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Montgomery Securities.......................................
Morgan Stanley & Co. Incorporated...........................
Piper Jaffray Inc...........................................
                                                              ----------
          Total.............................................  15,000,000
                                                              ==========

     The Underwriters are obligated to take and pay for all Securities offered hereby (other than those covered by the over-allotment option described below) if any such Securities are taken.

     The Underwriters, for whom Smith Barney Inc., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Montgomery Securities, Morgan Stanley & Co. Incorporated and Piper Jaffray Inc. are acting as representatives, propose initially to offer the Securities to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $          per
Security. The Underwriters may allow, and such dealers may reallow, a discount
not in excess of $          per Security on sales to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option, exercisable for 30 days following the date of this Prospectus, to purchase up to an aggregate of additional Securities at the price to the public set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Securities offered hereby. If Purchase Contracts underlying any such additional Securities are entered into, the Underwriters, at the direction of the Company, would purchase and pledge under the Pledge Agreement the Treasury Notes underlying such Securities and the Company or the Underwriters, as appropriate, would pay a net amount equal to the proceeds (deficit) to the Company in respect of such Securities as set forth on the cover page of this Prospectus. If the Underwriters exercise their over-allotment option, each of the Underwriters has severally agreed, subject to certain conditions, to effect the foregoing transactions with respect to approximately the same percentage of such Securities that the respective number of Securities set forth opposite its name in the foregoing table bears to the Securities offered hereby. The price of the Treasury Notes underlying Securities with respect to which an over-allotment option is exercised may be different from that set forth on the cover page of this Prospectus. Any such difference will be for the account of the Underwriters and will not affect the amount of the proceeds (deficit) to the Company in respect of such Securities as shown on the cover page of this Prospectus. The Underwriters may enter into certain hedge transactions for their own account to reduce or eliminate their risk in this regard.

     The Company has agreed to indemnify the Underwriters against, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company has agreed, for a period of 90 days after the date of this Prospectus, to not, without the prior written consent of Smith Barney Inc., directly or indirectly, sell, offer to sell, grant any option for the sale of or otherwise dispose of, or enter into any agreement to sell, any Securities, Purchase Contracts or Common Stock or any securities of the Company similar to the Securities, Purchase Contracts or Common Stock or any security convertible into or exchangeable or exercisable for Securities, Purchase Contracts or Common Stock other than to the Underwriters pursuant to the Purchase Agreement, other than shares of Common Stock or options for shares of Common Stock issued pursuant to or sold in connection with any employee benefit, dividend reinvestment and stock option and stock purchase plans of the Company and its subsidiaries and other than shares of Common Stock issuable upon early settlement of the Securities or exercise of stock options. In addition, the Company's executive officers and directors have agreed that, for a period of 90 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, or enter into any agreement to sell, any Common Stock or any security convertible into or exchangeable or exercisable for Common Stock.

     In connection with this offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Securities than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at levels above those which might otherwise prevail in the open market. Such transaction may include placing bids for the Securities at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Securities or effecting purchases of the Securities for the purpose of pegging, fixing or maintaining the price of the Securities or for the purpose of reducing a syndicate short position created in connection with the offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase securities in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Securities in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the Securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     Prior to this offering, there has been no public market for the Securities. The public offering price for the Securities was determined in negotiations between the Company and the Representatives. In determining the terms of the Securities, including the public offering price, the Company and the Representatives considered the market price of the Company's Common Stock and also considered the Company's recent results of operations, the future prospects of the Company and the industry in general, market prices and terms of, and yields on, securities of other companies considered to be comparable to the Company and prevailing conditions in the securities markets. There can be no assurance that an active trading market will develop for the Securities or that the Securities will trade in the public market subsequent to the offering at or above the initial public offering price.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Haskell Slaughter & Young, L.L.C., Birmingham, Alabama, and for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

     The consolidated financial statements of MedPartners, Inc. appearing in MedPartners, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1996, and the consolidated financial statements of InPhyNet Medical Management Inc. and Subsidiaries appearing in InPhyNet Medical Management Inc. and Subsidiaries' Annual Report on Form 10-K/A for the year ended December 31, 1996, each have been audited by Ernst & Young LLP, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act with the SEC covering the Securities. This Prospectus does not contain all the information set forth in the Registration Statement which the Company has filed with the SEC. Certain portions have been omitted pursuant to the rules and regulations of the SEC, and reference is hereby made to such portions for further information with respect to the Company and the Securities. Statements contained herein concerning certain documents are not necessarily complete, and in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement or incorporated by reference. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Exchange Act (SEC File No. 0-27276), and in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The SEC also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. The Company's Common Stock is listed on the NYSE. The Registration Statement, reports, proxy statements and certain other information with respect to the Company can be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents are hereby incorporated by reference in this Prospectus all of which were previously filed by the Company with the SEC:

          1. The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996.

          2. The Company's Current Report on Form 8-K filed on January 27, 1997 (reporting the Plan of Merger with InPhyNet and setting forth certain pro forma financial information for the combined companies).

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

          4. The Company's Registration Statement on Form S-4 (Registration No. 333-24639).

          5. The description of the Company's Common Stock contained in the Company's Registration Statement filed with the SEC on Form 8-B under the Exchange Act and declared effective on November 29, 1995, including any amendment or reports filed for the purpose of updating such description.

     Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of its offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company undertakes to provide to any person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, without charge, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents which have been or may be incorporated by reference into this Prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to the Company at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, Attention: Corporate Secretary (telephone (205) 733-8996).

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Forward-Looking Statements and Factors
  that May Affect Future Results......    10
The Company...........................    11
Risk Factors..........................    11
Use of Proceeds.......................    21
Price Range of Common Stock...........    22
Dividend Policy.......................    22
Capitalization........................    23
Selected Consolidated Financial
  Data................................    24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    25
Pro Forma Condensed Combined Financial
  Information.........................    34
Business..............................    42
Management............................    60
Description of the Securities.........    64
Description of the Purchase
  Contracts...........................    65
Certain Provisions of the Purchase
  Contract Agreement and the Pledge
  Agreement...........................    70
Description of Capital Stock..........    73
Certain Federal Income Tax
  Consequences........................    78
State and Other Tax Considerations....    80
Underwriting..........................    81
Legal Matters.........................    82
Experts...............................    82
Available Information.................    83
Incorporation of Certain Information
  by Reference........................    83

======================================================
======================================================

                             15,000,000 SECURITIES

                            (MEDPARTNERS, INC. LOGO)

                                                                      % TAPS(SM)
                                  ------------

                                   PROSPECTUS

                                          , 1997

                                  ------------
                               SMITH BARNEY INC.

                           CREDIT SUISSE FIRST BOSTON

                              MERRILL LYNCH & CO.

                             MONTGOMERY SECURITIES

                           MORGAN STANLEY DEAN WITTER

                               PIPER JAFFRAY INC.
                     (SM)SERVICE MARK OF SMITH BARNEY INC.
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the Securities offered hereby.

Securities and Exchange Commission Registration Fee.........  $
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................  $    30,500
Collateral Agent's Fee......................................  $
Blue Sky Fees and Expenses..................................  $
Legal Fees and Expenses.....................................  $
Accounting Fees.............................................  $
Printing Costs..............................................  $
Miscellaneous Expenses......................................  $
                                                              -----------
               Total........................................  $
                                                              ===========

---------------

     * Actual amount.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of Delaware ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. The Company's Third Restated Certificate of Incorporation contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts of omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The Company's Second Amended and Restated By-laws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of the Company who, by reason of the fact that he or she is a director, officer, employee, or agent of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     The Company has agreed to indemnify all of its directors and executive officers against liability incurred by them by reason of their services as a director to the fullest extent allowable under applicable law. In addition, the Company has purchased insurance containing customary terms and conditions as permitted by Delaware law on behalf of its directors and officers, which may cover liabilities under the Securities Act.

ITEM 16.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Exhibits:

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
(1)        --  Form of Underwriting Agreement.*
(2)-1      --  Agreement and Plan of Merger, dated as of January 20, 1997 as amended by Amendment No. 1 dated as of May 21, 1997,
               among MedPartners, Inc., SeaBird Merger Corporation and
               InPhyNet Medical Management Inc., filed as Exhibit (2)-1 to the Company's Registration Statement on Form S-4
               (Registration No. 333-24639), is hereby incorporated herein by reference.
(3)-1      --  MedPartners, Inc. Third Restated Certificate of
               Incorporation, filed as Exhibit (3)-1 to the Company's
               Annual Report on Form 10-K for the fiscal year ended
               December 31, 1996, is hereby incorporated herein by
               reference.
(3)-2      --  MedPartners, Inc. Second Amended and Restated Bylaws, filed as Exhibit (3)-2 to the Company's Registration Statement on
               Form S-1 (Registration No. 333-12465), is hereby
               incorporated herein by reference.
(4)-1      --  MedPartners, Inc. Rights Agreement, filed as Exhibit (4)-1 to the Company's Registration Statement on Form S-4
               (Registration No. 33-00774), is hereby incorporated herein by reference.
(4)-2      --  Amendment No. 1 to the Rights Plan of MedPartners, Inc.,
               filed as Exhibit (4)-2 to the Company's Annual Report on
               Form 10-K for the year ended December 31, 1996, is hereby
               incorporated herein by reference.
(4)-3      --  Amendment No. 2 to the Rights Agreement of MedPartners,
               Inc., filed as Exhibit (4)-2 to the Company's Registration
               Statement on Form S-3 (Registration No. 333-17339), is
               hereby incorporated herein by reference.
(4)-4      --  Form of Purchase Contract Agreement.
(4)-5      --  Form of Pledge Agreement.
(5)        --  Opinion of Haskell Slaughter & Young L.L.C., as to the
               legality of the Securities.*
(8)        --  Tax opinion*
(23)-1     --  Consent of Ernst & Young LLP. See pages immediately
               following signature pages to the Registration Statement.
(23)-2     --  Consent of Haskell Slaughter & Young L.L.C. (included in the opinion filed as Exhibit (5)).
(24)       --  Powers of Attorney. See the signature pages to this
               Registration Statement.

---------------

* To be filed by amendment.

     (b) Financial Statements Schedule:

        None are applicable.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume, and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 14 hereof, or otherwise,the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
     (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on July 9, 1997.

                                          MEDPARTNERS, INC.

                                          By:      /s/ LARRY R. HOUSE
                                            ------------------------------------
                                                       Larry R. House
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry R. House and Harold O. Knight, Jr., and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instructions he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     CAPACITY                   DATE
                      ---------                                     --------                   ----

                 /s/ LARRY R. HOUSE                    Chairman of the Board and           July 9, 1997
-----------------------------------------------------    Chief Executive Officer and
                   Larry R. House                        Director

              /s/ HAROLD O. KNIGHT, JR.                Executive Vice President and        July 9, 1997
-----------------------------------------------------    Chief Financial Officer
                Harold O. Knight, Jr.                    (Principal Financial and
                                                         Accounting Officer)

               /s/ RICHARD M. SCRUSHY                  Director                            July 9, 1997
-----------------------------------------------------
                 Richard M. Scrushy

             /s/ LARRY D. STRIPLIN, JR.                Director                            July 9, 1997
-----------------------------------------------------
               Larry D. Striplin, Jr.

             /s/ CHARLES W. NEWHALL III                Director                            July 9, 1997
-----------------------------------------------------
               Charles W. Newhall III

                /s/ TED H. MCCOURTNEY                  Director                            July 9, 1997
-----------------------------------------------------
                  Ted H. McCourtney

            /s/ WALTER T. MULLIKIN, M.D.               Director                            July 9, 1997
-----------------------------------------------------
              Walter T. Mullikin, M.D.

                      SIGNATURE                                     CAPACITY                   DATE
                      ---------                                     --------                   ----

             /s/ JOHN S. MCDONALD, J.D.                Director                            July 9, 1997
-----------------------------------------------------
               John S. McDonald, J.D.

                /s/ RICHARD J. KRAMER                  Director                            July 9, 1997
-----------------------------------------------------
                  Richard J. Kramer

             /s/ ROSALIO J. LOPEZ, M.D.                Director                            July 9, 1997
-----------------------------------------------------
               Rosalio J. Lopez, M.D.

                /s/ C.A. LANCE PICOLO                  Director                            July 9, 1997
-----------------------------------------------------
                  C.A. Lance Picolo

                /s/ ROGER L. HEADRICK                  Director                            July 9, 1997
-----------------------------------------------------
                  Roger L. Headrick

          /s/ HARRY M. JANSEN KRAEMER, JR.             Director                            July 9, 1997
-----------------------------------------------------
            Harry M. Jansen Kraemer, Jr.

                                                                  EXHIBIT (23)-1

                       CONSENT OF INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" in
the Registration Statement (Form S-3, No. 333-     ) and the related Prospectus
of MedPartners, Inc. for the registration of the Securities and the shares of its Common Stock referenced therein and to the incorporation by reference therein of our report dated February 3, 1997, with respect to the consolidated financial statements of MedPartners, Inc. for the year ended December 31, 1996, included in its Annual Report on Form 10-K/A for the year ended December 31, 1996, and our report dated February 14, 1997, (except for the second paragraph of Note 4, as to which the date is May 20, 1997) with respect to the consolidated financial statements of InPhyNet Medical Management Inc. and Subsidiaries, included in its Annual Report (Form 10-K/A) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                ERNST & YOUNG LLP

Birmingham, Alabama
July 8, 1997